As filed with the Securities and Exchange Commission on February 12, 2007	Registration No. 333-137751

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO
REGISTRATION STATEMENT
ON FORM SB-2/A
UNDER
THE SECURITIES ACT OF 1933

SPECTRE GAMING, INC.
(Name of small business issuer in its charter)

Minnesota	7999	41-1675041
(State or jurisdiction of incorporation or organization	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

14200 23rd Avenue N.
Minneapolis, Minnesota 55447
(763) 553-7601
(Address and telephone number of principal executive offices and principal place of business)

Mr. Kevin M. Greer, Chief Financial Officer
Spectre Gaming, Inc.
14200 23rd Avenue N.
Minneapolis, Minnesota 55447
Telephone: (763) 553-7601
Facsimile: (763) 559-1761
(Name, address and telephone
number of agent for service)

With copies to:
William M. Mower, Esq.
Paul D. Chestovich, Esq.
Maslon Edelman Borman & Brand, LLP
90 South 7th Street, Suite 3300
Minneapolis, Minnesota 55402
Telephone: (612) 672-8200
Facsimile: (612) 672-8397

Approximate date of proposed sale to the public: from time to time after the effective date of this registration statement, as shall be determined by the selling shareholders identified herein.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for such offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is preliminary and incomplete and may be changed. Securities included in the registration statement of which this prospectus is a part may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2007

PROSPECTUS

SPECTRE GAMING, INC.

4,196,275 shares of common stock

The selling shareholders identified on pages 42-44 of this prospectus are offering on a resale basis a total of 4,196,275 shares of our common stock, including 75,000 outstanding shares, 4,121,275 shares issuable upon conversion of outstanding convertible debentures.

We will not receive any proceeds from the sale of shares sold by the selling shareholders.

Our common stock is quoted on the over-the-counter bulletin board under the symbol “SGMG.” On February 9, 2007, the last sales price for our common stock as reported on the over-the-counter bulletin board was $0.45.

The securities offered by this prospectus involve a high degree of risk. For more information, see “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2007

This prospectus is not an offer or solicitation in respect to the securities covered hereby in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the SEC. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC’s website or offices indicated under the section of this prospectus entitled “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

PROSPECTUS SUMMARY

This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision. In addition, this prospectus summarizes other documents which we urge you to read. All references in this prospectus to “Spectre,” the “Company,” “we,” “us” and “our” refer to Spectre Gaming, Inc.

Our Company

Spectre Gaming, Inc. was incorporated in Minnesota in June 1990 under the name MarketLink, Inc. At that time, the Company provided telecommunications-based business-intelligence services to client end users. In January 1997, the Company changed its name to OneLink Communications, Inc., and later in June 2000 changed its name to OneLink, Inc. In July 2002, the Company ceased operating its telecommunications-based business, and in December 2002 sold substantially all of its assets. In September 2003, the Company adopted a new business plan focused on providing interactive electronic games to the Native American and charitable gaming markets, and in January 2004 changed its name to Spectre Gaming, Inc. Initially, Spectre focused on designing, developing and marketing networks, software and content to provide a comprehensive gaming system for Class II and Class III gaming. Class II gaming is generally defined to include bingo and bingo-style games, while Class III gaming is typically associated with Las Vegas style casinos games such as slot machines.

In May 2005, the Company acquired the exclusive license to certain proprietary software technology for the development and deployment of casino-style redemption or amusement-with-prize (“AWP”) games. AWP games are distinguishable from casino games in that players can win prizes or credits redeemable for prizes as opposed to cash. In June 2006, the Company terminated the agreement pursuant to which it had acquired and possessed exclusive license rights to the AWP-related software technology mentioned above, and shortly thereafter completed testing on its own AWP software technology. So far, the Company has purchased 875 game cabinets built by a third-party manufacturer and has been converting them for use in the AWP market. In addition, the Company has converted 256 of its game cabinets, previously used in its discontinued (Class III) operations, for use in the AWP market. To date, the Company has installed approximately 850 games in the states of Florida and Texas. The games are leased to operators that are located in bingo halls, adult amusement arcades and Disabled American Veteran chapter locations. Because of the high costs of purchasing and financing game cabinets from third parties, the Company has also developed its own AWP game cabinet which it intends to manufacture (or have manufactured on a contract basis) for its use in future AWP games. Currently, the Company has redeployed or is in the process of moving approximately 300 of its installed games to different locations. The Company has contracted with a third-party content provider to provide game software for use in its game cabinets. To date, the Company has 20 such game titles operating in its game cabinets and two of its own internally developed games.

Subsequent to our acquisition of the license rights for proprietary AWP-related technology, we abandoned our Class II and Class III related gaming efforts. In accordance with appropriate accounting rules, we have reclassified our previously reported financial results to exclude the results of our Class II and Class III business, and these results are presented on a historical basis as a separate line item in our statements of operations and balance sheets entitled “Discontinued Operations.” Our continuing operations represent our AWP business only. Most references to financial information and description of business in this document have been revised to reflect only our continuing operations and most references to our now discontinued Class II and Class III business have been eliminated.

Summary financial data for our results of operation for the fiscal year ended December 31, 2005 and the interim period ended September 30, 2006 appears below:

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
Revenue from continuing operations	$67,036	$—
Net loss	$(9,758,591)	$(10,121,335)
Net loss attributable to common shareholders	$(10,221,211)	$(13,645,479)

As of December 31, 2005 and September 30, 2006, we had an accumulated deficit of $44,474,701 and $34,253,490, respectively. In their audit report dated February 10, 2006 (except for Note 18, as to which the date is March 21, 2006 and Notes 2, 5 and 19 as to which the date is May 23, 2006), our independent auditors concluded that our financial condition raised substantial doubt about our ability to continue as a going concern.

The Company expects to require additional financing to fund the purchase and/or manufacture of additional AWP equipment. In addition, the Company requires additional capital to fund operating losses. As indicated above, we have only recently begun generating revenue, and we are unable to predict with any certainty as to whether we can generate revenues to sustain operations. Without additional financing, our management currently believes we will not have cash sufficient to continue operations through February 2007.

As of the date of this prospectus, the Company’s current liabilities exceed current assets. Furthermore, as of January 1, 2007, the Company had not made a principal payment of $375,000, plus accrued interest, due December 31, 2006 on a promissory note due to Parklane Associates LLC and secured by substantially all of the assets of the Company. The note was originally issued and due to Pandora Select Partners, L.P. on September 10, 2004, but was acquired by Parklane Associates in May 2006. Parklane paid for this purchase by issuing a substantially identical promissory note to Pandora Select Partners. Since January 1, 2007, the Company has made one principal payment to Parklane of $50,000. On February 8, 2007, Pandora Select Partners filed a confession of judgment against Parklane and three individual grantors of the debt Parklane owes to Pandora Select Partners, including Ronald E. Eibensteiner, D. Bradly Olah, and Wayne W. Mills. As of the date of this prospectus, however, the Company has not received any notice of default from Parklane. In the event the Company receives such a notice, it will have ten days to make payment in full to Parklane prior to defaulting under the terms of the promissory note. In addition, the Company had not made interest payments on its Variable Rate Convertible Debentures totaling approximately $298,500 and dividends on its Series B Variable Rate Convertible Preferred Stock totaling approximately $63,500, which were due on December 31, 2006 and January 1, 2007, respectively.

In the event the Company is not able to satisfy its obligations under the Parklane note or obtain an extension and forbearance from the noteholder, Parklane Associates (or from Pandora Select Partners, in the event that it forecloses on the promissory note that Parklane Associates delivered to Pandora as payment for its purchase of the Company’s promissory note), then the holder of the note will, after delivery of ten days’ prior notice of default to the Company, be able to declare a default in payment and foreclose upon Company assets.

Our principal executive office is located at 14200 23rd Avenue N., Minneapolis, Minnesota 55447. Our telephone number at that office is (763) 553-7601. Our website is www.spectregaming.com. Our website is not a part of this prospectus.

Markets

The Company has identified four specific aspects, or submarkets, of the AWP market to focus on: countertop and touchscreen machines, redemption and novelty, eight-liner/video poker, and other aspects that we believe are untapped. The games currently in operaton in these markets consist primarily of stand-alone games that do not operate under a client/server model, have no downloadable capabilities, and require a board swap or EPROM (Erasable, Programmable, Read Only Memory) changes and new graphics on the glass or cabinet to change games and play. These changes to a game are often required after they have been in the market for a period of time and players tire of playing it. Because the Spectre system permits games to be changed remotely from a central server, we believe that the Spectre server-based AWP system will facilitate the changing of games once they have met their normal play cycle and at a fraction of the cost of stand-alone games. The Company also believes that because of the technology employed in its games, it can provide better game content, superior graphics and an overall high quality experience for its players.

Countertops/Touchscreens — The countertop/slant-top game submarket exists in bars, lounges and truck stops across the United States. This submarket is primarily serviced by amusement operators that distribute juke boxes, pool tables, electronic dart boards and other amusement devices.

Redemption/Novelty — These devices are at street locations, including theaters, restaurants and adult entertainment centers (e.g., Dave and Busters, Game Works). This submarket is primarily serviced by the same amusement operators that currently dominate the countertop/slant-top marketplace.

Eight Liner/Video Poker — The Eight Liner/Video poker segment is the fastest growing electronic amusement submarket in the United States. This market has historically been served by the amusement industry. Suppliers within this segment are commonly known as “grey area” manufacturers and are typically “mom and pop” final assemblers having less than $10 million in annual revenue.

Other Untapped Markets — We believe that an important and largely untapped marketplace exists in jurisdictions and locations within the United States where no form of gambling devices (i.e., Class II/Class III) are currently permitted. These locations include race tracks, strip malls, bingo halls, VFW halls, Jewish War Vets, Disabled American Vet facilities and various Native American tribes that have no federal status. We estimate that there is currently a market for several hundred thousand AWP devices in these locations.

Risk Factors

An investment in shares of our common stock involves a very high degree of risk. For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 5 of this prospectus.

The Offering

Common stock offered (1)	4,196,275 shares
Common stock outstanding before this offering (2)	16,416,749 shares
Common stock outstanding after this offering (3)	20,538,024 shares
Common stock OTCBB trading symbol	SGMG

(1)	Includes (a) 75,000 outstanding shares, and (b) 4,121,275 shares issuable upon conversion of outstanding convertible debentures.

(2)
Based upon the number of shares outstanding on February 2, 2007. Excludes (a) 4,108,608 shares of common stock issuable upon exercise of outstanding options, (b) 15,684,674 shares of common stock issuable upon exercise of outstanding warrants, (c) 97,798 shares of common stock issuable upon conversion of Series A Preferred Stock, (d) 2,250,950 shares of common stock issuable upon conversion of Series B Variable Rate Convertible Preferred Stock, and (e) 125,000 common shares issuble to directors under the Company’s 2006 Stock Incentive Plan.

(3)	Assumes the issuance of all shares of common stock offered hereby that are issuable upon the conversion and exercise of convertible debentures.

Convertible Debt Financing. On August 18, 2006, the Company offered and sold an aggregate of $8,242,549 in Variable Rate Convertible Debentures (which we sometimes refer to as the “Debentures”), together with warrants to purchase an aggregate of 10,343,474 shares of the Company’s common stock, solely to accredited investors in a private placement exempt from registration under the Securities Act. This transaction is sometimes referred to in this prospectus as the “Convertible Debt Financing.”

In connection with the Convertible Debt Financing, the Company entered into a Securities Purchase Agreement with purchasers of the securities pursuant to which Debentures were offered and sold in exchange for cash subscriptions, the surrender and cancellation of certain bridge promissory notes, and the surrender and cancellation of certain shares of Series B Variable Rate Convertible Preferred Stock. The Securities Purchase Agreement contains customary representations, warranties and covenants and provides for the conversion of Debentures into common stock at a conversion price of $1.00 per share, subject to adjustment as provided in the Debentures. In the transaction, the Company received gross cash subscriptions aggregating $4,433,953, surrendered bridge promissory notes (plus accrued interest thereon) aggregating $737,784, and surrendered Series B Variable Rate Convertible Preferred Stock aggregating $3,070,812 in stated value (plus accrued dividends thereon).

As indicated above, the Company delivered five-year warrants to purchase an aggregate of 10,343,474 shares of the Company’s common stock at $1.10 per share to purchasers of the Debentures. The warrants contain customary provisions for adjustment to the exercise price in the event of stock splits, combinations and dividends, and include certain cashless-exercise provisions. The warrants also contain anti-dilution adjustments to the exercise price and number of common shares issuable upon exercise in the event of certain dilutive issuances of equity securities.

In connection with the Convertible Debt Financing, the Company entered into a Registration Rights Agreement with the purchasers of the securities, pursuant to which the Company agreed to file a registration statement with the SEC within 45 days of the closing and use its best efforts to obtain effectiveness of the registration statement within 120 days of the agreement. The registration statement must cover the resale of shares of common stock underlying the Debentures and warrants. The Company’s failure to abide by the filing, effectiveness and certain other covenants contained in the Registration Rights Agreements may result in the Company’s obligation to pay liquidated damages in the form of cash or common stock at the rate of one percent of the aggregate purchase amount of each purchaser for any initial failure, and two percent of the subscription amount of each purchaser for each failure continuing more than 30 days (and for each 30-day period thereafter). In no event will the Company be liable to pay liquidated damages with respect to warrants or shares of common stock issuable upon exercise of the warrants. The registration statement of which this prospectus is a part is intended to partially fulfill the Company’s obligations under the Registration Rights Agreement, and covers 4,121,275 shares issuable upon conversion of outstanding convertible debentures.

Copies of the forms of the Securities Purchase Agreement, the Debentures, the warrants and the Registration Rights Agreement are exhibits to the registration statement of which this prospectus is a part.

Neither the Debentures or warrants issued in the Convertible Debt Financing, nor shares of common stock underlying such securities, were registered under the Securities Act, and may not be offered or sold in the United States absent registration or the availability of an applicable exemption therefrom.

Other. The registration statement of which this prospectus is a part also registers the resale of an aggregate of 75,000 shares of outstanding common stock. The outstanding shares covered hereby were issued to Crosslink Financial Communications, Inc. in June 2006 in consideration of services rendered to the Company under a Consulting Agreement dated May 3, 2005.

RISK FACTORS

The purchase of shares of our common stock is very speculative and involves a very high degree of risk. An investment in the Company is suitable only for the persons who can afford the loss of their entire investment. Accordingly, investors should carefully consider the following risk factors, as well as other information set forth herein, in making an investment decision with respect to securities of the Company.

We have no meaningful operating history and our business plan is currently being tested. We anticipate incurring future losses.

We are in the early stages of developing and distributing AWP games. We are therefore subject to all of the risks and uncertainties inherent in establishing a new business. We have no prior operating history for our products from which to evaluate our success, or our likelihood of success in operating our business, generating any revenues or achieving profitability. In sum, we have very limited assets, very little operating revenue and uncertain prospects of future profitable operations. Our operations may not be successful and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, development of technology and the competitive environment in which we operate. In particular, we anticipate that we will incur losses for the foreseeable future.

We will need additional financing in the future and any such financing may dilute our existing shareholders.

We have only recently begun generating revenue. Based on the limited revenue history of the Company, we are unable to predict with any certainty as to whether we can generate revenues to sustain operations. The Company will require additional financing for working capital and to fund its anticipated game cabinet manufacturing operations, which the Company expects will involve the manufacture of AWP game cabinets, entering into contracts with third parties for their manufacture of our cabinets on our behalf, or a combination of such activities. If the Company is unable to obtain financing, then management currently believes the Company will not have cash sufficient to continue operations through February 2007. If, however, the Company is able to obtain sufficient financing for working capital and manufacturing operations, then management currently estimates that the Company will have cash sufficient to fund operations beyond February 2007. Any additional financing, whether related primarily to equipment purchases or general working capital, may dilute our existing shareholders.

Additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities (including equity-linked or convertible debt securities), loans from banks, loans from affiliates of the Company or other financial institutions. We may not, however, be able to sell any securities or obtain any such additional financing when needed, or do so on terms and conditions acceptable or favorable to the Company, if at all. If financing is not available, we may be forced to abandon our business plans or our entire business, discontinue our preparation and filing of public disclosure reports with the SEC, or dissolve the Company. If we successfully enter into a financing transaction, any additional equity or equity-linked financing would be dilutive to shareholders, and additional debt financing, if available, may involve restrictive covenants.

Our independent auditors have substantial doubt about our ability to continue as a going concern.

We have had net losses attributed to common shareholders for each of the years ended December 31, 2005 and 2004, in the amounts of $13,645,479 and $4,394,191, respectively, and we had an accumulated deficit as of December 31, 2005 of $34,253,490. Since the financial statements for each of these periods were prepared assuming that we would continue as a going concern, in the view of our independent auditors, these conditions raise substantial doubt about our ability to continue as a going concern. Furthermore, since we are pursuing a new line of business, this diminishes our ability to accurately forecast our revenues and expenses. We expect that our ability to continue as a going concern depends, in large part, on our ability to generate sufficient revenues, obtain necessary equipment financing and if necessary, raise subsequent capital through subsequent equity or debt financing transactions. If we are unable to raise additional capital, we may be forced to discontinue our business.

The Company has significant debt at various rates of interest and maturity dates, including current liabilities that exceed its current assets, which poses significant risks to investors in the event we cannot produce revenue or obtain additional financing to service and repay such debt.

The Company has been significantly financed through the issuance of debt. As of February 2, 2007, the Company has total debt of $16,103,657. This debt is subject to various rates of interest (per annum) and maturities, as set forth below:

Secured Debt	Amount	Interest	Maturity
Rockmore Investment Master Trust Ltd.	$750,000	10%	9/30/2007
Parklane Associates LLC	325,000	15%	12/31/2006
PDS Gaming Corporation	4,829,521	13%	8/01/2010
Hawkeye Commodity Promotions, Inc.	1,329,937	14.5%	7/25/2008

Unsecured Debt	Amount	Interest	Maturity
Variable Rate Convertible Debentures	$8,242,549	6 Mth LIBOR + 4%	2/18/2009
Notes payable	$626,650	55% (payable in common stock valued at $1.10 per share)	12/18/2007 - 1/29/2007

As of the date of this prospectus, our current liabilities exceed current assets. To service its debt, the Company must produce sufficient operating revenue and/or engage in additional financing transactions. If the Company relies in whole or in part on financing, debt financing may involve restrictive covenants and equity financing will result in dilution to our common shareholders. Nevertheless, the Company may not be able to successfully obtain any financing. If we cannot produce revenue sufficient to service and repay our debt, or successfully obtain financing for that purpose, the Company will likely be forced to consider various strategic alternatives, including but not limited to liquidating some or all assets, ceasing some or all operations, and bankruptcy. In addition, the Company may be subject to foreclosures by its secured creditors.

Furthermore, as of February 2, 2007, the Company had not made a principal payment of $325,000, plus accrued interest, due December 31, 2006 on a promissory note due to Parklane Associates LLC and secured by substantially all of the assets of the Company. The note was originally issued and due to Pandora Select Partners, L.P. on September 10, 2004, but was acquired by Parklane Associates in May 2006. Parklane paid for this purchase by issuing a substantially identical promissory note to Pandora Select Partners. In addition, the Company had not made interest payments on its Variable Rate Convertible Debentures totaling approximately $298,500 and dividends on its Series B Variable Rate Convertible Preferred Stock totaling approximately $63,500, which were due on December 31, 2006 and January 1, 2007, respectively.

In the event the Company is not able to satisfy its obligations under the Parklane note or obtain an extension and forbearance from the noteholder, Parklane Associates (or from Pandora Select Partners, in the event that it forecloses on the promissory note that Parklane Associates delivered to Pandora as payment for its purchase of the Company’s promissory note), then the holder of the note will, after delivery of ten days’ prior notice of default to the Company, be able to declare a default in payment and foreclose upon Company assets.

On February 8, 2007, Pandora Select Partners filed a confession of judgment against Parklane and three individual grantors of the debt Parklane owes to Pandora Select Partners, including Ronald E. Eibensteiner, D. Bradly Olah, and Wayne W. Mills. As of the date of this prospectus, however, the Company has not received any notice of default from Parklane. In the event the Company receives such a notice, it will have ten days to make payment in full to Parklane prior to defaulting under the terms of the promissory note.

Our AWP products may not be accepted by the marketplace.

Our AWP systems and products may not be accepted by the marketplace or successfully compete against other systems, games and products in the marketplace.

We depend in part upon others for the manufacture of certain products that we use in our AWP machines, and we expect in the future to depend on third parties for the manufacture of a material amount of a AWP machines and/or their components, all of which subjects our business to the risk that we will be unable to fully control the supply of our products to the market.

Our ability to successfully manufacture and commercialize our AWP products depends upon our ability to enter into and maintain contractual and collaborative arrangements with third parties. Although we currently assemble and complete the manufacture of our AWP machines, we do not intend to manufacture a significant portion of our proposed products in the future; and instead intend to retain contract manufacturers for that purpose. The manufacturers with whom we collaborate may not be able to supply our parts or machines in the required quantities, at appropriate quality levels, at acceptable costs or at acceptable times. We may be adversely affected by any difficulties encountered by such third-party manufacturers that result in product defects, production delays or the inability to fulfill orders on a timely basis. If a manufacturer cannot meet our quality standards and delivery requirements in a timely and cost-efficient manner, we would likely suffer interruptions of delivery while we arrange for alternative manufacturing sources. Any extended disruption in the delivery of our products could result in our inability to satisfy customer demand, and could impair any competitive advantages we derive from our systems, products and market position. Consequently, our inability to obtain alternative sources on a timely basis may have a material adverse effect on our business and results of operations.

Our reliance on third-party manufacturers and other third parties in other aspects of our business will reduce any profits we may earn from our products, and may negatively affect future product development.

As noted above, we currently intend to market and commercialize products manufactured in significant part by others, and in connection therewith we will likely be required to enter into manufacturing, licensing and distribution arrangements with third parties. These arrangements will likely reduce our product profit margins. In addition, the identification of new AWP product themes for development may require us to enter into licensing or other collaborative agreements with others. These collaborative agreements may require us to pay license fees, make milestone payments, pay royalties and/or grant rights, including marketing rights, to one or more parties. Any such arrangement will almost certainly reduce our profits. Moreover, these arrangements may contain covenants restricting our product development or business efforts in the future.

We may not be able to enter into manufacturing agreements or other collaborative agreements on terms acceptable to us, if at all, which failure would materially and adversely affect our business.

We may not be able to enter into manufacturing or other collaborative arrangements with third parties on terms acceptable to us, if at all, when and as required. If we fail to establish such arrangements when and as necessary, we could be required to undertake these activities at our own expense, which could in turn significantly increase our capital requirements and may delay the development, manufacture and installation of our AWP machines at our customers’ locations. If we cannot find ways of addressing these capital requirements, we would likely be forced to sell or abandon our business.

We may not be able to protect our intellectual property, which failure could impair our ability to compete.

Our success and ability to compete depends in part upon proprietary intellectual property. The intellectual property we currently use consists of certain internally developed proprietary technology in tandem with certain licensed propriety technology the sum of which is critical to our business. In addition, we use other trademark, image and likeness, moral rights, and certain other intellectual property assets in our business. We currently rely and intend to rely in the future on a combination of copyright, trademark, patent, trade secret laws, and nondisclosure agreements to protect our proprietary technology. Although we have entered into confidentiality, non-compete and invention assignment agreements with our employees and otherwise limit access to, and distribution of, our proprietary technology, there can be no assurance that such agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become independently developed or discovered by competitors.

The AWP market lacks regulatory clarity and consistency, which could impair our ability to place redemption gaming machines in some jurisdictions.

AWP is generally not a highly regulated industry, and as such, it lacks the clarity which typically stems from the existence and a body of interpretation of laws and regulations. Moreover, AWP laws tend to be enforced at the county or city level instead of a central state-sponsored regulatory authority, which decreases the visibility and predictability of such regulation. In some jurisdictions, state authorities take the position that AWP games are no different than traditional Class III gaming. The lack of clarity or guidance can lead to errors in legal interpretation, changes in the manner in which the laws or controlling court cases are articulated and interpreted by law enforcement personnel, and disagreements about the legality of the Company’s operations and games in various jurisdictions. In turn, these matters can lead to delays in game deployment, removal of games from locations, withdrawal of business operations in various counties, as well as the possibility that games may be seized pending resolution of the appropriate court case, and that company personnel may be arrested for violations of law.

It is possible that after the Company has either received a favorable guidance letter or meeting from a county or city authority, and commenced operations, that such authority may change its position or the person rendering the advice is replaced by another person, such as a change in district attorney, and the advising authority determines that the Company’s activities or games do not comply with a new interpretation of the law or recent court case holdings. Such changes, to the negative, could cause the Company to limit its business activities in the respective jurisdiction, or to remove its operations and devices entirely.

Any changes in regulatory approvals or regulatory interpretations arising as a result of the spread of AWP games may provide clarity and greater certainty, but may also adversely effect our AWP operations.

In the event that a state changes the laws under which redemption or AWP activity is conducted, such as outlawing the games entirely or further limiting bet, play and prize restrictions, this will have a negative impact on the placement of games and the further conduct of operations, if any in the respective state. Another risk lies in the fact that a state may determine to legalize other forms of gaming, such as traditional Class III slot machine gaming. We expect that any liberalization of gaming laws applicable to such activity would have a negative impact on the Company’s operations in such state, unless the Company is able to convert the AWP games to the newly allowed form of games.

The resale of shares covered by this and other registration statements could adversely affect the market price of our common stock in the public market, and thereby negatively affect the Company's ability to raise additional equity capital.

The sale, or availability for sale, of common stock in the public market pursuant to this registration statement and registration statement 333-137811 (relating to the resale of certain shares of common stock issuable upon conversion and otherwise in connection with the Company’s Series B Variable Rate Convertible Preferred Stock) may adversely affect the prevailing market price of our common stock and may impair the Company's ability to raise additional capital by the sale of its equity securities. Together, these registration statements register the resale of a significant number of shares of our common stock.

Sales of a substantial number of shares of our common stock in the public market pursuant to this offering, and the offering covered under registration statement 333-137811, could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate. Even the possibility that the substantial number of shares of our common stock may be sold in the public market under the above-referenced registration statements will likely have an adverse effect on the market price of our common stock. In this regard, we are obligated under the Registration Rights Agreement relating to our Series B Variable Rate Convertible Preferred Stock, and the Registration Rights Agreement relating to the Debentures, to register 130% of the shares we are required to register for resale thereunder. Furthermore, in the event that the number of common shares registrable under the applicable Registration Rights Agreements exceed 90% of the shares actually registered in our registration statements, we will be obligated to file additional registration statements to cover the shortage.

We expect that, because of the large number of shares registered under the above-referenced registration statements, selling shareholders will continue to offer shares covered by the registration statements for an extended period of time, the precise duration of which we cannot predict. Accordingly, the adverse market and price pressures resulting from these offerings may continue indefinitely.

The Company will rely on relationships with operators and distributors to install and maintain its AWP devices.

The Company intends to establish partnerships with various distribution and service companies (operators) which are doing business in the jurisdictions in which Spectre will conduct AWP operations. These operators will likely provide sales and service support, as well as money and data collection. Failure to find sufficient or capable partners in a particular area may delay the rollout of our operations in that area. Even if we are able to establish a relationship with an operator, that operator may not move quickly enough to exploit any market advantages the Company may have. In addition, our operators may not provide a sufficient level of service, which could be expected to negatively affect the performance of AWP machines in that operator’s jurisdiction and the future placement of additional AWP machines. Finally, our operators will generally not be exclusive partners of the Company, and their other business activities may conflict with the Company’s business.

More experienced and better financed companies may enter the AWP market which may result in the Company losing significant market share.

Currently, the AWP marketplaces in Texas and Florida, as well as other states, do not have any established major gaming competitors (such as IGT, Alliance, Aristocrat, Konami, MGAM, et al.), but is instead generally a market for small second or third-tier manufacturers. The entry of well-financed, established competitors into the AWP market in such states could have a material and negative impact on Spectre’s ability to place AWP machines and to increase or even maintain the number of AWP machines in the field.

We are highly dependent on the services provided by certain executives and key personnel.

Our success depends in significant part upon the continued service of certain senior management and other key personnel. In particular, we are materially dependent upon the services of D. Bradly Olah, a director of the Company and our President and Chief Executive Officer, and Kevin M. Greer, our Chief Financial Office. We also are party to a Consulting Agreement with Russell C. Mix, a Company director and our former Chief Executive Officer from November 2003 until September 12, 2006. If any of the foregoing persons should no longer serve the Company in their present capacities it would likely have a materially adverse impact on our business, financial condition and operations. Importantly, we do not have an employment agreement with Mr. Olah, and the Company has not secured any “key person” life insurance covering the lives of any of Messrs. Olah or Greer.

Our success also depends on our ability to identify, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing personnel. We intend to hire a number of sales, business development, marketing, technical and administrative personnel in the future. Competition for such personnel is intense and we may be unable to successfully attract, assimilate or retain a sufficient number of qualified personnel. The failure to retain and attract the necessary technical, managerial, sales and marketing and administrative personnel could have a material adverse impact on our business, financial condition and operations.

Our officers and directors, together with certain affiliates, possess substantial voting power with respect to our common stock, which could adversely affect the market price of our common stock.

As of February 2, 2007, our officers and directors collectively possessed beneficial ownership of approximately 3,657,042 shares of our common stock, which represents approximately 18.8% of our common stock. Certain other significant shareholders, including Perkins Capital Management, Inc., Ronald E. Eibensteiner, and Wayne W. Mills collectively possessed beneficial ownership of approximately 7,608,280 shares of common stock on such date, which represents approximately 33.3% of our common stock. When taken together, our directors, officers and the significant shareholders identified above collectively have beneficial ownership of approximately 43.0% of our common stock. This represents a significant and controlling portion of the voting power of the Company’s shareholders. As a result, our directors and officers, together with the significant shareholders, have the ability to substantially (but not wholly) control our management and affairs through the election and removal of our entire board of directors, and all other matters requiring shareholder approval, including the future merger, consolidation or sale of all or substantially all of our assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our shareholders. As a result, the market price of our common stock or ultimate sale of our business could be adversely affected.

Our stock price is, and we expect it to remain, volatile, which could limit our shareholders’ ability to resell shares of our common stock at a profit.

The volatile price of our common stock makes it difficult for shareholders to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of our common stock, including but not limited to:

•	our achievement or failure to obtain regulatory approvals in favor of us or other purchasers of our products

•	our or our competitors’ announcements of technological innovations or new commercial products

•	developments concerning our proprietary technological rights

•	regulatory developments in the United States, or the several states, relating to the AWP industry and the gaming industry

•	period-to-period fluctuations in our revenues and other results of operations, and

•	sales of our common stock.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

Our articles of incorporation grant our board of directors with the power to designate and issue additional shares of common and/or preferred stock.

Our authorized capital consists of 100,000,000 shares of capital stock. Pursuant to authority granted by the Company’s articles of incorporation, our board of directors, without any further action by the shareholders, may designate and issue shares in such classes or series (including classes or series of common stock and/or preferred stock) as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of classes or series of common stock or preferred stock that may be issued could be superior to the rights of our exiting capital stock. Our board of directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Furthermore, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the shares of common stock offered hereby. Any such issuances will dilute the percentage of ownership interest of our shareholders and may dilute the per-share book value of the Company.

As of February 2, 2007, we had 16,416,749 shares of common stock outstanding, and 48,972,187 shares of common stock reserved for issuance as follows:

•	4,170,000 shares under our existing stock plans, of which options relating to 3,046,666 shares are currently outstanding, and 125,000 shares are issuable to directors.

•	1,061,942 shares relating to additional options granted outside of our stock option plans

•	97,798 shares upon conversion of outstanding Series A Preferred Stock

•	2,250,950 shares upon conversion of outstanding Series B Variable Rate Convertible Preferred Stock

•	33,148,948 shares upon the exercise of outstanding warrants, and

•	8,242,549 shares upon conversion of outstanding convertible debentures.

In addition to the shares summarized above, in connection with our sale of Series B Variable Rate Convertible Preferred Stock in October 2005, the original investors in such preferred shares have the option until March 23, 2007 to purchase another 7,420 shares of Series B Variable Rate Convertible Preferred Stock (which shares, if so purchased, would be convertible into an aggregate of 7,420,000 common shares), and in connection therewith receive warrants to purchase additional common shares. Finally, the Company is obligated under the Securities Purchase Agreement relating to the Series B Variable Rate Convertible Preferred Stock to reserve additional shares of common stock that may be required to pay dividends on such preferred shares, if paid in common stock, and to fulfill other obligations to such purchasers in connection with such Securities Purchase Agreement.

Our common stock trades only in an illiquid trading market.

Trading of our common stock is conducted on the over-the-counter bulletin board. This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of our Company and its common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

There is currently little trading volume in our common stock, which may make it difficult to sell shares of our common stock.

In general, there has been very little trading activity in our common stock. Over the past three months, the average daily trading volume (as reported by Yahoo Finance) has been approximately 65,000 shares. The relatively small trading volume will likely make it difficult for our shareholders to sell their shares as and when they choose. Furthermore, small trading volumes generally depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

Because it is a “penny stock,” you may have difficulty selling shares of our common stock.

Our common stock is a “penny stock” and is therefore subject to the requirements of Rule 15g-9 under the Securities and Exchange Act of 1934. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. Under applicable regulations, our common stock will generally remain a “penny stock” until and for such time as its per-share price is $5.00 or more (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000 in the event we have been operating for at least three years or $5,000,000 in the event we have been operating for fewer than three years, and the recognition of average revenues equal to at least $6,000,000 for each of the last three years. We do not anticipate meeting any of the foregoing thresholds in the foreseeable future.

The penny-stock rules materially limit the liquidity of securities in the secondary market, and many brokers choose not to participate at all in penny-stock transactions. As a result, there is generally less trading in penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

We have no intention of paying dividends on our common stock.

To date, we have not paid any cash dividends and do not anticipate the payment of cash dividends in the foreseeable future. Accordingly, the only return on an investment in shares of our common stock, if any, may occur upon a subsequent sale of such shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that are in the nature of forward-looking statements, and includes, among other things, discussions of the Company’s business strategies, future operations and capital resources. Words such as, but not limited to, “may,” “likely,” “anticipate,” “expect” and “believe” indicate statements that are forward looking in nature.

Although the Company believes that the expectations reflected in the forward-looking statements contained in this document are generally reasonable, we cannot assure you that such expectations will ultimately prove to be correct. Generally, the forward-looking statements contained in this document relate to business plans and strategies, projected or anticipated benefits or other consequences of market conditions and opportunities, projections involving anticipated sales and revenues, expenses, projected future earnings and other aspects of operations and operational results. All phases of the Company’s operations are subject to a number of risks, most of which are outside the Company’s control, and the materialization of any one or combination of such risks could materially and adversely affect the results of the Company’s operations, and also, could affect whether any forward-looking statements contained in this document ultimately prove to be accurate. Important factors that could cause actual results to differ materially from the Company’s expectations are summarized above, as well as in the “Risk Factors” section of this document. The forward-looking statements contained in this document are made as of the date of this document, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in any such forward-looking statements. Therefore, we caution our readers not to unduly rely on the forward-looking statements contained in this document.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following discussions in conjunction with our consolidated financial statements and related notes included in this prospectus. This discussion includes forward-looking statements that involve risk and uncertainties. As a result of many factors, such as those set forth under “Risk Factors,” actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Spectre Gaming, Inc. (formerly OneLink, Inc.) was incorporated in Minnesota in June 1990 under the name MarketLink, Inc. At that time, the Company provided telecommunications-based business-intelligence services to client end users. In January 1997, the Company changed its name to OneLink Communications, Inc., and later in June 2000 changed its name to OneLink, Inc. In July 2002, the Company ceased operating its telecommunications-based business, and in December 2002 sold substantially all of its assets. In September 2003, the Company adopted a new business plan focused on providing interactive electronic games to the Native American and charitable gaming markets, and in January 2004 changed its name to Spectre Gaming, Inc. Initially, Spectre focused on designing, developing and marketing networks, software and content to provide a comprehensive gaming system for Class II and Class III gaming.

During the fourth quarter of 2004, the Company began generating revenues for the first time since developing and implementing its new gaming machine and gaming system business. These revenues resulted in gross profits of $18,943 before expenses. During 2004, the Company invested heavily in research and development primarily through a software development transaction with MET Games, Inc. of Oklahoma. The Company increased its selling, general and administrative expenses significantly in 2004 as it built its infrastructure to capitalize on the opportunities in the Native American Class II and Class III gaming markets. During 2004, the Company raised capital in private placement transactions by selling common stock and warrants for gross proceeds of $4,528,573, and by issuing notes payable and common stock warrants for gross proceeds of $2.6 million.

In May 2005, the Company acquired the exclusive license to certain proprietary technology for the development and deployment of casino-style redemption or amusement-with-prize (“AWP”) games. AWP games are distinguishable from casino games in that players can win prizes or credits redeemable for prizes as opposed to cash. In June 2006, the Company terminated the agreement pursuant to which it had acquired and possessed exclusive license rights to the AWP-related technology mentioned above, and shortly thereafter completed testing on its own AWP technology. To date, the Company has focused its efforts on developing working server-based AWP machines with innovative game themes.

To fund its efforts to enter the AWP market, in October 2005 the Company completed a private placement of its Series B Variable Rate Preferred Stock. In December 2005, the Company determined it would exit the Class II and Class III markets to focus its efforts solely on the AWP market. In connection with its abandonment of Class II and Class III-related operations, the Company took charges to operations in 2005 of approximately $2.3 million, relating primarily to the closure of the Company’s facilities in Oklahoma and California and the liquidation of its inventory and fixed assets in those states. In determining the value of its assets of discontinued operations, the Company relied on estimates provided by potential buyers, industry operators and its own limited sales results. Therefore, the Company may be required to recognize additional charges in the future relating to the disposition of remaining assets relating to Class II and Class III operations. In fiscal 2005, the Company accounted for the results of operations and assets used in the Class II and Class III markets as discontinued operations. The loss from discontinued operations includes the operating loss and the gain or loss on sale, if any, of these assets. Fiscal 2005 and 2004 results of operations have been reclassified to reflect the Class II and Class III results as discontinued operations.

The Company currently has installed approximately 850 games, of which 300 games have been redeployed or are in the process of being moved. The Company has agreements signed and a backlog of over 4,500 machines as of December 20, 2006, which orders the Company expects to fulfill in the next 12 to 24 months.

Results of Operations

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues. The Company’s revenues from continuing operations for the years ended December 31, 2005 and 2004 were $0 due to the fact that the Company is new to the AWP business and had no revenue-producing sales.

Cost of Revenues and Gross Profit. The Company’s cost of revenues from continuing operations for the year ended December 31, 2005 was $1,517, compared to $0 for the year ended December 31, 2004, an increase of 100%. The cost of revenues in 2005 relate to installation of the Company’s AWP games on a trial basis.

Gross profit for the year ended December 31, 2005 was ($1,517) compared to $0 for the year ended December 31, 2004. The loss was due to the fact that no revenue from continuing operations was generated from the initial installation of AWP products.

Research and Product Development Expenses. Research and product development expenses for continuing operations for the year ended December 31, 2005 were $361,122, compared to $0 for the year ended December 31, 2004. The increase was due to the Company beginning development of its AWP products.

Sales and Marketing Expenses. Sales and marketing expenses from continuing operations for the year ended December 31, 2005 were $642,642, compared to $0 for the year ended December 31, 2004. The increases in expense primarily resulted from the Company beginning operations in the AWP market, and consists of amortization of the long-term technology and distribution rights acquired from Bally Gaming.

General and Administrative Expenses. General and administrative expenses from continuing operations for the year ended December 31, 2005 were $2,130,374, compared to $700,422 for the year ended December 31, 2004, representing an increase of 304%. The increase was due primarily to the addition of corporate staff, increased professional fees and other corporate expenses.

Other Expense. Other expense was $2,950,180 for the year ended December 31, 2005, compared to $781,978 for the year ended December 31, 2004. The increase in other expense is primarily due to interest on increased borrowings along with the amortization of the associated debt-issuance costs and the original-issue discount related to the Company’s convertible note payable, short-term debt and bank promissory note.

Loss From Discontinued Operations. The loss from discontinued operations was $4,035,500 and $2,911,791 for the years ended December 31, 2005 and 2004 respectively. The 2005 loss included a charge for $2,268,652 related to the write-down of Class II and Class III inventory and equipment. Without taking into account the effect of this charge, the loss in 2005 was $1,766,848. Losses in 2004 were greater than 2005 primarily due to increased research and development expenses, including $850,000 relating to the acquisition of certain technology owned by MET Games, Inc.

Preferred Stock Dividend. The preferred stock dividends of $3,524,144 relate to accrued dividends on the Series B Variable Rate Convertible Preferred Stock and a deemed dividend of $3,412,860 associated with a beneficial conversion feature on the Series B Variable Rate Convertible Preferred Stock.

Net Loss Attributable to Common Shareholders. The Company incurred a net loss of $13,645,479 for the year ended December 31, 2005, compared to a net loss of $4,394,191 for the prior year. The increased net loss for 2005 as compared to 2004 primarily resulted from the Company beginning AWP operations, losses from discontinued operations in the Native American and charitable gaming markets (which involve significant increases in employee and consulting expense and asset write-downs), increased interest expense and preferred dividends of $3,524,144 on the Series B Variable Rate Convertible Preferred Stock.

Three and Nine Months Ended September 30, 2006 Compared to the Three and Nine Months Ended September 30, 2005

Revenues. The Company’s revenues from continuing operations for the three and nine months ended September 30, 2006 were $67,036 compared to $0 for the three and nine months ended September 30, 2005. The increase was due to the fact that the Company is new to the AWP business and had no revenue-producing sales prior to the three and nine-month period ended September 30, 2006.

Cost of Revenues. The Company’s cost of revenues from continuing operations for the three and nine months ended September 30, 2006 were $411,008 compared to $0 for the three and nine months ended September 30, 2005. The increase was due to the fact that the Company is new to the AWP business and had no revenue-producing sales prior to the three and nine-month period ended September 30, 2006. Cost of sales was high relative to revenue due to initial installation costs.

Research and Product Development Expenses. Research and product development expenses for continuing operations for the three months ended September 30, 2006 was $250,965, compared to $368,199 for the three months ended September 30, 2005. Expenses for the nine months ended September 30, 2006 and 2005 was $1,365,888 and $573,483 respectively. The decrease in expense for the three-month period was due to $250,001 of amortization of long-term technology and distribution rights included in the 2005 amount versus $0 in 2006. Without the difference accounted for by the amortization, the increase in both the three and nine-month periods was due to the Company beginning development of and increasing expenditures on its AWP products after the first quarter of 2005. Management expects that expenditures for research and product development may increase in future quarters as the Company continues placing its AWP machines in the market and continues to develop and broaden its product base.

Sales and Marketing Expenses. Sales and marketing expenses for the three months ended September 30, 2006 was $49,475, compared to $0 for the three months ended September 30, 2005. Sales and marketing expenses for the nine months ended September 30, 2006 was $182,282, compared to $0 for the nine months ended September 30, 2005. The increases in expense resulted from the Company commencing operations in the AWP market after 2005.

General and Administrative Expenses. General and administrative expenses from continuing operations for the three months ended September 30, 2006 was $1,346,688, compared to $382,616 for the three months ended September 30, 2005. General and administrative expenses from continuing operations for the nine months ended September 30, 2006 was $2,629,501, compared to $1,272,394 for the nine months ended September 30, 2005. The increases for both periods was due primarily to the addition of corporate staff, increased professional fees and other corporate expenses as a result of starting in the AWP business after the first quarter of 2005. In addition, the three and nine months ended September 30, 2006 included $566,751 and $1,094,941, respectively, of expense related to employee stock options in connection with the adoption of FASB 123(R) which requires stock options to be expensed as they vest. This was partially offset by a reduction in consultant option expense of $72,031.

Other Expense. Other expense for the three months ended September 30, 2006 was $1,632,429, compared to $934,502 for the three months ended September 30, 2005. The increase in other expense is primarily due to an increase of $837,064 of amortization of original issue discount, $373,042 of debt extinguishment, offset in part by a decrease of $536,079 in the amortization of the debt issuance costs related to the Company’s borrowings. The remaining difference is attributable to an increase in interest expense, net of interest income. Other expense for the nine months ended September 30, 2006 was $3,316,631, compared to $1,705,874 for the nine months ended September 30, 2005. The increase in other expense is primarily due to an increase of $825,914 of amortization of original issue discount, $1,477,220 of debt extinguishment, offset in part by a decrease of $784,437 in the amortization of the debt issuance costs. The remaining difference is attributable to an increase in interest expense, net of interest income.

Loss From Discontinued Operations. The loss from discontinued operations was $12,933 and $1,127,420 for the three months ended September 30, 2006 and 2005, respectively. The loss from discontinued operations was $212,735 and $2,371,423 for the nine months ended September 30, 2006 and 2005, respectively. The decrease in loss between the comparable periods was due to the Company’s decision to discontinue its Class II and Class III business in December 2005, which resulted in very little activity in the 2006. In addition, the 2005 periods included charges of $500,527 for impairment of gaming equipment in inventory and $281,459 for impairment of leased gaming equipment.

Impairment of Long-Term Technology and Distribution Rights. The Company recorded a charge for impairment of long-term technology and distribution rights of $1,707,582 for the nine months ended September 30, 2006. The charge was necessary due to the Company entering into a Termination and Settlement Agreement with Bally Gaming, Inc. whereby the Company agreed to return all technology and relinquish all distributions rights acquired from Bally. The charge reflects the unamortized balance of the technology and distribution rights asset of $3,981,184 and prepaid license fees of $187,500, less the note payable balance due Bally of $2,250,000 and accrued interest and other liabilities due Bally which relieved pursuant to the agreement.

Net Loss. The Company incurred a net loss of $3,636,462 for the three months ended September 30, 2006, compared to a net loss of $2,812,738 for the three months ended September 30, 2005. The Company incurred a net loss of $9,758,591 for the nine months ended September 30, 2006, compared to a net loss of $5,923,174 for the nine months ended September 30, 2005. The increased net loss between the comparable periods is due primarily to the Company commencing AWP operations, the impairment of long-term technology and distribution rights, adoption of FASB 123(R), debt extinguishment expense and increases in debt issuance costs, offset by the losses the Company incurred from its discontinued operations in the 2005 periods.

Liquidity and Capital Resources

Overview

The Company had working capital of $447,036 at September 30, 2006, and negative working capital of $1,260,338 at December 31, 2005. During the nine months ended September 30, 2006, cash used in operations was $8,879,988 and the primary uses of cash were to fund the Company’s net loss associated with developing AWP products, acquire inventory, and the payment of expenses. These uses were partially offset by non-cash charges related to stock options and warrants issued for services, amortization of original issue discount, stock based compensation expense, impairment charges, debt extinguishment expenses and other depreciation and amortization. For the nine months ended September 30, 2005, the cash used in operations was $3,194,463 and the primary use of cash was to fund the Company’s net loss. These uses were partially offset by non-cash charges related to stock options and warrants issued for services, amortization of original issue discount, stock based compensation expense, impairment charges and other depreciation and amortization.

Cash used in investing activities was $217,563 and $1,087,532 for the nine months ended September 30, 2006 and 2005, respectively, primarily to purchase redemption game licenses and fixed assets in 2006 and the purchase of technology and distribution rights for the 2005 period.

Cash provided in financing activities was $8,893,550 and $2,028,303 for the nine months ended September 30, 2006 and 2005, respectively. The 2006 amount included proceeds of $1,230,000 from short-term financing, proceeds from long-term equipment financing of $5,117,947, proceeds from the sale of convertible debentures of $3,954,923 offset by 448,714 of debt financing costs, $663,916 of payments on notes payable and payment of preferred stock dividends of $260,657. The 2005 amount included proceeds of $2,380,000 form short-term financing, offset by $105,000 of debt financing costs and $246,697 of payments on notes payable.

Financings

On September 10, 2004, the Company issued two $750,000 promissory notes bearing interest at the rate of 10% per annum. One note was issued to Pandora Select Partners, L.P. and the other note was issued to Whitebox Intermarket Partners, L.P. These notes were payable in interest only through March 10, 2005, at which time the principal was due. On May 12, 2006, the Whitebox and Pandora notes were transferred to Rockmore Investment Master Trust Ltd. and Parklane Associates LLC, respectively. The notes were subsequently amended resulting in the Parklane note due on September 29, 2006 and Rockmore note due on September 30, 2007. On November 3, 2006, the Company paid $375,000 of the amount due on the note acquired by Parklane, and entered into a Forbearance and Extension Agreement with Parklane and Pandora providing for the extension of the due date to December 31, 2006, and an increase in the interest rate to 15% per annum for the remaining term.

On May 25, 2006, the Company entered into a Master Loan Agreement with PDS Gaming Corporation, a Minnesota corporation, for a $20 million credit facility to finance the purchase of AWP gaming equipment. The Master Loan Agreement was subsequently amended and restated as of June 29, 2006. Under the Master Loan Agreement, Spectre has the right to request advances, from time to time, in amounts not to exceed $10 million or be less than $650,000. Advance requests under the Master Loan Agreement are subject to certain funding contingencies set forth in the agreement, and the discretion of PDS Gaming. The Master Loan Agreement provides for interest on advanced funds in an amount equal to 13% per annum. Upon each advance under the Master Loan Agreement, the Company will deliver a promissory note in agreed form to PDS Gaming, providing for payments of interest first, and then principal, over a 36-month period. Promissory notes may not be prepaid for a period of 12 months after their issuance. As of the date of this report, the Company has received advances under the agreement and delivered promissory notes in the amounts of $3,182,854 and $1,910,000.

Pursuant to the rights included in the Series B Variable Rate Convertible Preferred Stock Certificate of Designation (as amended), the Company offered shares of the Company’s common stock in lieu of a cash payment for dividends payable on April 1, 2006 to the holders of such preferred shares. For such payment, the Company’s board of directors approved a conversion rate of $1.10 per share. Shareholders representing 86% of the outstanding preferred shares elected to receive common shares in lieu of cash.

Between May 5 and May 9, 2006, the Company obtained a total of $600,000 of short-term loans for operating capital. In connection with these transactions, the Company issued promissory notes accruing interest at a per annum rate equal to one plus the prime rate, and originally due on July 31, 2006. The Company also issued the lenders five-year warrants for the purchase of an aggregate of 1,200,000 shares of common stock at $1.84 per share. On August 18, 2006, one of the notes was exchanged for $100,000 of the Company’s newly issued convertible debentures. The remaining notes and accrued interest were paid in cash.

On July 7, 2006, the Company issued a secured short-term promissory note to Rockmore Investment Master Fund, Ltd. in exchange for a total of $630,000 to be used for operating capital. The promissory note accrued interest at the rate of 11% per annum, with all principal and interest under the note originally due no later than August 7, 2006. The Company also issued the lender a five-year warrant to purchase up to 1,260,000 shares of common stock at $1.84 per share. At the noteholder’s option, the promissory note (including accrued interest) was convertible into any Company securities sold in a subsequent offering consummated during the time the note was outstanding. All principal and interest under this note was eventually converted into convertible debentures on the August 18, 2006, pursuant to a Securities Purchase Agreement dated August 17, 2006 (see below).

On July 25, 2006 the Company entered into a financing transaction for the purchase of inventory. Total indebtedness equaled $1,463,000 and provides for interest at 14.5% per annum, and payments computed on a 36-month amortization but with a balloon payment due after 24 months (i.e., on July 25, 2008).

On August 18, 2006, Spectre offered and sold an aggregate of $8,242,549 in Variable Rate Convertible Debentures (the “Debentures”), together with warrants to purchase an aggregate of 10,343,474 shares of common stock at $1.10 per share, solely to accredited investors in a private placement offering exempt from registration under the Securities Act of 1933. In connection with this transaction, the Company entered into a Securities Purchase Agreement pursuant to which securities were offered and sold in exchange for cash subscriptions, the surrender and cancellation of certain bridge promissory notes, and the surrender and cancellation of certain shares of Series B Variable Rate Convertible Preferred Stock. At the holder’s option, the Debentures are convertible into common stock at a conversion price of $1.00 per share, subject to adjustment. In the transaction, the Company received gross cash subscriptions aggregating $4,433,953, surrendered bridge promissory notes (plus accrued interest thereon) aggregating $737,784, and surrendered Series B Variable Rate Convertible Preferred Stock (plus accrued dividends thereon) aggregating $3,070,811.

In December 2006, the Company offered and sold one-year unsecured promissory notes, in aggregate principal amount of $225,000. The promissory notes accrue interest at a per annum rate of 55%, and the interest is payable, in advance, through the issuance of common stock valued at $1.10 per share. The Company continued the offering in January 2007 and offered and sold identical notes in the aggregate principal amount of $401,500 during such time. In the offering, the Company has issued an aggregate of 313,250 shares of unregistered common stock in satisfaction of interest payments under the promissory notes. No securities offered and sold in the offering were registered under the Securities Act of 1933, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Anticipated Financing Needs

The Company currently anticipates that it will expend significant resources in 2007 acquiring machines to be placed in amusement centers on either a fixed-lease or a participation basis. Once placed in service, these machines are transferred to fixed assets. In addition, the Company expects that research and product development, sales and marketing, and general and administrative expenses will also increase as the Company adds additional personnel and incurs other costs associated with placing and marketing its AWP products and for other corporate purposes. Over the next 12 months, the Company expects to spend a significant amount on capital equipment purchases primarily for AWP machines.

Currently, the Company does not have sufficient cash to fund operations through February 2007. The Company is engaged in efforts to secure financing for its operations, and believes that it will secure such financing. Nevertheless, the Company may not be able to secure financing, if at all, on terms favorable or acceptable to the Company. In the absence of additional financing, the Company would likely be forced to consider a variety of strategic alternatives, including but not limited to liquidating some or all of the Company’s assets or discontinuing operations. Moreover, even if financing is obtained, the Company expects that its ability to continue operations in the future will be materially dependent on its ability to generate or raise sufficient additional working capital.

License-Related Obligations

On May 24, 2005, the Company entered into a Redemption Technology and Supply Agreement with Bally Gaming, Inc., a Nevada corporation, pursuant to which the Company acquired a license for certain AWP technology, including exclusive distribution rights to that technology and follow-on exclusive distribution rights for video lottery terminals, should such terminals become legal. This agreement and the license were to last for an initial term of five years, subject to extension if the Company met certain performance targets. Under the agreement, the Company was obligated to pay an upfront $5 million licensing fee. Of this amount, the Company paid $2 million in cash, and on September 9, 2005 delivered an unsecured two-year promissory note for the remaining $3 million.

Effective June 28, 2006, Spectre entered into a Termination and Settlement Agreement with Bally Gaming, pursuant to which the parties terminated their respective obligations under the Redemption Technology and Supply Agreement, as amended. As a result of entering into the Termination and Settlement Agreement, the Company recorded an impairment charge for the unamortized balance of the long-term technology and distribution asset of $3,981,184 and prepaid license fees of $187,500. Offsetting these charges was the balance of the note due Bally Gaming of $2,250,000 plus accrued interest and other accrued liabilities due Bally Gaming.

Effective June 28, 2006, the Company also entered into a Technology Agreement that will govern the Company’s use of certain intellectual property of Bally Gaming and related matters. The Technology Agreement provides that (i) Bally Gaming grants the Company a perpetual non-exclusive license to use certain proprietary technology of Bally Gaming in connection with up to a maximum of 875 “redemption product licenses”, (ii) the “redemption product licenses” may be used with respect to any new or used gaming cabinet manufactured by Bally Gaming that will be used as AWP or redemption gaming machines, (iii) the Company purchases from Bally Gaming 175 gaming cabinets at a price of $8,250 per cabinet, (iv) the Company purchases from Bally Gaming 500 redemption product licenses at a cost of $3,000 per license, and (v) the Company will order from Bally Gaming 375 additional redemption product licenses on or prior to July 10, 2006 for an aggregate price of $600,000. As of June 30, 2006, the Company had completed the purchase of the 175 game cabinets and all 875 redemption technology licenses from Bally Gaming, and has recorded an asset for prepaid product licenses of $2,100,000. As the Company places its AWP machines that include Bally hardware, the Company is adding the cost of a license to the machine cost and depreciating that cost over the life of the asset.

Off-Balance-Sheet Arrangements

The Company has no off-balance-sheet arrangements.

New Accounting Pronouncements

In November 2004, FASB issued SFAS No. 151 “Inventory Costs” amends the guidance in ARB No. 43, Chapter 4 “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No, 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date SFAS No. 151 was issued. SFAS No. 151 shall be applied prospectively. The Company does not expect the adoption of SFAS No. 151 to have a material effect on its financial statements.

In December 2004, FASB issued SFAS No. 123R which requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees, but expressed no preference for the type of valuation model. FASB No. 123R is effective for small business issuers as of the beginning of interim or annual reporting periods that begin after December 15, 2005. The Company did adopt SFAS No. 123R in its first fiscal 2006 quarter. The impact on earnings of SFAS No. 123R for fiscal 2006 is expected to be approximately $770,000 based on options outstanding at December 31, 2005 which will vest during 2006.

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3. The statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005. The statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this statement. The Company does not expect the adoption of SFAS No. 154 to have a material effect on its financial statements.

The Financial Accounting Standards Board has published FASB Interpretation (FIN) No. 48 (FIN No. 48),"Accounting for Uncertainty in Income Taxes," to address the noncomparability in reporting tax assets and liabilities resulting from a lack of specific guidance in FASB Statement of Financial Accounting Standards (SFAS) No. 109 (SFAS No. 109),"Accounting for Income Taxes," on the uncertainty in income taxes recognized in an enterprise's financial statements. Specifically, FIN No. 48 prescribes (a) a consistent recognition threshold and (b) a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides related guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 will apply to fiscal years beginning after December 15, 2006, with earlier adoption permitted. The Company does not expect FIN No. 48 to have a material effect on its financial statements.

In September 2006, the FASB has issued SFAS No. 157, “Fair Value Measurements,” to eliminate the diversity in practice that exists due to the different definitions of fair value and the limited guidance for applying those definitions in GAAP that are dispersed among the many accounting pronouncements that require fair value measurements. SFAS No. 157 retains the exchange price notion in earlier definitions of fair value, but clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or liability in the principal or most advantageous market for the asset or liability. Moreover, SFAS No. 157 states that the transaction is hypothetical at the measurement date, considered from the perspective of the market participant who holds the asset or liability. Consequently, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price).

SFAS No. 157 also stipulates that, as a market-based measurement, fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability, and establishes a fair value hierarchy that distinguishes between (a) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (b) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Finally, SFAS No. 157 expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition.

SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, although earlier application is encouraged. Additionally, prospective application of the provisions of SFAS No. 157 is required as of the beginning of the fiscal year in which it is initially applied, except when certain circumstances require retrospective application. The Company is currently evaluating the effect of adopting SFAS No. 157 on its financial statements.

Critical Accounting Policies

Our critical accounting policies are those both having the most impact to the reporting of our financial condition and results, and requiring significant judgments and estimates. Our critical accounting policies include those related to (a) revenue recognition, (b) property, plant and equipment, (c) inventory, (d) intangible assets and (e) the valuation of stock-based compensation awarded. The Company derives its gaming revenues primarily two ways, outright sales of machines to customers, and participation arrangements with its customers. Revenue for machine sales is recorded upon shipment. Under the participation arrangements, the Company retains ownership of the equipment installed at a customer site and receives revenue based on a percentage of the hold per day generated by each gaming system, which is generally considered both realizable and earned at the end of each gaming day. The Company accounts for the participation agreements as operating leases. Property, equipment and leasehold improvements and leased gaming equipment were stated at cost. Depreciation of an asset was recognized on the straight-line basis over the asset’s estimated useful life ranging from three to five years. Leasehold improvements were amortized using the straight-line method over the shorter of the lease term or the estimated useful life. Maintenance, repairs and minor renewals are expensed when incurred. Inventory, which consists principally of gaming products and related materials, are stated at the lower of cost (determined on the specific identification method) or market. Acquired intangible assets are recorded at their estimated fair market value on the acquisition date and are being amortized on a straight-line basis over five years. The Company used the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for employee stock options and stock based compensation prior to fiscal 2006. The Company now uses the fair value method prescribed by SFAS No. 123R. The Company uses Emerging Issues Task Force 96-18 (EITF 96-18), “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” to value options and warrants issued to non-employees. Management's estimates of the fair value of each option and warrant granted is calculated using the Black-Scholes pricing model with weighted-average assumptions including risk free interest rate, expected life of options granted, expected volatility range, and expected dividend yield.

DESCRIPTION OF BUSINESS

History

Spectre Gaming, Inc. was incorporated in Minnesota in June 1990 under the name MarketLink, Inc. At that time, the Company provided telecommunications-based business-intelligence services to client end users. In January 1997, the Company changed its name to OneLink Communications, Inc., and later in June 2000 changed its name to OneLink, Inc. In July 2002, the Company ceased operating its telecommunications-based business, and in December 2002 sold substantially all of its assets. In September 2003, the Company adopted a new business plan focused on providing interactive electronic games to the Native American and charitable gaming markets, and in January 2004 changed its name to Spectre Gaming, Inc. Initially, the Company focused on designing and developing networks, software and content to provide a comprehensive gaming system to the Class II and Class III gaming markets.

In May 2005, the Company acquired the exclusive license to a proprietary technology for the development and deployment of casino-style redemption or amusement-with-prize (“AWP”) games. AWP games are distinguishable from casino games primarily due to the fact that, instead of cash, players can win prizes or credits redeemable for prizes. In June 2006, the Company terminated the agreement pursuant to which it had acquired and possessed the exclusive license rights to the AWP-related technology described above, and shortly thereafter completed testing on its own AWP technology. To date, the Company has placed approximately 850 games at various retail, commercial and entertainment venues in the states of Florida and Texas. However, the Company has redeployed or is in the process of moving approximately 300 of its installed games to different locations.

Subsequent to our acquisition of the license rights for proprietary AWP-related technology, we abandoned our Class II and Class III related gaming efforts. In accordance with appropriate accounting rules, we have reclassified our previously reported financial results to exclude the results of our Class II and Class III business, and these results are presented on a historical basis as a separate line item in our statements of operations and balance sheets entitled “Discontinued Operations.” Our continuing operations represent our AWP business only. Most references to financial information and description of business in this document have been revised to reflect only our continuing operations and most references to our now discontinued Class II and Class III business have been eliminated.

Our principal executive office is located at 14200 23rd Avenue N., Minneapolis, Minnesota 55447. Our telephone number at that office is (763) 553-7601. Our website is www.spectregaming.com. Our website is not a part of this prospectus.

The Markets

To date, the Company has identified four specific aspects, or submarkets, of the broader AWP market to focus on: countertop and touchscreen machines, redemption and novelty, eight-liner/video poker, and certain other aspects of the market that we believe are untapped. The games currently in operaton in these markets consist primarily of stand-alone games that do not operate under a client/server model, have no downloadable capabilities, and require a board swap or EPROM (Erasable, Programmable, Read Only Memory) changes and new graphics on the glass or cabinet to change games and play. These changes to a game are often required after they have been in the market for a period of time and players tire of playing it. Because the Spectre system permits games to be changed remotely from a central server, we believe that the Spectre server-based AWP system will facilitate the changing of games once they have met their normal play cycle and at a fraction of the cost of stand-alone games. The Company also believes that because of the technology employed in its games, it can provide better game content, superior graphics and an overall high quality experience for its players.

Countertops/Touchscreens — The countertop/slant-top game submarket exists in bars, lounges and truck stops across the United States. This submarket is primarily serviced by amusement operators that distribute juke boxes, pool tables, electronic dart boards and other amusement devices.

Redemption/Novelty — These devices are at street locations, including theaters, restaurants and adult entertainment centers (e.g., Dave and Busters, Game Works). This submarket is primarily serviced by the same amusement operators that currently dominate the countertop/slant-top marketplace.

Eight Liner/Video Poker — The Eight Liner/Video poker segment is the fastest growing electronic amusement submarket in the United States. This market has historically been served by the amusement industry. Suppliers within this segment are commonly known as “grey area” manufacturers and are typically “mom and pop” final assemblers having less than $10 million in annual revenue.

Other Untapped Markets — We believe that an important and largely untapped marketplace exists in jurisdictions and locations within the United States where no form of gambling devices (i.e., Class II/Class III) are currently permitted. These locations include race tracks, strip malls, bingo halls, VFW halls, Jewish War Vets, Disabled American Vet facilities and various Native American tribes that have no federal status. We estimate that there is currently a market for several hundred thousand AWP devices in these locations.

Product Offerings

The Company develops amusement-with-prize entertainment devices that appear and play like traditional Las Vegas style slot machines, which it believes are legally compliant with state amusement/arcade laws. Currently, the Company manufactures and distributes a complete AWP system that includes a backend accounting and reporting system, applications including point-of-sale, redemption and player tracking, and gaming devices offering dual monitors and downloadable games. This AWP system incorporates games and titles developed by Spectre and games and titles licensed from a third-party provider.

The Company’s AWP product offerings are designed around proprietary client/server-based technology internally developed by Spectre Gaming. Our games allow players to accumulate points that can be redeemed for prizes. Depending on the facility where a particular game is operating, players can trade their redemption points for prizes either at the facility or directly on the game terminal over the Company’s closed-loop redemption system. The Company manufactures and acquires machine terminals that can be configured in a wide variety of physical appearances, and the games titles themselves can be easily updated or changed on the terminals based on market and customer needs.

Research and Development

Our research and development activities primarily focus on the development of new gaming systems, gaming engines, gaming platforms and content, and enhancements to our existing product lines. We believe our investments in product development are necessary to deliver differentiated products and solutions to the marketplace. Once the technological feasibility of a project has been established, the project is transferred from research to development, and capitalization begins. We expect our research and development expenses to grow over the upcoming periods as we continue focusing on product development and adding development staff. Our research and development expense for continuing operations was $361,122 and $0 during the years ended December 31, 2005 and 2004, respectively.

Sales and Distribution Strategy

The Company’s overall plan involves focused marketing and sales efforts in adult amusement arcades, bingo halls and other entertainment venues, initially in the States of Florida and Texas. The Company has targeted Florida and Texas for its initial installations. These markets were chosen because both are rapidly growing AWP markets that have limited or no regulatory compliant games available in the market. As opportunities arise, the Company intends to expand into other states and into the charitable gaming market. The Company may also consider licensing certain aspects of its proprietary gaming system to third parties for certain licensing and royalty fees.

Generally, we place our AWP machines on a lease or revenue-sharing basis to game room operators or “route” operators that place and service the machines in game room locations. We market our products and systems through our internal sales staff and agents. In this regard, we currently employ no sales personnel and instead rely on our executive management to initiate sales.

Competition

The market for gaming machines and proprietary systems is intensely competitive. The principal method of competition is the development of exciting and unique game titles, displays and concepts. A portfolio of strong performing games and intellectual property can be a competitive advantage. Other methods of competition include machine quality, sales and service operations, financial strength and product pricing.

In the market for AWP machines, manufacturers and distributors that compete with Spectre include Cadillac Jack, Merit Industries, Texas Gaming Systems, BGI, Inc., Dyna and LabTronics. These competitors have significantly greater financial resources then Spectre.

Intellectual Property

Our intellectual property portfolio consists of certain co-operative group gaming software technology that we acquired through the asset acquisition of Streamline Development Company, Inc. in December 2004. This technology allows players on different and multiple machine terminals to interact, compete against one another, or play together toward a common result. In addition, the Company has developed (and continues to develop) proprietary software to be used in its AWP machines and systems. Our propriety software technology, combined with certain licensed trademark, image and likeness, other moral rights, and certain other assets, make up the bulk of our current intellectual property portfolio. We currently rely and intend to rely in the future on a combination of copyright, trademark, patent, trade secret laws, and nondisclosure agreements to protect our intellectual property.

In addition to the owned and licensed technology described above, we license certain software-based technology rights from Bally Gaming, Inc. pursuant to a Technology Agreement dated June 28, 2006, including the right to use a redemption device computer firmware circuit board, and certain other Bally redemption software and technology. We entered into the Technology Agreement in connection with our termination of a certain Redemption Technology and Supply Agreement dated May 24, 2005, as amended. The termination of the Redemption Technology and Supply Agreement was effected pursuant to the terms and conditions of a Termination and Settlement Agreement dated June 28, 2006.

Most of our AWP machines are or will be sold or leased using our owned or licensed trademarks and copyrights which we believe will provide AWP product and brand recognition and promote widespread acceptance of our brand and AWP products in the marketplace. Our machines may also contain actual game content licensed from third parties, such as trademarks, fictional characters, names and likenesses and /or storylines, which licenses we may acquire from time to time.

Our ability to enforce our rights to our owned and licensed patents, copyrights, trademarks and other intellectual property is subject to general litigation risks. Typically, when a party seeks to enforce its intellectual-property rights, it is often subjected to claims that the intellectual-property right is invalid, or is licensed to the party against whom the claim is being asserted. We cannot be certain that our intellectual-property rights will not be infringed upon, that others will not develop products in violation of our intellectual-property rights, or that others may assert, rightly or wrongly, that our intellectual-property rights are invalid or unenforceable. Although we have entered into confidentiality, non-compete and invention-assignment agreements with certain of our key employees and consultants, and otherwise limit access to, and distribution of, our intellectual properties, we cannot prevent our key employees or consultants from breaching those agreements, and we cannot be certain that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become independently developed or discovered by competitors. In general, defending intellectual-property rights is expensive and consumes considerable time and attention of management. The Company’s involvement in intellectual-property litigation would likely have a materially adverse effect on the Company, even if the Company were ultimately successful in defending its intellectual-property rights.

Reliance on Significant Customers

The Company currently relies on five customers for all of its revenues. Of those five customers, no single customer accounts for more than 29% of the Company’s revenue. As the Company continues to deliver games to additional customers from its backlog, the Company expects that its reliance on a these five customers will diminish.

Government Regulation

State law determines the legality of AWP gaming, but tends to be interpreted and enforced at the local, usually county, level. As such, many states do not have a defined regulatory agency charged with the development of regulations, interpretation and enforcement of laws, or the regulation of business practices relating to AWP. To our knowledge, there currently are no game-certification requirements, system-integrity testing and certification, or other similar requirements conducted by a state sponsored lab or bureau, nor are there any AWP, redemption or similar qualifying or condition precedent licenses or approvals necessary.

Where explicit AWP regulation exists, such regulations generally limit the nature and the amount of the bet or wager allowed per play, limit the value of a prize which may be won with a single wager, and prescribe certain rules pertaining to the exchange of the win from a game for a physical prize, as well as various other prize limitations. In addition, each AWP system, and the manner in which the AWP business enterprise is conducted, must comply with state law requirements that define what an AWP or redemption game is and how it is to be played. Further, each county police authority or district attorney’s office, as well as other state agencies such as the alcohol or liquor enforcement agencies, has the ability to interpret not only what the law means and how it is to be implemented, but whether the game and redemption system as utilized in public are compliant. Therefore, Spectre intends to work closely with the appropriate agencies in each county in which it distributes AWP machines to ensure that the deployed system will be jurisdictionally compliant in each respective county.

We are aware, however, of some jurisdictions that do not have any explicit AWP laws or regulations and which attempt to regulate AWP business under existing laws and regulations designed for traditional gambling activities. In those states, we may be required to apply for and obtain licenses to engage in activities such as manufacturing, testing and operating our AWP machines. Often, compliance with the ordinary gambling-regulatory scheme that state authorities may claim applies to Spectre and its business will be costly and time consuming. As our business activities expand, we may encounter these types of regulatory matters with some frequency. In these instances, we may consider our various options for conducting AWP business in these jurisdictions, including:

•	complying with the regulatory regime proponed by state authorities

•	challenging the application of the regulatory scheme to our AWP business, through administrative and judicial processes

•	lobbying appropriate state authorities for a change in the law that would formally recognize AWP and its related business activities as outside the scope of traditional gambling, and/or

•	abandoning the jurisdiction.

Employees

As of the date of this prospectus, the Company had 15 full-time employees and no part-time employees.

Properties

The Company leases 2,114 square feet of space located at 5 Sierra Gate Plaza, Roseville, California, and pays $4,122 per month through August 31, 2006, $4,228 per month through August 31, 2007 and $4,334 per month through August 31, 2008, at which time the lease will expire. This facility houses the Company’s research and development operations, and the Company believes this space is adequate for its purpose.

The Company also leases 3,117 square feet of office and warehouse space located at 14200 23rd Avenue North, Minneapolis, Minnesota. The Company pays $2,980 per month from March 1, 2006 through December 31, 2007, and approximately $3,080 per month for the remaining term, ending December 31, 2008. This facility houses Spectre’s headquarters. The Company believes this space is adequate for its purpose.

Over the course of the next 12 months, the Company may require additional leased premises for its anticipated manufacturing operations.

Legal Matters

The Company is not a party to any material legal proceedings.

MANAGEMENT

Directors and Executive Officers

Our current board of directors and executive management team include:

Name	Age	Positions
Kenneth W. Brimmer	51	Chairman of the Board
D. Bradly Olah	42	Chief Executive Officer and Director
David Norris	45	President and Chief Operating Officer
Robert Bonev	48	Director
Russell C. Mix	49	Director
Namon D. Witcher	67	Director
Kevin M. Greer	50	Chief Financial Officer

Kenneth W. Brimmer has been a member of the board of directors and Chairman of Spectre since February 2005. Since December 2001, Mr. Brimmer has been the owner and chief manager of Brimmer Company, LLC, a private investment company. Since September 2003, Mr. Brimmer has been the chief executive officer of STEN Corporation (Nasdaq-SC: STEN), and has served as a member of its board of directors since February 1998 and as chairman of its board of directors since March 2000. STEN Corporation, with offices in Minneapolis, Minnesota, owns and operates 11 fast-food drive-through restaurants under the name “Burger Time.” From May 2002 until February 2003, Mr. Brimmer acted as the chief executive officer and chairman of the board of directors of VioQuest Pharmaceuticals, Inc. (formerly Surg II, Inc. and Chiral Quest, Inc.) (VQPH.OB). From March 2000 until December 2001, Mr. Brimmer was the chief executive officer and chief financial officer of Active IQ Technologies, Inc., and acted as chairman of its board of directors until June 2003. Active IQ Technologies, Inc. was engaged in providing accounting software services in Minnetonka, Minnesota, and is now in the precious metals exploration business under the name Wits Basin Precious Metals, Inc. (WITM.OB). Until April 2000, Mr. Brimmer was an executive officer of Rainforest Cafe, Inc., serving as its treasurer from 1995, and its president from April 1997. Mr. Brimmer is currently a member and the chairman of the board of directors of Hypertension Diagnostics, Inc. (HDII.OB). Currently, he also serves as a board member at VioQuest Pharmaceuticals, Inc., Landry’s Restaurants, Inc. (NYSE: LNY) and Entrx Corporation (Nasdaq: ENTX). Mr. Brimmer has a Bachelor of Arts degree in accounting.

D. Bradly Olah has served as the Company’s President and director since August 2, 2005 and previously served as a consultant to the Company since September 2003. On September 13, 2006, Mr. Olah was also appointed to serve as Spectre’s Chief Executive Officer. Mr. Olah was the founder Chairman and Chief Executive Officer of Innovative Gaming Corporation of America from 1991 through February 1996, and also served as the Chief Financial Officer of that corporation from 1991 to 1993. Innovative Gaming Corporation of America was credited with launching the world’s first multi-station, multi-player electronic table games (Craps, Blackjack and Roulette). During various periods from April 1996 until May 2003, Mr. Olah served as a director, Chief Executive Officer and Chief Financial Officer of Wits Basin Precious Minerals, Inc. (WITM.OB). He also served as a director of Natural Resources Geophysical Corporation until its sale to Eagle Geophysical of Houston, Texas.

David Norris has served as the Company’s President and Chief Operating Officer since December 18, 2006. From June 2006 until his appointment as the Company’s President and Chief Operating Officer, Mr. Norris served as the President and a Director of Cybrix Corporation, a provider of specialized IT and network security services. From November 2004 until May 2006, Mr. Norris was a General Manager for Secured Services, Inc., a corporation engaged in the business of identity management and secure network access software and related services. Prior to that, Mr. Norris was the President and a Director of Cybrix Corporation beginning in 2002. Mr. Norris also has earlier experience, including service for several years as the President and Chief Executive Officer and a Director of NEII, a Minnesota-based developer of enterprise-wide client/server administration software, experience as the founder, President and Chief Executive Officer and a Director of Norris Solutions, Inc., an Oracle applications dealer, ten years of service as the President and a Director of DDI Business Systems, Inc., a provider of enterprise resource planning software and services, and nearly four years as a software developer at Honeywell, Inc.

Russell Mix has served as a director of the Company since November 2003. From that time until August 2, 2005, Mr. Mix also served as the Company’s President and Chief Executive Officer, and thereafter continued to serve as the Company’s Chief Executive Officer until September 12, 2006. On that date, Mr. Mix resigned his position as Spectre’s Chief Executive Officer and entered into a Consulting Agreement with the Company. Mr. Mix is also currently a director and the chief executive officer of Prolific Publishing, Inc., a developer and publisher of computer software for the entertainment markets such as game consoles, gambling games and screensavers. Prior to November 2003, Mr. Mix was Senior Vice President, General Counsel, Secretary and Director for Casino Data Systems, Inc. He was a member of the executive management team that led Casino Data Systems from inception to more than 500 employees in four years, with business operations in more than 20 jurisdictions and offices in four states. Mr. Mix was significantly involved in Casino Data Systems’ initial public offering in April 1993. He also led corporate and banking teams in two subsequent offerings in February 1994 and March 1996 that cumulatively raised over $90 million for that corporation and over $15 million for selling shareholders. Mr. Mix has a J.D. from McGeorge School of Law, University of the Pacific, and while in private practice, concentrated in gaming and corporate law.

Robert Bonev has served as a director of the Company since October 2004. Mr. Bonev served as the Vice President Sales/Marketing with Arctic Cat Inc. (NASDAQ: ACAT), a worldwide manufacturer and marketer of all-terrain vehicles and snowmobiles from June 2001 until May 2006. From February 1999 until January 2000, Mr. Bonev served as Vice President of Marketing for Outdoor Marine Corporation. From December 1998 to February 1999, Mr. Bonev served as the Vice President of Sales/Marketing for Teledyne Continental Motors, a business segment of Teledyne Technologies Incorporated. From June 1993 to December 1998, Mr. Bonev was Director of Marketing for Mercury Marine, a division of The Brunswick Corporation.

N.D. “Butch” Witcher has served as a director of the Company since January 2004. Mr. Witcher is currently the President of Casino Concepts and Design, a consulting business he established in 1997 to provide casino-management services, product development, slot-machine selection, floor layout and design, and employee training. His clients have included Lakes Entertainment, Inc. (formerly Grand Casinos, Inc.), Harrah’s of New Orleans, Isle of Capri, Foxwoods Resort Casino and several others. Prior to founding Casino Concepts and Designs in 1997, Mr. Witcher was Corporate Vice President of Gaming during a seven-year tenure at Grand Casinos, Inc. Prior to his experience with Grand Casinos, Mr. Witcher held key executive positions at several leading Nevada casinos, including the Flamingo, Frontier, Tropicana and Dunes hotels, as well as the Resorts International and Bally’s Park Place facilities in New Jersey.

Kevin M. Greer has served as the Company’s Chief Financial Officer since October 28, 2005. From 2002 until joining the Company, Mr. Greer had an independent consulting practice providing accounting, tax and management services to a variety of companies ranging in size from start-ups to a Fortune 500 company. From 2000 until 2002, Mr. Greer served as Chief Financial Officer for eMedicalFiles, Inc. Mr. Greer also served as Chief Financial Officer for New Horizon Kid's Quest, Inc. (formerly Nasdaq SmallCap: KIDQ) from 1992 until 1999, and New Horizon Child Care, Inc. from 1986 until 1999. From 1980 until 1986, Mr. Greer was with Arthur Andersen & Co. Mr. Greer is a Certified Public Accountant.

There are no family relationships among our executive officers or directors.

Board of Directors

The Company’s board of directors is currently comprised of five members, each of whom is identified in the table under the caption “Directors and Executive Officers” above. Currently, Messrs. Bonev, Brimmer, and Witcher qualify as “independent directors,” as such term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards. Under the Company’s corporate bylaws, the board of directors may at any time add additional directors to serve on the board.

Audit Committee

The Company has established an audit committee within the board of directors that currently consists of the entire board of directors. The board of directors has determined that each of the audit committee members is able to read and understand fundamental financial statements and that at least one member of the audit committee has past employment experience in finance or accounting.

The board of directors has determined that at least one member of the audit committee, Mr. Kenneth Brimmer, is an “audit committee financial expert” as that term is defined in Item 401(e)(2) of Regulation S-B promulgated under the Exchange Act. Mr. Brimmer’s relevant experience includes, among other things, his service as the Chief Executive Officer of STEN Corporation and Chief Executive and Chief Financial Officer of ActiveIQ Technologies, Inc., including his educational background in accounting. As noted above, Mr. Brimmer qualifies as an “independent director,” as such term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards, and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act.

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table sets forth the total compensation paid by the Company during its last three fiscal years to the persons who served as President or Chief Executive Officer of the Company, and each other executive officer of the Company whose total annual base salary plus bonus compensation for the most recent fiscal year exceeded $100,000. *

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)
Russell C. Mix, President and	2005	170,000	—	—		—
CEO (1)	2004	120,417	—	7,083	(2)	616,667	(3)
	2003	—	—	—		66,666	(4)
D. Bradly Olah, President (5)	2005	62,202	—	87,500	(6)	500,000	(7)
	2004	—	—	137,500	(6)	300,000	(8)
	2003	—	—	—		—
Ronald E. Eibensteiner, President	2005	—	—	—		—
and CEO (9)	2004	—	—	—		—
	2003	—	—	—		—

*
The Company hired Kevin M. Greer as its new Chief Financial Officer on October 28, 2005, at which time the Company agreed to pay Mr. Greer a base salary of $120,000. In connection with his hire, the Company granted Mr. Greer an option to purchase up to 250,000 shares of common stock at a purchase price of $1.60 per share.

(1)
Mr. Mix was appointed President and Chief Executive Officer on April 16, 2004. Mr. Mix served as President until August 2, 2005, at which time Mr. D. Bradly Olah was appointed as the Company’s President. Thereafter, Mr. Mix continued to serve as our Chief Executive Officer until September 12, 2006, at which time Mr. Olah was appointed as the Company’s Chief Executive Officer and the Company entered into a Separation and Release Agreement with Mr. Mix. For information relating to amounts paid to Mr. Mix pursuant to such Separation and Release Agreement, please see the caption “Employment Agreements” below.

(2)	Compensation represents consulting fees paid to Mr. Mix prior to him becoming an employee of the Company.
(3)	Includes an option for 16,667 shares of the Company’s common stock that was granted to Mr. Mix in connection with his appointment to the Company’s board of directors in 2003.
(4)	These options were granted to Mr. Mix in connection with his appointment to the Company’s board of directors.
(5)	Mr. Olah was appointed as the Company’s President on August 2, 2005. On September 12, 2006, Mr. Olah was also appointed as the Company’s Chief Executive Officer.
(6)	Compensation represents consulting fees paid to Mr. Olah prior to him becoming an employee of the Company.
(7)
These options were granted to Mr. Olah as a result of his appointment as President and to the Company’s board of directors. The entire 500,000-share option was cancelled on September 12, 2006, and a replacement option expiring on December 31, 2015 was issued on such date for 500,000 common shares at a per-share price of $0.88.

(8)
Mr. Olah was granted an option for 300,000 common shares in 2004 and 200,000 shares subject to that option were cancelled upon his appointment as President on August 2, 2005. The option for the remaining 100,000 common shares was cancelled on September 12, 2006, and a replacement option expiring on June 30, 2014 was issued on such date for 100,000 common shares at a per-share price of $0.88.

(9)
Mr. Eibensteiner was appointed President and Chief Executive Officer on February 6, 2003 and resigned his positions as President and Chief Executive Officer effective April 16, 2004. Mr. Eibensteiner did not receive any salary while in these positions. Mr. Eibensteiner was Chairman of the Company from May 1996 until February 2005.

Option Grants in Last Fiscal Year

The following table sets forth the options that were granted to the officers whose compensation is disclosed in the Summary Compensation Table during the Company’s fiscal year ended December 31, 2005. *

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options/Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
Russell C. Mix	0	0	—	—
D. Bradly Olah (1)	500,000	31.1%	2.55	8/02/2015
Ronald E. Eibensteiner	0	0	—	—

* On November 28, 2005, the Company granted an option to purchase 250,000 common shares at a purchase price of $1.60 to Kevin M. Greer, the Company’s Chief Financial Officer, in connection with his hire. On September 12, 2006, the Company cancelled this option, but issued Mr. Greer new options giving him the right to purchase a total of 500,000 common shares at $0.88 per share. Options relating to 250,000 shares are governed by the Company’s 2004 Stock Option Plan and expire on December 31, 2010, and options relating to the remaining 250,000 shares are governed by the Company’s 2006 Stock Incentive Plan and expire on September 12, 2011.

(1)	See footnotes 7 and 8 to the Summary Compensation Table.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides certain information regarding the exercise of stock options to purchase shares of the Company’s common stock by the officers identified in the Summary Compensation Table during the year ended December 31, 2005, and the fiscal year-end value of unexercised stock options held by such persons.

Name	Number of Shares Acquired On Exercise	Value Realized ($)	Number of Unexercised Options at Fiscal Year End (exercisable / unexercisable)	Value of Unexercised In-the-Money Options at Fiscal Year End ($) (exercisable / unexercisable) (1)
Russell C. Mix (2)	0	0	242,499 / 440,834	$143,874 / $191,959
D. Bradly Olah (3)	0	0	100,000 / 600,000	$0 / $0
Ronald E. Eibensteiner	0	0	-/-	$0 / $0

(1)
Based on a fiscal year end of December 31, 2005 and a closing bid price on the over-the-counter bulletin board service of $1.90 per share on December 31, 2005. The value of in-the-money options is calculated as the difference between the fair market value of the common stock underlying the options at fiscal year end and the exercise price of the options. Exercisable options refer to those options that are exercisable as of December 31, 2005, while unexercisable options refer to those options that become exercisable at various times thereafter.

(2)
The outstanding options reflected in this table were cancelled on September 12, 2006 in connection with a Separation and Release Agreement between the Company and Mr. Mix. Pursuant to that Separation and Release Agreement, the Company granted Mr. Mix a fully vested two-year option to purchase up to 450,000 common shares at a per-share price of $0.88.

(3)
The outstanding options reflected in this table were cancelled on September 12, 2006, and replacement options were issued on such date for an equal number of common shares at a per-share price of $0.88. Options for 100,000 common shares expire on June 30, 2014 and vested on date of grant, and options for 500,000 common shares expire on December 31, 2015 and vesting 166,666 shares on date of grant and 166,666 shares each on August 1, 2007 and August 1, 2008.

Director Compensation

Directors do not presently receive any compensation from the Company for attending board of directors or committee meetings, although the Company does reimburse directors for expenses incurred in attending such meetings. On September 12, 2006, the Company adopted a policy of providing directors with annual grants (to be made on June 30 of each year) of 25,000 shares of restricted and unregistered common stock, which shares are to vest ratably over three years in substantially equal installments. Coincident with the policy’s adoption, the Company made initial grants of 25,000 shares of restricted and unregistered stock on the same terms to all directors serving on September 12, 2006. Prior to September 12, 2006, the Company had no official plan or policy for compensating directors with stock options or stock awards.

In January 2005, the Company granted Namon Witcher an option for 150,000 shares of common stock at an exercise price of $2.40 per share, as an inducement for him to join the Company’s board of directors. This option vests in 30,000-share increments on each January 24 of the years 2006 through 2010. In February 2005, the Company granted Kenneth Brimmer an option for 250,000 shares of common stock at an exercise price of $2.00 per share, as an inducement to join the Company’s board of directors. This option vests as to 25,000 shares immediately and in 75,000-share increments on February 9 of the years 2006 through 2008.

On September 12, 2006, the Company cancelled the above-mentioned option grants to Messrs. Witcher and Brimmer and a similar grant made to Robert Boner in fiscal 2004. In exchange, the Company granted those directors new options to purchase an equal number of common shares, but at an exercise price of $0.88 (the fair value of the common stock on such date). The options were issued under the Company’s 2004 Stock Option Plan, and will expire on December 31, 2014.

Employment Agreements and Arrangements

Compensation of D. Bradly Olah. On August 2, 2005, the Company hired D. Bradly Olah as its President. The Company does not have a written employment agreement with Mr. Olah, but agreed to compensate Mr. Olah with an annual base salary of $150,000. On September 12, 2006, the Company increased Mr. Olah’s annual base salary to $250,000 (effective as of September 1, 2006) and agreed to provide Mr. Olah with a $100,000 cash bonus.

In connection with Mr. Olah’s appointment as the Company’s President, the Company granted Mr. Olah a ten-year option to purchase up to 500,000 shares of the Company’s common stock at an exercise price of $2.55 per share (the fair value of the common stock on August 2, 2005, the date of grant). This option was to vest ratably over three years in substantially equal installments. In addition, the Company and Mr. Olah entered into a letter agreement amending an earlier option agreement dated June 1, 2004 (entered into in connection with a consulting agreement), pursuant to which the parties ceased the vesting of options to purchase 200,000 common shares, and extended through July 26, 2010 the term during which the then-vested options to purchase 100,000 common shares may have been exercised at a per-share price of $2.15. All options granted to Mr. Olah were subject to early termination in the event he ceased to serve as an employee of or consultant to the Company.

On September 12, 2006, the Company cancelled the above-mentioned options to purchase 100,000 common shares at $2.15 per share, and 500,000 common shares at $2.55 per share. In exchange, the Company granted Mr. Olah new options to purchase up to 600,000 common shares at $0.88 per share (the fair value of the common stock on the date of grant). Of the new options for 600,000 common shares, options for 100,000 shares vest and will expire on June 30, 2014; and options for 500,000 shares vested on date of grant and options for 500,000 common shares expire on December 31, 2015 and vesting 166,666 shares on date of grant and 166,666 shares each on August 1, 2007 and August 1, 2008 and will expire on December 31, 2015. All of the new options were granted under the Company’s 2004 Stock Option Plan.

Separation and Consulting Agreement with Russell C. Mix. On April 14, 2004, the Company entered into a written Employment Agreement with Russell C. Mix. Under that Employment Agreement, Mr. Mix agreed to serve as the Company’s President and Chief Executive Officer for three years, and the Company agreed to pay Mr. Mix an annual salary of $170,000. The Employment Agreement also provided that Mr. Mix was eligible to receive a performance-based annual bonus, and would receive salary payments for a one-year period after a termination by the Company without cause and in certain other limited circumstances, including the Company’s breach of the agreement, a material and adverse change in Mr. Mix’s duties, responsibilities and authority, or a change in control of the Company.

In connection with Mr. Mix’s appointment as the Company’s President and Chief Executive Officer, the Company granted Mr. Mix (pursuant to an Option Agreement dated as of March 22, 2004) a ten-year option to purchase up to 600,000 shares of the Company’s common stock at an exercise price of $1.50 per share (the fair value of the common stock on March 22, 2004, the date of grant) with respect to which 60,000 shares were vested as of such grant date. The option vested as to 60,000 common shares on each March 22 beginning in 2005 and ending in 2008, and the remaining 300,000 common shares upon the earlier of (a) March 22, 2014 or (b) in 60,000-share increments upon the trading of the Company’s common stock at certain threshold prices ranging from $3.00 to $10.00 per share. Notwithstanding the foregoing vesting schedule, the entire 600,000-share option grant was subject to (i) immediate vesting upon a change in control of the Company, and (ii) early termination in the event Mr. Mix ceases to serve as an employee of the Company.

On September 12, 2006, Mr. Mix resigned from his position as the Company’s Chief Executive Officer (he had earlier resigned his position as President on August 2, 2005 in connection with the Company’s appointment of Mr. Olah in that capacity). In connection with the resignation, the Company entered into a Separation and Release Agreement with Mr. Mix effective September 12, 2006. Under that agreement, the parties agreed to the following: (i) the termination of the April 14, 2004 Employment Agreement; (ii) the Company’s payment of $15,000 to Mr. Mix; (iii) the cancellation of options to purchase up to 600,000 shares of common stock under the March 22, 2004 Option Agreement; and (iv) the execution and delivery of a 12-month Consulting Agreement between the parties, pursuant to which Mr. Mix will provide certain consulting services relating primarily to regulatory and training matters in consideration aggregating approximately $100,000. Prior to entering into the Separation and Release Agreement, the Company entered into a new Option Agreement with Mr. Mix pursuant to which the Company granted Mr. Mix the right to purchase up to 450,000 shares of common stock at $1.00 per share until September 12, 2008.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of February 2, 2007 by: (i) each director of the Company, (ii) each person named in the Summary Compensation Table, (iii) all current directors and executive officers of the Company as a group, and (iv) each person or entity known by the Company to own beneficially more than 5% of the Company’s common stock. Unless otherwise indicated in the table or its footnotes, the address of each of the following persons is 14200 23rd Avenue N., Minneapolis, Minnesota 55447, and each such person has sole voting and investment power with respect to the shares of common stock set forth opposite their respective name.

Name and Address of Shareholder	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Shares (1)
Kenneth W. Brimmer (2)	175,000	1.1%

D. Bradly Olah (3)	2,410,460	13.2%

David Norris	-	*

Kevin M. Greer (4)	83,333	*

Russell C. Mix (5) 1400 West Burbank Blvd. Burbank, CA 91506	801,583	4.7%

Robert Bonev (6)	126,666	*

Namon D. Witcher (7) 825 Jefferson St. Monterey, CA 93940	60,000	*

All current directors and executive officers as a group (8)	3,657,042	18.8%

Perkins Capital Management, Inc. (9) 739 East Lake Street Wayzata, MN 55391	4,048,473	20.0%

Wayne W. Mills (10) 5020 Blake Rd. S. Edina, MN 55436	2,089,044	11.5%

Ronald E. Eibensteiner (11) US Bancorp Building 800 Nicollet Mall, Suite 2690 Minneapolis, MN 55402	1,470,763	8.8%

*	less than 1 percent

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes general voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the record rate are deemed outstanding for computing the beneficial ownership percentage of the person holding such options or warrants but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Includes 175,000 common shares issuable upon exercise of options.
(3)
Includes 20,000 common shares held in trust for Mr. Olah’s children (with respect to which shares Mr. Olah disclaims beneficial ownership), 266,666 common shares issuable upon exercise of options, and 1,866,700 common shares issuable upon exercise of warrants.

(4)	Common shares issuable upon exercise of options.
(5)
Includes 533,333 common shares issuable upon exercise of options, 55,000 common shares issuable upon conversion of other convertible securities, 193,250 common shares issuable upon exercise of warrants (with respect to which, warrants for an aggregate of 173,250 shares are held by Prolific Publishing, Inc., a California corporation of which Mr. Mix is an affiliate).

(6)	Includes 60,000 common shares issuable upon exercise of options.
(7)	Includes 30,000 common shares issuable upon exercise of options.
(8)	Includes Messrs. Brimmer, Olah, Greer, Mix, Bonev, Norris and Witcher.
(9)
Includes 1,388,250 common shares issuable upon exercise of warrants and 2,660,223 common shares issuable upon conversion of other convertible securities. Perkins Capital Management holds investment and dispositive power over all of the shares included in the table. In this regard, Richard W. Perkins, Richard C. Perkins, Daniel S. Perkins and Harry A. L. Lindberg, Jr., each are the natural person beneficial holders of investment and dispositive power over such shares. Perkins Capital Management (together with the four aforementioned individuals) has voting power over 1,204,875 shares included in the table. Marla C. Kennedy, Gary B. Davis, Elizabeth J. Hyduke Kelm, Stephen P. Hyduke, Ann L. Harris, Richard W. Perkins, James G. Peters, David H. Potter, Michael S. Wallace and James H. Lehr are the natural person beneficial holders of voting power over the remaining 2,843,598 shares included in the table.

(10)
Includes 1,987,000 common shares issuable upon exercise of warrants (with respect to which, warrants for an aggregate of 315,000 shares are held by Hunter Ridge Partners, LLC, a Minnesota limited liability company of which Mr. Mills is an affiliate, warrants for an aggregate of 184,000 shares are held by Blake Capital, Inc., a Minnesota corporation of which Mr. Mills is an affiliate, and warrants for an aggregate of 660,000 shares are held by Blake Advisors, LLC, a Minnesota limited liability company of which Mr. Mills is an affiliate). Also includes 100,000 common shares issuable upon exercise of other convertible securities held by Hunter Ridge Partners, and 2,044 outstanding common shares held by Hunter Ridge Partners.

(11)
Includes 153,067 outstanding common shares held by Wyncrest Capital, Inc., a Minnesota corporation of which Mr. Eibensteiner is an affiliate, and 574,500 common shares issuable upon exercise of warrants (with respect to which, warrants for an aggregate of 402,000 shares are held by Corporate Services Group, Inc., a Minnesota corporation of which Mr. Eibensteiner is an affiliate, and warrants for an aggregate of 172,500 shares are held by Wyncrest Capital).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the years ended December 31, 2005 and 2004, the Company incurred rent and consulting expenses from Wyncrest Capital, Inc., a Minnesota corporation owned by Ronald E. Eibensteiner (a former Company director), of $149,000 and $102,166, respectively. At that time, Wyncrest Capital also employed Brian D. Niebur, another former director and officer of the Company.

During the years ended December 31, 2004 and 2005, the Company incurred expenses from Prolific Publishing, Inc., a California corporation partially owned by Russell C. Mix, then our Chief Executive Officer and currently a director of the Company, for consulting services and expense reimbursements of approximately $214,000 and $81,000, respectively. Mr. Mix also serves as a director of Prolific Publishing.

In February 2004, the Company entered into a Consulting Agreement with D. Bradly Olah, then a greater-than-five-percent shareholder of the Company. Pursuant to the Consulting Agreement, Mr. Olah received $12,500 per month for four months (ending on May 31, 2004), in exchange for general consulting services. On June 1, 2004, the Company entered into a new two-year Consulting Agreement with Mr. Olah. In connection with the new Consulting Agreement, Mr. Olah received a five-year option to purchase up to 300,000 shares of Company common stock at an exercise price of $2.15 per share (the fair value of the stock on June 1, 2004, the date of grant). The option was to vest in 100,000-share increments on each June 15 from 2005 through 2007. The options were valued on the date performance was complete under variable-plan accounting using the Black-Scholes pricing model. The options had a value of $750,000 at December 31, 2004, of which $218,750 had been charged to expense during the year ended December 31, 2004.

On May 20, 2004, the Company obtained a $1.1 million loan from Pandora Select Partners, L.P., in exchange for a convertible promissory note. In connection with this financing, the Company paid $50,000 and issued two three-year warrants to Blake Advisors, LLC, a Minnesota limited liability company wholly owned by Wayne W. Mills, then a greater-than-five-percent shareholder of the Company. The warrants were issued in exchange for financial-advisory services rendered by Blake Advisors. One warrant granted Blake Advisors the right to obtain up to 50,000 shares of the Company’s common stock at an exercise price of $2.50 per share, and the second warrant granted Blake Advisors the right to obtain up to 50,000 shares of the Company’s common stock at an exercise price of $3.00 per share. For accounting purposes, the warrants were valued at $225,000 using the Black-Scholes pricing model and will be expensed using the straight-line method over the term of the promissory note. For the year ended December 31, 2004, the Company recorded expense of $92,340 related to these warrants.

On September 10, 2004, the Company obtained a second loan from Pandora Select Partners and Whitebox Intermarket Partners L.P. in the aggregate amount of $1.5 million in exchange for two $750,000 promissory notes. At that time, Pandora Select Partners beneficially owned greater than five percent of the Company’s common stock. The September 2004 promissory notes are secured by substantially all of the Company’s assets, and are payable in interest only, at an annual rate of ten percent commencing October 2004, with the principal balance originally due in March 2005. These promissory notes are not convertible into our common stock pursuant to their terms. In connection with this financing, the Company issued to each of the lenders five-year warrants to purchase 50,000 shares of common stock at a price of $3.00 per share. In addition, the Company paid a three percent origination fee to an affiliate of the lenders.

On June 21, 2005, the Company issued a $1.5 million unsecured promissory note to Crown Bank of Edina, Minnesota. The promissory note was due on August 31, 2005 and bore interest at one percent above prime (7.25% at June 30, 2005). Messrs. Ronald E. Eibensteiner (our former Chairman and Chief Executive Officer) and D. Bradly Olah, who became our President on August 2, 2005 and who was at the time of this transaction a greater-than-five-percent shareholder of the Company, provided guarantees of the Company’s obligations under the promissory note. In exchange for their guarantees, the Company issued each of the guarantors five-year warrants to purchase 150,000 shares of Company common stock at the price of $2.20 (the fair value of the common stock on the date of issuance). For accounting purposes, the warrants were valued at $578,064 using the Black-Scholes pricing model and such value was amortized from June 21, 2005 until August 31, 2005.

On August 2, 2005, the Company appointed Mr. Olah as its President. In connection with this appointment, the two-year Consulting Agreement (see above) was terminated. The Company does not have a written employment agreement with Mr. Olah, but agreed to compensate Mr. Olah with an annual base salary of $150,000. On September 12, 2006, the Company increased Mr. Olah’s annual base salary to $250,000 (effective as of September 1, 2006) and agreed to provide Mr. Olah with a $100,000 cash bonus. In connection with Mr. Olah’s appointment as the Company’s President, the Company granted Mr. Olah a ten-year option to purchase up to 500,000 shares of the Company’s common stock at an exercise price of $2.55 per share (the fair value of the common stock on August 2, 2005, the date of grant). This option was to vest ratably over three years in substantially equal installments. In addition, the Company and Mr. Olah entered into a letter agreement amending the earlier option agreement dated June 1, 2004 (relating to 300,000 common shares, and entered into in connection with the above-referenced two-year Consulting Agreement), pursuant to which the parties ceased the vesting of options to purchase 200,000 common shares, and extended through July 26, 2010 the term during which the then-vested options to purchase 100,000 common shares may have been exercised at a per-share price of $2.15. All options granted to Mr. Olah were subject to early termination in the event he ceased to serve as an employee of or consultant to the Company. The Company evaluated the accounting treatment of the options according to Emerging Issues Task Force 00-23 (EITF 00-23), “Issues related to the Accounting for Stock Compensation under APB Opinion No. 25, and FASB Interpretation No. 44.” Due to the modified stock options being fully vested at the time of the modification, there was no additional compensation expense recognized related to the modification.

On September 12, 2006, the Company cancelled the above-mentioned vested options to purchase 100,000 common shares at $2.15 per share, and 500,000 common shares at $2.55 per share. In exchange, the Company granted Mr. Olah new options to purchase up to 600,000 common shares at $0.88 per share (the fair value of the common stock on the date of grant). Of the new options for 600,000 common shares, options for 100,000 shares vest and will expire on June 30, 2014; and options for 500,000 shares vested on date of grant, and options for 500,000 common shares expire on December 31, 2015 and vesting 166,666 shares on date of grant and 166,666 shares each on August 1, 2007 and August 1, 2008 and will expire on December 31, 2015. All of the new options were granted under the Company’s 2004 Stock Option Plan.

In connection with the Company’s offer and sale of Series B Variable Rate Convertible Preferred Stock, the Company sold an aggregate of 250 shares of such preferred stock to Mr. Olah (originally convertible into 156,250 common shares) and 55 shares of such preferred stock to Prolific Publishing (originally convertible into 34,375 common shares), a California corporation affiliated with Mr. Mix. Both Mr. Olah and Mr. Mix invested in the preferred stock on the same terms and conditions as all other purchasers of such securities.

On December 9, 2005, the Company issued a fully vested five-year warrant to purchase 100,000 shares at $2.00 per share to Blake Advisors LLC, a Minnesota limited liability company wholly owned by Wayne W. Mills, then a greater-than-five percent shareholder of the Company, for services rendered in connection with prior Company financings. During fiscal year 2005, the Company recorded an expense of $180,464 related to the issuance of the warrant.

In June 2006, the Company entered into a letter agreement with Mr. Mills under which the Company agreed to grant certain exercise-price and dilution-protection provisions with respect to previously issued warrants to purchase an aggregate of 650,000 shares of common stock, including the warrants issued to Blake Advisors that are discussed in the preceding paragraph. Spectre entered into the letter agreement in partial consideration for the agreement of Parklane Associates, LLC, an affiliate of Mr. Mills, to subordinate $750,000 in principal amount of debt (plus accrued interest thereon) and a related security interest that Parklane Associates had acquired from Pandora Select Partners, L.P., to certain debt and a related security interest granted by the Company to PDS Gaming Corporation as part of a Master Loan Agreement between Spectre and PDS Gaming, dated May 24, 2006 (later amended and restated on June 29, 2006), for purchase-money equipment financing.

On May 5 and 9, 2006, the Company borrowed an aggregate of $600,000 from accredited investors and in exchange issued five short-term promissory notes. The promissory notes were fully due and payable on July 31, 2006 and bore interest through such date at the per annum rate of prime plus one. In connection with the transaction, the Company issued the lenders five-year warrants to purchase an aggregate of up to 1,200,000 shares of common stock at the purchase price of $1.84 per share, subject to adjustment. One of the lenders in the transaction was D. Bradly Olah, then the Company’s President. Mr. Olah loaned the Company $150,000 and in connection therewith received a warrant for the purchase of up to 300,000 shares of common stock.

The terms granted to Mr. Olah in the promissory note and warrant he received in connection with the loan were the same as those granted to other lenders in the transaction. The promissory notes issued for these short-term borrowings originally provided the lenders with the right to convert their notes into: (i) Company securities issued in any private offering of equity securities of the Company (or its successor or parent) consummated prior to the July 31, 2006 maturity date, upon the terms and conditions of such offering, and at a conversion price equal to the purchase price paid by such investors in such offering; and/or (ii) common stock of the Company, at a conversion price equal initially to $1.84 per share, subject to adjustment. The $1.84 conversion price adjusted to match the price of any offer, sale, repricing or issuance of common stock or “common stock equivalents,” as defined therein, made at less than the then-effective conversion price under the promissory notes. The warrants issued to the lenders in connection with the short-term borrowings contain provisions for the adjustment of their $1.84 per-share purchase price that are substantially similar to those contained in the promissory notes. Finally, both the promissory notes and warrants granted the lenders piggyback registration rights in the event the Company or any of its security holders offers any Company securities.

In August 2006, the Company issued a warrant for 410,000 shares of common stock at $1.84 per share, subject to adjustment, to Rockmore Investment Master Fund Ltd., in consideration of that corporation’s agreement to extend the maturity of a $750,000 principal amount promissory note it acquired in May 2006 from Whitebox Intermarket Partners, L.P. from September 29, 2006 to September 29, 2007. Rockmore agreed to extend the note partially as a result of the agreement of Mr. D. Bradly Olah to provide his personal guarantee of the Company’s obligations under the note. In the warrant that the Company issued to Rockmore, it was acknowledged that, upon the delivery of Mr. Olah’s written guarantee, one-half of Rockmore’s rights under the warrant were to be assigned to Mr. Olah. This assignment occurred in September 2006. As a result of this assignment and the adjustment to the warrant that occurred as a result of the Convertible Debt Financing, Mr. Olah received a warrant for the purchase of an aggregate of 377,200 shares of common stock.

As disclosed in the Executive Compensation section of this prospectus (under the caption “Employment Agreements and Arrangements”), the Company entered into a Consulting Agreement with Mr. Russell Mix on September 12, 2006 pursuant to which Mr. Mix will provide certain consulting services for a one-year period relating primarily to regulatory and training matters in consideration aggregating approximately $100,000.

The Company believes that each related party transaction reported herein involved terms that were at least equivalent to those that could have been obtained in an arms-length transaction.

MARKET FOR COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

General

From December 22, 2003, until January 12, 2004, the Company’s common stock traded on the OTC Bulletin Board under the symbol “ONLK.OB.” Since January 12, 2004, the Company’s common stock has traded under the symbol “SGMG.OB.” The following table sets forth the high and low bid prices for our common stock as reported by the OTC Bulletin Board in 2005 and 2004, and the nine-month period subsequent to December 31, 2005. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions. Trading in the Company’s capital stock during the period represented was sporadic, exemplified by low trading volume and many days during which no trades occurred:

	Price Range
Fiscal Year 2006 (Quarter Ended)	High	Low
March 31	$1.95	$0.97
June 30	$1.55	$1.00
September 30	$1.25	$0.74
December 31	1.00	0.36

Fiscal Year 2005 (Quarter Ended)	High	Low
March 31	$3.35	$1.75
June 30	$3.10	$1.85
September 30	$2.60	$1.48
December 31	$2.05	$1.56

The approximate number of shareholders of record of the Company’s common stock as of February 2, 2007 was 150.

The Company has never declared or paid a cash dividend on our common stock and does not anticipate paying any cash dividends on common stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans
As of Last Fiscal Year

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	1,930,874	$2.16	275,626
Equity compensation plans not approved by shareholders	11,968,930	$2.07	none
Total	13,899,804	$2.08	275,626

1999 Stock Option Plan

In 1999, the Company’s board of directors adopted, subject to shareholder approval, the 1999 Non-Qualified Stock Option Plan (the “1999 Plan”) pursuant to which 400,000 shares of common stock were reserved for issuance. On April 18, 2000, the board of directors approved a 200,000-share increase in the number of shares reserved for issuance under the 1999 Plan. Company shareholders approved the 1999 Plan (and the April 18, 2000 amendment) at the Company’s annual shareholder meeting held on May 23, 2000. Upon the Company’s one-for-three stock combination (i.e., reverse split) effected on December 2, 2003, the total number of shares reserved for issuance under the 1999 Plan was reduced to 200,000. In July 2004, the board of directors approved a 100,000-share increase in the number of shares reserved for issuance under the 1999 Plan, which amendment was approved by shareholders at the Company’s annual shareholder meeting held on August 26, 2004. Under the 1999 Plan, only Company officers and directors may receive options. Furthermore, only non-statutory options (i.e., options other than “incentive stock options” under the Internal Revenue Code of 1986, as amended) may be granted under the 1999 Plan.

2004 Stock Option Plan

In July 2004, the Company’s board of directors adopted the Company’s 2004 Stock Option Plan (the “2004 Plan”), and reserved 2,000,000 shares of common stock for issuance under the 2004 Plan. Our shareholders approved the 2004 Plan at the Company’s annual shareholder meeting held on August 26, 2004. As of September 19, 2006, options for 1,981,666 shares of common stock have been granted under the 2004 Plan. The 2004 Plan provides for the grant of both incentive and non-statutory stock options. The board of directors adopted the 2004 Plan to provide a means by which Company employees, directors, officers and consultants may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

2006 Stock Incentive Plan

In September 2006, the Company’s board of directors adopted the Company’s 2006 Stock Incentive Plan (the “2006 Plan”), and reserved 2,000,000 shares of common stock for issuance under the 2006 Plan. The 2006 Plan permits the grant of both incentive and non-statutory stock options; however, our shareholders must approve the 2006 Plan on or prior to September 12, 2007 for the Company to issue incentive stock options in conformity with IRS regulations. As of the date of this prospectus, options for 1,045,000 shares of common stock and 125,000 shares of restricted common stock have been granted under the 2006 Plan. The board of directors adopted the 2006 Plan to provide a means by which Company employees, directors, officers and consultants may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling shareholders pursuant to this prospectus.

SELLING SHAREHOLDERS

The following table lists the total number of shares of our common stock beneficially owned by the selling shareholders as of February 2, 2007, and after this offering, based on information available to the Company. Except as indicated in the table and accompanying footnotes, the selling shareholders are offering all of the shares of common stock owned by them or issuable to them upon the conversion of the Debentures described herein and registered by the registration statement of which this prospectus is a part. A total of 4,196,275 shares are included in this table and currently covered by this prospectus.

Selling Shareholder	Shares of Common Stock Beneficially Owned Before Offering (1)		Shares of Common Stock Offered (2)	Shares of Common Stock Beneficially Owned After Offering (1)		Percentage Beneficial Ownership After Offering
Participants in Convertible Debt Financing
Pinnacle Investment Group, LLC	155,113	(3)	15,000	*		*
Sandra L. Sathre	110,000	(4)	15,000	*		*
Saleh F. Shahrabani	324,000	(5)	50,000	274,000		1.3%
Jordan S. Press	410,000	(6)	50,000	360,000		1.7%
Thomas P. Magne	818,000	(7)	75,000	743,000		3.5%
William D. Jones	654,666	(8)	75,000	579,666		2.8%
Ecclefechan Holdings Inc.	330,019	(9)	50,000	280,019		1.3%
Tyler J. Smith	457,500	(10)	50,000	407,500		1.9%
Itasca Capital Partners, LLC	610,413	(11)	118,953	491,460		2.3%
Peter Backus	730,000	(12)	100,000	630,000		2.9%
Truk Opportunity Fund, LLC	682,500	(13)	11,250	671,250		3.1%
Rockmore Investment Master Trust Ltd.	8,356,427	(14)	849,822	7,506,605	(14)	26.7%	(14)
Cranshire Capital, LP	1,661,000	(15)	250,000	1,411,000		6.4%	(15)
MicroCapital Fund LTD	833,350	(16)	115,000	718,350		3.3%
MicroCapital Fund LP	1,844,483	(17)	235,000	1,609,483		7.2%	(17)
Truk International Fund, LP	67,500	(18)	113,750	*		*
Whalehaven Capital Fund Limited	2,585,222	(19)	500,000	2,085,222		9.2%	(19)
Amatis Limited	5,290,000	(20)	1,035,000	4,255,000		17.1%	(20)
Iroquois Master Fund Ltd.	2,198,750	(21)	412,500	1,786,250		8.0%	(21)

Holders of Outstanding Common Stock
Crosslink Financial Communications, Inc.	75,000	(22)	75,000	*		*

*	Less than 1 percent

(1)
For purposes of the selling shareholder table and consistent with SEC rules, beneficial ownership includes any shares as to which the shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned does not constitute an admission on the part of the shareholder that he, she or it is a direct or indirect beneficial owner of those shares. Percentages under the column “Shares of Common Stock Beneficially Owned After Offering” determined on the assumption that all shares offered for resale herein are sold.

(2)
For descriptions of the material terms of the transactions in which the selling shareholders received their securities, please see the “Prospectus Summary” section of this prospectus, under the caption “The Offering - Other” (page 3).

(3)
Includes 613 outstanding common shares, 30,000 common shares issuable upon conversion of Series B Variable Rate Convertible Preferred Stock, 34,500 common shares issuable upon exercise of warrants issued in connection with such preferred shares, 30,000 common shares issuable upon conversion of Debentures and 60,000 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing. Mr. Terril H. Peterson exercises investment and voting control over the securities owned by Pinnacle Investment Group, LLC.

(4)
Includes 30,000 common shares issuable upon conversion of Debentures and 60,000 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing. Shareholder also beneficially owns 20,000 shares held by her spouse.

(5)
Includes 100,000 common shares issuable upon conversion of Debentures and 200,000 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing. Shareholder also beneficially owns 20,000 outstanding common shares and 4,000 common shares held jointly with his spouse.

(6)
Includes 100,000 common shares issuable upon conversion of Debentures and 200,000 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing. Shareholder also beneficially owns 110,000 outstanding common shares.

(7)
Includes 150,000 common shares issuable upon conversion of Debentures and 300,000 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing. Shareholder also beneficially owns 368,000 common shares issuable upon exercise of other outstanding warrants. Shareholder is contractually limited to beneficially holding no more than 4.99% of the Company’s common stock at any time.

(8)
Includes 150,000 common shares issuable upon conversion of Debentures and 300,000 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing. Shareholder also beneficially owns 45,000 outstanding common shares, 70,000 outstanding common shares held jointly with his spouse, and 89,666 outstanding common shares held by a limited partnership.

(9)
Includes 100,000 common shares issuable upon conversion of Debentures and 200,000 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing. Shareholder also beneficially owns 30,019 shares of outstanding common stock. Adrian Dawes, President of the selling shareholder, exercises investment and voting control over the securities owned by Ecclefechan Holdings Inc.

(10)	Includes 100,000 common shares issuable upon conversion of Debentures, 200,000 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing.
(11)
Includes 237,906 common shares issuable upon conversion of Debentures, 237,906 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing. Shareholder also beneficially owns 2,351 outstanding common shares and 132,250 common shares issuable upon exercise of other warrants. Michael S. Wallace, managing member of the selling shareholder, exercises investment and voting control over the securities owned by Itasca Capital Partners, LLC.

(12)
Includes 200,000 common shares issuable upon conversion of Debentures, 400,000 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing. Shareholder also beneficially owns 130,000 outstanding common shares.

(13)
Includes 227,500 common shares issuable upon conversion of Debentures and 455,000 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund, LLC. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.

(14)
Includes 2,415,569 common shares issuable upon conversion of Debentures and 1,699,643 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing. Also includes 3,615,600 shares issuable upon exercise of various other warrants. Shareholder also beneficially owns 625,615 common shares issuable upon exercise of other warrants. All Company securities held by the selling shareholder currently contain a beneficial holder limitation prohibiting the selling shareholder from at any time having beneficial ownership exceeding 4.99% of the Company’s common stock. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of October 2, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly exercise investment and voting control over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(15)
Includes 500,000 common shares issuable upon conversion of Debentures and 500,000 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing. Shareholder also beneficially owns 36,000 outstanding common shares, 50,000 common shares issuable upon conversion of outstanding Series B Variable Rate Convertible Preferred Stock, and 575,000 common shares issuable upon conversion of other outstanding warrants. Shareholder is contractually limited to beneficially holding no more than 4.99% of the Company’s common stock at any time. Mitchell Kopin, President of the general partner of the selling shareholder, exercises investment and voting control over the securities owned by Cranshire Capital, LP.

(16)
Includes 230,000 common shares issuable upon conversion of Debentures and 230,000 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing. Shareholder also beneficially owns 4,600 outstanding common shares, 110,000 common shares issuable upon conversion of outstanding Series B Variable Rate Convertible Preferred Stock and 258,750 common shares issuable upon exercise of other warrants. Shareholder is contractually limited to beneficially holding no more than 4.99% of the Company’s common stock at any time. Ian P. Ellis, President of the general partner of the selling shareholder, exercises investment and voting control over the securities owned by MicroCapital Fund LTD.

(17)
Includes 470,000 common shares issuable upon conversion of Debentures and 470,000 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing. Shareholder also beneficially owns 10,733 outstanding common shares, 290,000 common shares issuable upon conversion of outstanding Series B Variable Rate Convertible Preferred Stock and 603,750 common shares issuable upon exercise of other warrants. Shareholder is contractually limited to beneficially holding no more than 4.99% of the Company’s common stock at any time. Ian P. Ellis, President of the general partner of the selling shareholder, exercises investment and voting control over the securities owned by MicroCapital Fund LP.

(18)
Includes 22,500 common shares issuable upon conversion of Debentures and 45,000 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk International Fund, LLC, exercise investment and voting control over the securities owned by Truk International Fund, LLC. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk International Fund, LLC.

(19)
Includes 1,000,000 common shares issuable upon conversion of Debentures and 1,000,000 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing. Shareholder also beneficially owns 10,222 outstanding common shares and 575,000 common shares issuable upon exercise of outstanding warrants. Shareholder is contractually limited to beneficially holding no more than 4.99% of the Company’s common stock at any time. Evan Schemenauer exercises investment and voting control over the securities owned by Whalehaven Capital Fund Limited.

(20)
Includes 2,070,000 common shares issuable upon conversion of Debentures and 2,070,000 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing. Shareholder also beneficially owns 20,433 outstanding common shares and 1,150,000 common shares issuable upon exercise of other outstanding warrants. Nicholas M. Maounis, managing member of Amaranth Advisors L.L.C., trading advisor to the selling shareholder, exercises investment and voting control over the securities owned by Amatis Limited.

(21)
Includes 825,000 common shares issuable upon conversion of Debentures and 1,000,000 common shares issuable upon exercise of warrants issued in the Convertible Debt Financing. Also includes 373,750 common shares issuable upon exercise of other warrants. Joshua Silverman exercises investment and voting control over the securities owned by Iroquois Master Fund Ltd.

(22)	William Arnold exercises investment and voting control over the securities owned by Crosslink Financial Communications, Inc.

PLAN OF DISTRIBUTION

We are registering the resale of certain shares of common stock offered by this prospectus on behalf of the selling shareholders. As used in this prospectus, the term “selling shareholders” include donees, pledges, transferees and other successors-in-interest selling shares received from the selling shareholders after the date of this prospectus, whether as a gift, pledge, partnership distribution or other form of transfer. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling shareholders.

Sales of shares of common stock offered hereby may be effected by the selling shareholders from time to time in one or more types of transactions (which may include block transactions), including but not limited to the following:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account

•	an exchange distribution in accordance with the rules of the applicable exchange

•	privately negotiated transactions

•	short sales

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share

•	a combination of any such methods of sale, and

•	any other method permitted pursuant to applicable law.

The selling shareholders may effect sales of shares of common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices. Any of these transactions may or may not involve brokers or dealers. Any such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock (including shares of common stock not outstanding but issuable to them) covered by this prospectus, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling shareholders.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and registered hereby and, if any such selling shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling shareholders owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Nevertheless, we may receive up to $18,512,130 in the event that all warrants, the underlying common shares of which are covered by this prospectus, are exercised on a cash basis.

The selling shareholders may also resell all or a portion of the common shares covered hereby in open-market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. In addition, each broker-dealer selling under this prospectus for its own account or the account of an affiliate is an “underwriter” under Section 2(11) of the Securities Act.

To the extent required, the shares of our common stock to be sold, the name of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus-delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of common shares covered hereunder against certain liabilities, including liabilities arising under the Securities Act.

In some instances, we have agreed to indemnify the selling shareholders, and the placement agents who assisted us with the offer and sale of securities in the Convertible Debt Financing, against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We are unable to predict with certainty the effect which sales of the shares of common stock offered by this prospectus might have on our ability to raise additional capital. Nevertheless, it is possible that the resale of shares offered hereby could adversely affect the trading price of our common stock.

Shares Eligible For Future Sale

Upon completion of this offering, and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the conversion of the Debentures, there will be 20,538,024 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our Company, as defined under the Securities Act.

Shares of common stock currently outstanding or issuable upon conversion of the Debentures and warrants in the Convertible Debt Financing are deemed “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144. Provided that all of the other requirements of Rule 144 are then satisfied: (i) all of the shares of our common stock that have been issued, or will in the future be issued, upon conversion of the Debentures may be resold without registration on and after August 18, 2008; and (ii) subject to volume limitations described under Rule 144, all such shares may be resold without registration beginning on August 18, 2007.

In general, under Rule 144 any person (or persons whose shares are aggregated), including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three-month period may not exceed the greater of one percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about Spectre. After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

DESCRIPTION OF SECURITIES

General

The Company is authorized to issue an aggregate of 100,000,000 shares of capital stock, $0.01 par value. The Company’s board of directors has authority, without any further vote or action by our shareholders, to designate and issue shares in such classes or series (including classes or series of common stock and/or preferred stock) as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of classes or series of common stock or preferred stock that may be issued could be superior to the rights of the common stock offered hereby. Our board of directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the common stock offered hereby. Any such issuances will dilute the percentage of ownership interest of investors purchasing shares in this offering and may dilute the book value of the Company.

Common Stock

As of February 2, 2007, there were 16,416,749 shares of our common stock outstanding held by approximately 150 shareholders of record. The holders of our common stock: (i) have equal ratable rights among themselves to dividends from funds legally available therefor, when, as and if declared by the board of directors; (ii) are entitled to share ratably in all of the Company’s assets available for distributions to holders of the common stock upon liquidation, dissolution or winding up of the Company’s affairs, subject to any liquidation preferences in favor of issued and outstanding classes of preferred stock (including the liquidation preference for shares of Series A Convertible Preferred Stock and Series B Variable Rate Convertible Preferred Stock); (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking-fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters submitted to a vote of the shareholders.

The holders of our common stock do not have cumulative-voting rights, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors of the Company to be elected.

Series A Convertible Preferred Stock

The board of directors has previously designated 466,666 shares of capital stock for issuance as “Series A Convertible Preferred Stock.” As of the date of this prospectus, the Company has 43,334 shares of Series A Convertible Preferred Stock issued and outstanding. Upon a liquidation of the Company, the current Series A Convertible Preferred shareholders will receive an aggregate liquidation preference of $65,000 (assuming they continue to hold such preferred stock on the date of liquidation). Each holder of Series A Convertible Preferred Stock may elect to convert all or a portion of their preferred shares into common stock on the terms and conditions set forth in the Series A Convertible Preferred Stock Certificate of Designation on file with the Minnesota Secretary of State. Holders of the Series A Convertible Preferred Stock currently have the right to convert their preferred shares into an aggregate of 97,798 shares of common stock. The Series A Convertible Preferred Stock does not provide its holders with any preemptive rights, rights of first refusal, or director-appointment rights.

Series B Variable Rate Convertible Preferred Stock

The board of directors has designated 30,000 shares of capital stock for issuance as “Series B Variable Rate Convertible Preferred Stock.” As of the date of this prospectus, the Company has 2,250.95 shares of Series B Preferred Stock issued and outstanding. Holders of the Series B Variable Rate Convertible Preferred Stock are entitled to receive cumulative dividends at the per annum rate of LIBOR plus four percent, either in cash or shares of common stock (or a combination thereof), on a quarterly basis; however, the Company may issue common stock in lieu of cash to satisfy its dividend-payment obligations only if certain conditions are met. These conditions relate to the Company’s compliance with certain terms of the related Securities Purchase Agreement, the listing and trading of our common stock, the trading price of the Company’s common stock, and certain other conditions set forth in the Certificate of Designation for Series B Variable Rate Convertible Preferred Stock. Upon a liquidation of the Company, the holders of such preferred shares will be entitled to receive, prior to any distribution to holders of our common stock, a liquidation preference equal to the sum of (i) the stated value of their shares (generally $1,000 per share), plus (ii) all then accrued but unpaid dividends. Holders of Series B Variable Rate Convertible Preferred Stock may convert all or a portion of their preferred shares into common stock on the terms and conditions set forth in the related Certificate of Designation. The current conversion price for shares of Series B Variable Rate Convertible Preferred Stock is $1.00, subject to adjustment as described in the related Certificate of Designation. Holders of the Series B Variable Rate Convertible Preferred Stock currently have the right to convert their preferred shares into an aggregate of 2,250,950 shares of common stock. The Series B Variable Rate Convertible Preferred Stock does not provide its holders with any preemptive rights, rights of first refusal, or director-appointment rights.

DISCLOSURE OF SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. Under the Minnesota Business Corporation Act, the term “proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the Company. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is hereby made thereto for a complete statement of such indemnification rights.

Article VI of the Company’s articles of incorporation, as amended, and Article VI of its corporate bylaws provide that each Company director and officer, past or present, and each person who served or may have served at the request of the Company as director, officer, employee and agent of another corporation or employee-benefit plan, and their respective heirs, administrators and executors, shall be indemnified by the Company in accordance with, and to the extent permissible by, applicable Minnesota law. Specifically, Company directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for: (i) any breach of the director’s duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith, or which involve intentional misconduct, or a knowing violation of law; (iii) corporate distributions which are in contravention of restrictions in the Minnesota Business Corporation Act, the Company’s articles of incorporation or the Company’s bylaws, or any agreement to which the Company is a party; (iv) violations of Minnesota securities laws; (v) any transaction from which the director derives an improper personal benefit; or (vi) any act or omission occurring prior to the effective date of the provisions in the Company’s articles of incorporation eliminating or limiting director liability. These provisions in our articles of incorporation will generally not limit liability under state or federal securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised by its counsel that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

VALIDITY OF COMMON STOCK

Maslon Edelman Borman & Brand, LLP, of Minneapolis, Minnesota, will pass upon certain legal matters in connection with the validity of the shares offered by this prospectus.

EXPERTS

The financial statements of Spectre Gaming, Inc. for the years ended December 31, 2004 and December 31, 2005 included in this prospectus have been included herein in reliance on the report, which includes a paragraph relating to the ability of Spectre Gaming, Inc. to continue as a going concern, of Virchow, Krause & Company, LLP, an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors
Spectre Gaming, Inc.
Minneapolis, Minnesota

We have audited the accompanying balance sheets of Spectre Gaming, Inc. as of December 31, 2005 and 2004, and the related statements of operations, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spectre Gaming, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had net losses for the years ended December 31, 2005 and 2004, had an accumulated deficit at December 31, 2005 and does not have adequate liquidity to fund its operations through out fiscal 2006. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
February 10, 2006, except for Note 18, as to which the
date is March 21, 2006 and Notes 2 and 5 as to
which the date is May 23, 2006

Spectre Gaming, Inc.
Balance Sheets

	As of December 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,656,831	$2,431,280
Other receivables	9,722	—
Inventory	300,009	4,204
Deposits	20,050	20,000
Current assets of discontinued operations	536,217	2,568,585
Prepaid expenses	57,566	33,438
Total current assets:	2,580,395	5,057,507

Property, equipment and leasehold improvements, net	66,231	9,729
Leased gaming equipment, net	109,629	—
Long-term technology and distribution rights, net	4,397,849	—
Prepaid license fees	187,500	187,500
Other assets of discontinued operations	163,500	809,318
Other assets	11,436	206,937
Total Assets:	$7,516,540	$6,270,991

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Convertible note payable, net	$-	$354,134
Current portion of long-term debt	1,500,000	-
Short-term debt, net	1,500,000	1,373,611
Accounts payable	69,635	110,110
Accrued expenses	467,870	98,771
Liabilities of discontinued operations	303,228	647,428
Total current liabilities:	3,840,733	2,584,054
Long-term debt, less current portion	750,000	—

Total liabilities	4,590,733	2,584,054
SHAREHOLDERS’ EQUITY:
Capital stock, par value $.01 per share, 100,000,000 shares authorized:
Series A Convertible Preferred Stock, par value $.01 per share:
Authorized shares -- 466,666
Issued and outstanding shares: 43,334 and 206,667 shares at December 31, 2005 and 2004, respectively ($65,001 and $310,000 liquidation preference at December 31, 2005 and 2004 respectively)	433	2,067
Series B Variable Rate Convertible Preferred Stock, par value $.01 shares: Authorized shares -- 30,000 Issued and outstanding shares: 7,420 and 0 shares at December 31, 2005 and 2004, respectively ($7,420,000 and $0 liquidation preference at December 31, 2005 and 2004, respectively)	74	—
Common stock, par value $.01 per share: Authorized shares - 99,503,334 and 99,533,334 at December 31, 2005 and 2004 respectively
Issued and outstanding shares, 13,520,439 and 12,888,213 at December 31, 2005 and 2004, respectively	135,204	128,882
Additional paid-in capital	37,208,067	25,087,624
Accumulated deficit	(34,253,490)	(20,608,011)
Deferred equity compensation	(164,481)	(923,625)
Total shareholders’ equity:	2,925,807	3,686,937
Total liabilities and shareholders’ equity:	$7,516,540	$6,270,991

See accompanying notes to financial statements.

Spectre Gaming, Inc.
Statements of Operations

	For the Years ended December 31,
	2005	2004

REVENUE:
Sales	$—	$—

Cost of revenues	1,517	—
Gross loss	(1,517)	—

OPERATING EXPENSES:
Research and development	361,122	—
Sales and marketing	642,642	—
General and administrative	2,130,374	700,422
Total Operating Expenses:	3,134,138	700,422

Operating loss	(3,135,655)	(700,422)

OTHER INCOME (EXPENSE):
Interest income	31,126	11,331
Interest expense	(2,981,306)	(793,309)

Loss from continuing operations:	(6,085,835)	(1,482,400)

Loss from discontinued operations	(4,035,500)	(2,911,791)
Net Loss:	(10,121,335)	(4,394,191)

Preferred Stock Dividends	3,524,144	—
Net Loss attributable to common shareholders	$(13,645,479)	$(4,394,191)

NET LOSS PER COMMON SHARE BASIC AND DILUTED:
Loss from continuing operations	$(0.45	$(0.14)
Loss from discontinued operations	(0.30)	(0.28)
Net Loss	(0.75)	(0.42)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	(1.01)	(0.42)

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic and diluted	13,456,045	10,578,101

See accompanying notes to financial statements.

Spectre Gaming, Inc.
Statements of Shareholders’ Equity

	Series A Convertible Preferred Stock		Series B Variable Rate Convertible Preferred Stock		Common Stock		Additional Paid-In	Deferred Equity	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Equity
Balance at December 31, 2003	440,000	$4,400	—	$—	8,093,198	$80,932	$16,388,237	$—	$(16,213,820)	$259,749
Sale of common stock, net of issuance costs	—	—	—	—	3,343,418	33,434	5,128,994	—	—	5,162,428
Conversion of preferred stock to common stock	(233,333)	(2,333)	—	—	526,597	5,266	(2,933)	—	—	—
Issuance of common stock for purchased research and development	—	—	—	—	870,000	8,700	766,300	—	—	775,000
Issuance of common stock for distribution agreements	—	—	—	—	55,000	550	111,950	—	—	112,500
Issuance of options and warrants for services	—	—	—	—	—	—	1,355,076	(1,355,076)	—	—
Amortization of deferred equity compensation	—	—	—	—	—	—	—	431,451	—	431,451
Issuance of stock warrants related to notes payable	—	—	—	—	—	—	1,000,000	—	—	1,000,000
Beneficial conversion of note payable	—	—	—	—	—	—	340,000	—	—	340,000
Net and comprehensive loss	—	—	—	—	—	—	—	—	(4,394,191)	(4,394,191)
Balance at December 31, 2004	206,667	2,067	—	—	12,888,213	128,882	25,087,624	(923,625)	(20,608,011)	3,686,937
Sale of preferred stock, net of issuance costs	—	—	6,190	62	—	—	5,574,938	—	—	5,575,000
Conversion of notes payable to preferred stock	—	—	1,230	12	—	—	1,229,988	—	—	1,230,000
Conversion of preferred stock to common stock	(163,333)	(1,634)	—	—	368,617	3,686	(2,052)	—	—	—
Exercise of stock options	—	—	—	—	93,500	935	13,090	—	—	14,025
Cashless exercise of warrants	—	—	—	—	6,753	68	(68)	—	—	—
Conversion of note payable to common stock	—	—	—	—	163,356	1,633	340,503	—	—	342,136
Issuance of options and warrants for services	—	—	—	—	—	—	(56,880)	—	—	(56,880)
Amortization of deferred equity compensation	—	—	—	—	—	—	—	759,144	—	759,144
Issuance of stock warrants related to notes payable	—	—	—	—	—	—	1,608,064	—	—	1,608,064
Net and comprehensive loss	—	—	—	—	—	—	—	—	(10,121,335)	(10,121,335)
Preferred stock dividends	—	—	—	—	—	—	3,412,860	—	(3,524,144)	(111,284)
Balance at December 31, 2005 - Restated	43,334	$433	7,420	$74	13,520,439	$135,204	$37,208,067	$(164,481)	$(34,253,490)	$2,925,807

See accompanying notes to financial statements.

Spectre Gaming, Inc.
Statements of Cash Flows

	For the Years ended December 31,
	2005	2004
Operating activities
Net loss	$(10,121,335)	$(4,394,191)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	233,242	33,078
Loss on sale of property and equipment	4,811	—
Common stock issued for purchased research and development	—	775,000
Impairment of gaming equipment in inventory	1,361,594	—
Impairment of leased gaming equipment	907,058	—
Common stock issued for distribution agreements	—	112,500
Stock options and warrants issued for services	702,264	431,451
Amortization of original issue discount	1,622,177	522,823
Amortization of debt issuance costs	890,001	161,063
Amortization of long-term technology and distribution rights	602,151	—
Changes in operating assets and liabilities:
Accounts receivable	7,347	(7,347)
Other receivables	(105,126)	—
Inventory	(111,695)	(2,530,683)
Deposits	14,589	(51,258)
Prepaid license fees	—	(187,500)
Prepaid expenses	(28,839)	3,522
Other assets	—	(6,650)
Accounts payable and accrued expenses	84,423	751,922
Net cash used in operating activities:	(3,937,338)	(4,386,270)

Investing activities
Net proceeds from sale of property and equipment	3,172	—
Purchases of property, equipment and leasehold improvements	(215,238)	(94,742)
Purchases of leased gaming equipment	—	(750,733)
Technology and distribution rights	(2,000,000)	—
Net cash used in investing activities:	(2,212,066)	(845,475)

Financing activities
Debt financing costs	(105,000)	(143,000)
Exercise of stock options	14,025	—
Proceeds from sale of common stock, net of issuance costs	—	5,162,428
Proceeds from the sale of preferred stock, net of issuance costs	5,575,000	—
Proceeds from notes payable and common stock warrants issued	2,530,000	2,600,000
Payments on notes payable	(2,527,786)	(280,078)
Preferred stock dividend	(111,284)	—
Net cash provided by financing activities:	5,374,955	7,339,350

Increase (decrease) in cash and cash equivalents	(774,449)	2,107,605
Cash and cash equivalents at beginning of year	2,431,280	323,675
Cash and cash equivalents at end of year:	$1,656,831	$2,431,280

Supplemental cash flow information (Restated)
Cash paid for interest	$392,087	$98,190
Non-cash Investing and Financing Activities:
Common stock issued for payment on convertible notes payable	342,136	—
Warrants issued for services relating to debt issuance	723,775	225,000
Conversion of preferred stock to common stock	3,686	—
Warrants issued for guarantees on bridge loans	578,064	—
Warrants issued in connection with short-term debt	1,030,000	—
Inventory transferred to leased gaming equipment	523,775	—
Unsecured promissory note in exchange for long-term technology and distribution rights	3,000,000	—
Return of fixed assets and inventory for credit against accounts payable	100,000	—
Conversion of notes payable to preferred stock	1,230,000	—
Other receivable in exchange for the sale of property and equipment	7,768	—
Deemed preferred stock dividend	3,412,860

See accompanying notes to financial statements.

Spectre Gaming, Inc.
Notes to Financial Statements
For the years ended December 31, 2005 and 2004

1.	Description of Business

Spectre Gaming, Inc. (the “Company” or “Spectre,” “we,” “us” or “ours”) was incorporated in Minnesota in June 1990 under the name MarketLink, Inc. At that time, the Company provided telecommunications-based business-intelligence services to client end users. In January 1997, the Company changed its name to OneLink Communications, Inc., and later in June 2000, changed its name to OneLink, Inc. In July 2002, the Company ceased operating its telecommunications-based business, and in December 2002 sold substantially all of its assets. In September 2003, the Company adopted a new business plan focused on providing interactive electronic games to the Native American and charitable gaming markets, and in January 2004 changed its name to Spectre Gaming, Inc. In early 2005, the Company began placing its gaming machines on casino floors.

In May 2005 the Company acquired the exclusive license to a proprietary technology (Alpha-AWP) for the development and deployment of casino-style redemption or amusement-with-prize (AWP) games. The Company has begun the development of AWP games and plans to distribute the games to operators at various retail, commercial and entertainment venues in the United States which allow for such devices. In December 2005, the Company made the decision to focus its efforts exclusively in the AWP market.

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern. The Company had net losses for the years ended December 31, 2005 and 2004, had an accumulated deficit at December 31, 2005 and does not have adequate liquidity to fund its operations through fiscal 2006. The financial statements do not include any adjustments that might result from the outcome of this condition.

The Company, as noted above, is now pursuing business opportunities in the AWP market. To fund these business opportunities, the Company has engaged in debt and equity financing (see Notes 5, 10, 11, and 12). The Company anticipates engaging in additional debt and equity financing in the future. Nevertheless, there can be no assurance the Company will raise the necessary capital to fund its business. In addition, the Company is negotiating to extend the maturity dates of significant debt obligations. There can be no assurance extensions will be granted.

2.	Summary of Accounting Policies

Discontinued Operations. In December, 2005, the Company made the decision to exit the markets for it’s Class II and Class III gaming equipment. The Company began efforts to close its facilities in Tulsa, Oklahoma and El Cajon, California, terminate its employees and dispose of its remaining inventory and fixed assets in those markets. In accordance with appropriate accounting rules, the Company has reclassified its previously reported financial results to exclude the results of the discontinued operations and these results are presented on a historical basis as a separate line item in the Company’s statement of operations and balance sheets entitled “Discontinued Operations.” All of the financial information in the financial statements and notes to the financial statements has been revised to reflect only the results of continuing operations.

Based on discussions with potential buyers, industry operators, sales efforts and limited sales results, the Company determined that the assets of discontinued operations were impaired. The Company recognized impairment charges of $1,361,594 on its gaming equipment in inventory and $907,058 on its previously leased gaming equipment and other fixed assets. The remaining assets of discontinued operations are classified as “Current assets of discontinued operations” and “Other assets of discontinued operations” on the balance sheet. Since the remaining value of those assets was based on limited data and management’s best estimate, the Company cannot assure that it will realize the remaining carrying value of those assets upon their disposition.

In accordance with the provisions of SFAS 144, the Company has not included the results of operations of its Class II and Class III business in the results from continuing operations. The results of operations for this business have been reflected as discontinued operations. The loss from discontinued operations for the years ended December 31, 2005 and 2004, respectively, consist of the following:

	For the Years ended December 31,
	2005	2004

REVENUE:
Sales	$474,074	$82,689

Cost of revenues	367,769	63,746
Gross profit	106,305	18,943

OPERATING EXPENSES:
Research and development	240,482	1,045,000
Sales and marketing	1,011,951	-
General and administrative	620,720	1,885,734
Impairment of gaming equipment in inventory	1,361,594	-
Impairment of leased gaming equipment	907,058	-
Total Operating Expenses:	4,141,805	2,930,734
Net loss from discontinued operations	$(4,035,500)	$(2,911,791)

Operating expenses included in discontinued operations are those costs which directly relate to Class II and Class III operations that will not be incurred in connection with continuing operations.

Revenue Recognition. The Company derives its revenues primarily two ways, through fixed rate leasing and participation arrangements with its customers. Under both arrangements, the Company retains ownership of the equipment installed at a customer site and under the participation arrangements, receives revenue based on a percentage of the hold per day generated by each gaming system, which is generally considered both realizable and earned at the end of each gaming day. The Company accounts for both types of agreements as operating leases.

The Company records amounts being charged to customers for shipping and handling as sales in accordance with Emerging Issues Task Force (EITF) Issue 00-10, "Accounting for Shipping and Handling Fees and Costs." Shipping and handling costs incurred by the Company are included in cost of goods sold.

In December 2003, the SEC issued Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” SAB No. 104 sets forth the SEC Staff’s position regarding the point at which it is appropriate for a registrant to recognize revenue. The Staff believes that revenue is realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the seller’s price to the buyer is fixed or determinable, and collectibility is reasonably assured. The Company used the above criteria to determine whether revenue could be recognized, and is recognizing revenue in accordance with SAB 104.

Cash and Cash Equivalents. The Company includes as cash and cash equivalents highly liquid, short-term investments with maturity of three months or less when purchased, which are readily convertible into known amounts of cash. The Company maintains its cash in high quality financial institutions. The balances, at times, may exceed federally insured limits.

Accounts Receivable. The Company reviews customers’ credit history before extending unsecured credit and establishes an allowance for uncollectible accounts based upon factors surrounding the credit risk of specific customers and other information. Accounts receivable over 30 days are considered past due. The Company does not accrue interest on past due accounts receivable. Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and specific circumstances of the customer. No allowance was considered necessary at December 31, 2005 and 2004, respectively.

The Company extended unsecured credit to customers in the normal course of business.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions affecting the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Inventory. Inventory, which consists principally of gaming products and related materials, is stated at the lower of cost (determined on the specific identification method) or market. At December 31, 2005 the Company had $120,516 of finished goods inventory and $179,493 of spare parts and gaming cabinets.

Prepaid License Fees. Prepaid license fees relate to licenses associated with the themes of certain gaming machines which are licensed from unrelated parties. Under participation agreements and upon the placement of the machines into service, the Company will begin amortizing the licenses over the estimated useful life of the pertinent machines of 3 years. These licenses are associated with Class II and Class III gaming equipment. However, the Company has been negotiating with the unrelated party to apply the prepaid license fees against future amounts due to the vendor from AWP operations. These negotiations are ongoing, but management believes they will obtain this right.

Deposits. Deposits primarily relate to deposits with utility companies and landlords, and deposits placed on corporate credit cards.

Leased Gaming Equipment and Property, Equipment and Leasehold Improvements. Leased gaming equipment and property, equipment and leasehold improvements were stated at cost. Gaming machines placed with customers under participation arrangements are included in leased gaming equipment. Depreciation of an asset is recognized on the straight-line basis over the asset’s estimated useful life ranging from three to five years. Leasehold improvements were amortized using the straight-line method over the shorter of the lease term or the estimated useful life. Maintenance, repairs and minor renewals are expensed when incurred. Sales and retirements of depreciable property were recorded by removing the related cost and accumulated depreciation from the accounts. Gains or losses on sales and retirements of property are reflected in the Company’s results of operations. Depreciation and amortization expense on leased gaming equipment and property, equipment and leasehold improvements was $19,398 and $631 for the years ended December 31, 2005 and 2004, respectively.

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its fair value, which considers the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs of disposal. In connection with the change to focus the business on the AWP market, the Company recorded an impairment of $907,058 for the year ended December 31, 2005.

Technology and Distribution Rights. The Company’s technology and distribution rights relate to a $5,000,000 fee for redemption technology licensed from Bally Gaming, Inc. The technology and distribution rights are being amortized over the five-year term of the agreement. (Note 9)

Debt Issuance Costs. The Company capitalizes debt issuance costs and amortizes the costs over the life of the loan using the straight-line method, which approximates the interest method. The capitalized costs related to the convertible debt investment from Pandora Select Partners LP (“Pandora”) in May 2004 included the origination fee paid to Pandora of $33,000, the $50,000 cash paid to Blake Capital Advisors, LLC (“Blake”), the value of the warrants issued to Blake and $10,000 of legal fees, and are included in other assets in the financial statements. The warrants issued to Blake were valued at $225,000 using the Black-Scholes pricing model. The capitalized costs related to the loans from Pandora and Whitebox Intermarket Partners LP in September 2004 included the origination fee paid of $45,000 and $5,000 of legal fees. The capitalized costs related to the loans from Pandora and Whitebox in September 2004 also included the fee paid in March 2005 of $37,500 and June 2005 of $37,500 to allow the Company to extend the due date of the notes. The capitalized costs related to the loan from Crown Bank in June 2005 included the origination fee paid of $30,000 and the value of the warrants issued to Ronald E. Eibensteiner (the Company’s former Chairman and Chief Executive Officer) and D. Bradly Olah, who became the Company’s President on August 2, 2005, for their personal guarantee of the loan. The warrants issued to Messrs. Eibensteiner and Olah were valued at $578,064 using the Black-Scholes pricing model.

At December 31, 2005 the Company had no unamortized debt issuance costs and at December 31, 2004 the Company had unamortized debt issuance costs of $206,937, classified as other assets on the balance sheet. Amortization of the debt issuance costs for the years ended December 31, 2005 and 2004 was $890,001 and $161,063, respectively.

Fair Value of Financial Instruments. The carrying amounts for all financial instruments approximate fair value. The carrying amounts for cash, accounts receivable, accounts payable, accrued expenses and short-term debt approximate fair value because of the short maturity of these instruments. The fair market value of the Company’s long-term debt appears to be less than the book value at December 31, 2005. The interest rate on the long-term debt is fixed at 12%. Recent negotiations with lenders as disclosed in notes 16 and 18 indicate the Company may realize higher interest rates on future borrowings.

Research and Development Costs. Costs related to research, design and development of products are charged to research and development expense as incurred. Software development costs are capitalized beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. The Company uses the working model approach to determine technological feasibility. Generally, the Company’s products are released soon after technological feasibility has been established. As a result, the Company has not capitalized any internal software development costs, since such costs have not been significant and the products are released shortly after technological feasibility. Research and development expense for continuing operations was $361,122 and $0 for the years ended December 31, 2005 and 2004, respectively.

Net Loss Per Common Share. Basic and diluted loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding for the reporting period. Dilutive common-equivalent shares have not been included in the computation of diluted net loss per share because their inclusion would be antidilutive. Antidilutive common-equivalent shares issuable based on future exercise of stock options or warrants , totaling 13,899,804 shares, could potentially dilute basic loss per common share in subsequent years. All options and warrants outstanding were antidilutive for the years ended December 31, 2005 and 2004. (See Note 6)

Advertising Expense. Advertising costs are charged to operations when incurred. Advertising expense for continuing operations was $9,594 and $6,885 for the years ended December 31, 2005 and 2004, respectively.

Stock-Based Compensation. In accordance with Accounting Principles Board (“APB”) Opinion No. 25 and related interpretations, the Company uses the intrinsic value-based method for measuring stock-based compensation cost which measures compensation cost as the excess, if any, of the quoted market price of the Company's common stock at the grant date over the amount the employee must pay for the stock. The Company's general policy is to grant stock options and warrants at fair value at the date of grant. Options and warrants issued to employees are recorded at fair value, as required by Statement of Financial Accounting Standards (“SFAS”) No. 123 "Accounting for Stock Based Compensation", using the Black-Scholes pricing model. The Company has adopted the disclosure only provision of SFAS No. 148, “Accounting for Stock Based Compensation.”
Employees

The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options and warrants issued to employees. Had compensation costs for the Company's stock options and warrants been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's net loss and loss per share would have been changed to the approximate pro forma amounts indicated below:

	Year Ended December 31,
	2005	2004
	(Restated)
Net loss attributable to common shareholders
As reported	$(13,645,479)	$(4,394,191)
Pro forma	(14,575,696)	(4,925,051)

Basic and diluted net loss attributable to common shareholders per common share
As reported	$(1.01)	$(0.42)
Pro forma	(1.08)	(0.47)

Stock-based compensation
As reported	$—	$—
Pro forma	930,217	530,860

The following significant assumptions were utilized to calculate the fair value information presented utilizing the Black-Scholes pricing model:

	Year Ended December 31,
	2005	2004
Risk Free interest rate	4.10%	3.04%
Expected life	4.51 years	5.09 years
Expected volatility	158%	640%
Expected dividends	0%	0%

Non-employees

During the years ended December 31, 2005 and 2004, the Company has issued options and warrants to purchase 1,516,666 shares and 1,095,000 shares, respectively of the Company’s common stock to non-employees, mostly consultants, with exercise prices ranging from $0.75 per share to $3.30 per share and expiring at various times through June 2014. Pursuant to Emerging Issues Task Force 96-18 (EITF 96-18), “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” the Company will value and record an expense related to the options on the earlier of the date a performance commitment is met or the date the performance is complete. The Company recorded an expense of $702,264 and $431,451 for the years ended December 31, 2005 and 2004, respectively, in accordance with EITF 96-18. During the year ended December 31, 2005, options for 295,000 shares of the Company’s common stock were cancelled.

Income Taxes. The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to the temporary differences between the financial and income tax reporting bases of assets and liabilities.

Reclassifications. Certain accounts in the prior years financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statement. These reclassifications had no effect on the net loss or shareholders’ equity.

Recent Accounting Pronouncements. In November 2004, FASB issued SFAS No. 151 “Inventory Costs” amends the guidance in ARB No. 43, Chapter 4 “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 pf ARB 43, Chapter 4, previously stated that under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No, 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005, or fiscal 2006 for the Company. Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date SFAS No. 151 was issued. SFAS No. 151 shall be applied prospectively. The Company does not expect the adoption of SFAS No. 151 to have a material effect on its financial statements.

In December 2004, FASB issued SFAS No. 123R which requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees, but expressed no preference for the type of valuation model. SFAS No. 123R is effective for small business issuers as of the annual reporting periods that begin after December 15, 2005, or fiscal 2006 for the Company. The Company will adopt SFAS No. 123R in its first fiscal 2006 quarter. The impact of SFAS No. 123R for 2006 is expected to be approximately $770,000 based on options outstanding at December 31, 2005 which will vest during 2006.

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, a replacement of APB Opinion No. 20 and FASB Statement No. 3. The statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005. The statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this statement. The Company does not expect the adoption of SFAS No. 154 to have a material effect on its financial statements.

3.	Asset Acquisition

In December 2004, the Company signed an asset purchase agreement with Streamline Development Company, Inc. (“Streamline”) whereby the Company acquired all of the assets and intellectual property of Streamline. Pursuant to the agreement the Company made a $20,000 cash payment and issued 70,000 unregistered shares of the Company’s common stock to Streamline. The shares were valued at the trading price of the Company’s common stock on the day the agreement was executed, $2.50 per share, and charged to research and development expense since the technological feasibility of the assets purchased had not yet been achieved. An additional 280,000 shares of the Company’s common stock will be issued to Streamline upon the achievement of certain development milestones. The shares will be expensed as development occurs, and valued at the trading price of the Company’s common stock, on the day the milestone is completed. Streamline is majority owned by two individuals who became employees of the Company in 2004. The Streamline technology relates primarily to Class II gaming products. As such, the in-process research and development charge is classified as discontinued operations in the 2004 income statement.

When the Company acquires technology from another entity, the purchase price is allocated, as applicable, between purchased in-process research and development expense (“IPR&D”), other identifiable intangible assets and net tangible assets. The Company’s policy defines IPR&D as the value assigned to those projects for which related products have not reached technological feasibility and have no alternative future use. The Company has charged to research and development expense the consideration paid to Streamline because the assets acquired had not yet reached technological feasibility.

4.	Property, Equipment and Leasehold Improvements and Leased Gaming Equipment

At December 31, 2005 and 2004, the Company’s leased gaming equipment and property, equipment and leasehold improvements consisted of the following:

	2005	2004	Estimated Useful Lives
Furniture and equipment	$79,124	$10,360	3-5 years
Leasehold improvements	11,931	—	12-24 months
Total property, equipment and leasehold improvements	91,055	10,360
Less accumulated depreciation	(24,824)	(631)
Total property, equipment and leasehold improvements, net	$66,231	$9,729

Leased gaming equipment	$111,532	$—	3 years
Less accumulated depreciation	(1,903)	—
Total leased gaming equipment	$109,629	$—

Leased gaming equipment at December 31, 2005 includes machines at customer facilities on a test basis.

5.	Shareholders’ Equity

Our authorized capital consists of 100,000,000 shares of capital stock. Pursuant to authority granted by the Company’s articles of incorporation, our board of directors, without any action by the shareholders, may designate and issue shares in such classes or series (including classes or series of common stock and/or preferred stock) as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights.

Common Stock

In November 2003, the Company began a private placement which ended in March 2004 (the “Offering”). A majority of the sales of the Company’s common stock occurred after December 31, 2003. In the Offering, the Company sold a total of 1,796,829 shares of its common stock (of which 1,531,989 were sold in 2004) for a per share price of $0.75 (i.e., raising a gross total of $1,347,622, $1,148,996 of which was raised in 2004). The Offering was a private placement made under Rule 506 promulgated under the Securities Act of 1933, as amended. The Company raised funds in this private placement in anticipation of entering into the business of developing, manufacturing, distributing and servicing gaming machines, primarily for the Native American and charitable gaming markets. The Company used an agent for a portion of these sales. As a fee, the Company paid the agent $62,550 in cash which was accounted for as a reduction of gross proceeds, and issued the agent fully-vested five-year warrants to purchase up to 83,400 shares of the Company’s common stock for an exercise price of $0.75 per share. In addition, the Company incurred legal fees and other expenses of $19,407 related to the Offering.

In November, 2004, the Company closed on a private placement (the “Second Offering”) of 1,811,429 Units (“Units”), each consisting of one share of common stock, par value $.01 per share, and five-year warrants to purchase one additional share of common stock at a purchase price of $3.75 per share. The per-Unit price was $2.50 (i.e., raising a gross total of $4,528,573). The Company used two agents in completing the sale of the Units in the Second Offering. As a fee, the Company paid the agents $362,286 in cash, and issued the agents fully-vested five-year warrants to purchase up to 181,143 Units for an exercise price of $2.50 per Unit. In addition, the Company incurred legal fees and other expenses of $70,898 related to the Second Offering.

Preferred Stock

During the year ended December 31, 2001, the Company sold 440,000 shares of Series A Convertible Preferred Stock and received net proceeds of $615,133. The preferred stock has voting rights identical to common stock. In the event of liquidation, the Series A Preferred Shareholders receive a liquidation preference. Although no dividends are required with respect to the Series A Preferred Stock, no dividend shall be paid on any shares of common stock unless comparable dividends are paid on the Series A Preferred Stock.

The holders of Series A Convertible Preferred Stock may elect to convert all or a portion of such shares into shares of the Company’s common stock in the manner set forth in the Series A Convertible Preferred Stock Certificate of Designation on file with the Minnesota Secretary of State. After adjustment pursuant to the terms of the Certificate of Designation, each share of Series A Convertible Preferred Stock currently converts into 2.257 shares of the Company’s common stock.

During 2004, holders of 233,333 shares of the Company’s Series A Convertible Preferred Stock converted their preferred shares into 526,597 shares of the Company’s $.01 par value common stock. At December 31, 2004, there were outstanding 206,667 shares of Series A Convertible Preferred Stock which were convertible into an aggregate of 466,452 shares of the Company’s common stock with a liquidation preference of $310,000.

During 2005, holders of 163,333 shares of the Company’s Series A Convertible Preferred Stock converted their preferred shares into 368,617 shares of the Company’s $.01 par value common stock. At December 31, 2005, there were outstanding 43,334 shares of Series A Convertible Preferred Stock which were convertible into an aggregate of 97,799 shares of the Company’s common stock with a liquidation preference of $65,001.

On October 27, 2005, the Company sold an aggregate of 7,420 shares of Series B Variable Rate Convertible Preferred Stock, together with five-year warrants to purchase an aggregate of 4,637,500 shares of common stock at $1.84 per share. In the event of liquidation, the Series B Variable Rate Convertible Preferred Shareholders receive a liquidation preference. The Series B Variable Rate Convertible Preferred shareholders are entitled to cash dividends, payable quarterly. Under certain circumstances, the Company can pay the dividends with its common stock.

The Company is obligated to pay dividends on the Series B Variable Rate Convertible Preferred Stock on a quarterly basis, based on a rate per annum equal to the 6-month LIBOR on the day before the quarterly interest period, plus 4%. Under certain circumstances specified in the Certificate of Designation, the Company may pay the dividends with its common stock.

The holders of Series B Variable Rate Convertible Preferred Stock may elect to convert all or a portion of such shares into shares of the Company’s common stock in the manner set forth in the Series B Variable Rate Convertible Preferred Stock Certificate of Designation on file with the Minnesota Secretary of State. After adjustment pursuant to the terms of the Certificate of Designation, the preferred shares are convertible into an aggregate of 4,637,500 of common stock at a conversion price of $1.60 per share.

Of the 7,420 shares of Series B Variable Rate Convertible Preferred Stock sold, subscriptions for an aggregate of 1,230 shares were accepted, in lieu of cash, upon conversion of $1,230,000 of the principal amounts of nine unsecured short-term promissory notes made to the Company. Sales of the Series B Variable Rate Convertible Preferred Stock and warrants raised an aggregate of $7,420,000 in gross proceeds (which figure includes the conversion of $1,230,000 of principal amount of loans made to the Company) less approximately $615,000 in sales commissions payable in cash. In addition to cash compensation, selling agents received five-year warrants to purchase an aggregate of 695,624 shares of the Company’s common stock at an exercise price of $1.84 per share.

The Company used the Black Scholes pricing model to determine the value of the 4,637,500 warrants and the conversion feature of the Series B Variable Rate Convertible Preferred Stock. The value of the preferred stock itself was assumed to be the face value because we were unable to obtain a comparable market based value for the stock. The Company allocated the proceeds received based on the relative fair values. Therefore, pursuant to EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, the Company recognized a deemed dividend on the embedded conversion feature of the preferred stock of $3,412,860.

As a condition of the Series B Variable Rate Convertible Preferred Stock offering, the Company was required to reserve $75,000 of the gross proceeds to make regularly scheduled interest payments on the Pandora Select Partners, L.P. and Whitebox Intermarket Partners, L.P. notes (see note 11). An additional condition of the Series B Variable Rate Convertible Preferred Stock offering, the Company agreed to sell its Class II and Class III gaming machines to an unaffiliated person on or before March 31, 2006. The Company is unsure whether it will be able to dispose of the machines on or before March 31, 2006, but does not believe that there will be an effect on the financial statements if it does not.

If a purchaser of the Series B Variable Rate Convertible Preferred Stock still owns such stock on the 36-month anniversary of the closing date, the Company shall issue such purchaser additional warrants to purchase up to a number of shares of common stock equal to 100% of the stated value of the Series B Variable Rate Convertible Preferred Stock then held by such purchaser divided by the lesser of then applicable conversion price or the average of the closing prices for the five trading days immediately prior to the additional warrant issuance date, with an exercise price equal to the lesser of (i) the then applicable conversion price, (ii) the then applicable exercise price of any warrants held by such purchaser or (iii) 50% of the average of the closing prices for the five trading days immediately prior to the additional warrant issuance date, subject to adjustment therein.

6.	Warrants and Stock Options

During 2003, 16,666 five-year warrants were issued to a consultant and none were exercised. The warrants issued to the consultant are earned and vest as the consultant achieves milestones as described in the consulting agreement. Pursuant to Emerging Issues Task Force 96-18 (EITF 96-18), “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” the Company has valued and will record an expense related to the warrants as the milestones are achieved. At December 31, 2005 and 2004, no expense has been recorded related to these warrants as no milestones were achieved.

At December 31, 2005, the Company had 10,456,988 warrants outstanding with exercise prices ranging from $0.75 to $3.75. The warrants expire serially through December 2010.

The Company established a stock option plan in 1999 (“1999 Stock Option Plan”) to provide incentives to directors and officers and under which 300,000 shares of common stock have been reserved for issuance. The options can only be non-qualified stock options and are valued at the fair market value of the common stock on the date of grant unless otherwise determined by the plan administrator, in which case the option may not be less than 85% of the fair market value of the common stock on the date of grant.

The Company established a stock option plan in 2004 (“2004 Stock Option Plan”) to provide incentives to employees, directors, officers and consultants and under which 2,000,000 shares of common stock have been reserved for issuance. The options can be either incentive stock options or non-statutory stock options and are valued at the fair market value of the stock on the date of grant. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases, may not be less than 110% of such fair market value. The exercise price of non-statutory options may not be less than 100% of the fair market value of the stock on the date of grant.

During 2005 and 2004, the Company issued options for 2,005,000 shares of the Company’s common stock outside of the Company’s stock option plans.

At December 31, 2005, the Company had 771,982 exercisable options outstanding with a weighted-average exercise price of $1.87, and a weighted-average remaining contractual life of 7.2 years. At December 31, 2004, the Company had 327,772 exercisable options outstanding with a weighted-average exercise price of $1.00, and a weighted-average remaining contractual life of 8.9 years.

The weighted-average grant date fair market value of options granted to employees during the year ended December 31, 2005 and 2004 was $1.92 and $2.03, respectively.

The following table summarizes options and warrants to purchase shares of the Company’s common stock:

	Options Outstanding	Weighted Average Exercise Price Per Share of Options	Range of Option Exercise Price	Warrants Outstanding	Weighted Average Exercise Price Per Share of Warrants
Balance at December 31, 2003	218,607.67		$0.15 to $6.00	74,325	3.71
Granted	2,334,167	2.18	$0.75 to $3.50	2,657,115	3.41
Canceled/expired	(185,835)	2.25	$2.00 to $3.09	(33,494)	4.47
Balance at December 31, 2004	2,366,939	2.04	$0.15 to $6.00	2,697,946	3.41
Granted	1,607,500	2.17	$1.60 to $2.45	7,949,374	1.64
Exercised	(93,500)	.15	$0.15	(9,917)	.75
Canceled/expired	(438,123)	2.43	$2.00 to $3.50	(180,415)	2.22
Balance at December 31, 2005	3,442,816	$2.10	$0.15 to $6.00	10,456,988	$2.07

The following table summarizes information about stock options outstanding at December 31, 2005:

	Options outstanding			Options exercisable
Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$0.15	39,833	7.75	$0.15	39,833	$0.15
$0.75	83,333	7.88	0.75	62,499	0.75
$1.50 - $1.70	950,000	6.98	1.55	180,000	1.50
$1.83 - $2.05	572,500	6.04	2.00	200,000	2.02
$2.15 - $2.25	325,000	5.54	2.22	175,000	2.19
$2.40 - $2.55	1,301,875	8.44	2.51	64,375	2.42
$2.70 - $3.00	13,609	2.48	2.82	13,609	2.82
$3.20 - $3.50	150,000	6.78	3.20	30,000	3.20
$6.00	6,666	3.70	6.00	6,666	6.00
$0.15 to $6.00	3,442,816	7.24	$2.10	771,982	$1.87

7.	Software

On March 4, 2004, the Company signed an agreement with MET Games, Inc. (“MET”) to purchase certain Linux-based software and technology being developed by and owned by MET for the operation of certain gaming computers and systems. Pursuant to the agreement, the Company made a $250,000 cash payment to MET and issued 800,000 unregistered, restricted shares of the Company’s common stock. The Company intended to use the software as it developed its business opportunities in the Native American Class II and charitable gaming markets.

The Company had the right to terminate the agreement and recover the $250,000 payment and 800,000 unregistered, restricted shares of the Company’s common stock if MET failed to deliver software that meets the specifications detailed in the agreement or in the event that MET failed to provide the software in accordance with the development schedule detailed in the agreement. Despite this fact, due to the development of the software not having reached technological feasibility on the date of the agreement and the $250,000 cash payment being a significant performance commitment, the Company expensed the cash payment and the value of the common stock, $600,000, as research and development expense. For this purpose, the common stock was valued at $0.75 per share, based upon the price of the Company’s then recently completed private placement.

MET is wholly-owned by an individual who became an employee of the Company on March 4, 2004 and is no longer an employee as of March 2006.

On February 3, 2005, the Company and MET executed an amendment to the Software Development Agreement to be effective January 24, 2005. The amendment provides for the Company’s acceptance of MET’s non-conforming delivery of the software in exchange for MET’s reimbursement to the Company of up to $100,000 for all internal and external costs and expenses related to the completion of the software and the Company’s access to MET’s office and warehouse space to facilitate the completion of the software. As of December 31, 2005, $100,000 has been recorded as an other receivable, which is included in current assets of discontinued operations, for expenses related to completion of the software. In connection with the amendment, the Company agreed to release the restrictions on 100,000 shares of common stock immediately and on the remaining 700,000 shares commensurate with revised milestone achievements. The amendment did not change the Company’s ownership rights or limit its risks with respect to the completed software. As a result there were no accounting adjustments or revisions attributable to this amendment.

With the decision to exit the Class II market, the Company ceased to develop on and pursue the use of the MET technology as of December 31, 2005.

8.	Distribution Agreement

In June 2004, the Company signed a distribution agreement to become the exclusive distributor of Games of Chance, Inc. (“GOC”). Under the terms of the five-year agreement the Company will issue an aggregate of 200,000 shares of the Company’s common stock, 50,000 shares of which were issuable upon the signing of the agreement with the remaining 150,000 shares issuable in five 30,000-share installments on each of the five anniversaries of the agreement. The shares issued upon the signing of the agreement were expensed at $100,000, their current value on the date of the agreement. In addition, GOC received an option to purchase 500,000 shares of the Company’s common stock at an exercise price of $2.50 per share. The options vest in increments of 25,000 shares as the Company places or sells 500 GOC machines. Pursuant to Emerging Issues Task Force 96-18 (EITF 96-18), “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services,” the Company will value and record an expense related to the options as the machines are sold. At December 31, 2005 and 2004, $0 and $4,500 had been recorded for expense of these options. As of December 31, 2005, the Company had placed 54 GOC machines. Upon signing, the Company also paid GOC $15,000 related to prior expenses incurred by GOC on behalf of the Company in 2004.

In connection with the distribution agreement the Company signed a five-year consulting agreement (“Consulting Agreement”) with Barry Quick, the spouse of the President of GOC. The Consulting Agreement calls for monthly payments to Mr. Quick of $10,000 and is terminable, without penalty, for cause or non-performance. The agreement was terminated on October 31, 2005. The Company incurred expense of $100,000 and $75,000 for the years ended December 31, 2005 and 2004, respectively.

With the decision to exit the Class III market, the Company ceased distributing GOC games as of December 31, 2005.

9.	Redemption Technology and Supply Agreement

On May 24, 2005, the Company entered into a Redemption Technology and Supply Agreement (the “Agreement”) with Bally Gaming, Inc., a Nevada corporation.

Under the Agreement Bally granted to the Company: (i) an exclusive license to market and distribute redemption games using equipment containing certain proprietary technology of Bally; (ii) an exclusive license to utilize the technology to develop redemption games and gaming systems; and (iii) a non-exclusive license to use the technology for purposes ancillary to the foregoing (collectively, the “License”). In addition to obtaining the License, the Agreement provides that the Company shall have the right to exclusively license Bally-owned game themes for use with the Company’s redemption games and systems.

The Agreement and the License last for an initial term of five years, but may be extended if the Company meets certain performance targets. Under the Agreement, the Company will pay an upfront License fee of $5 million, payable as follows: $1 million was due on or prior to June 23, 2005; $1 million was due no later than August 15, 2005; and the remaining $3 million was payable pursuant to an unsecured two-year promissory note providing payments in four equal installments on each successive six-month anniversary of the Agreement. The note bears interest at 12% per annum. The Agreement and note were subsequently amended and Spectre paid Bally a total of $2,750,000, plus interest, in 2005. The Company has $2,250,000 remaining due under the amended note at December 31, 2005, and has payments due of $750,000, plus interest, on March 31, 2006, September 30, 2006 and March 31, 2006.

In addition to the License fee, beginning in January 2007 the Agreement requires the Company to pay royalties monthly based on the number of in-service redemption games during each day of the Agreement’s term.

Under the Agreement, the Company will have the right to have Bally provide transition training services so that Company employees may become familiar with the licensed technology. The Agreement also provides fixed pricing for the Company’s (i) purchase of electronic components containing the licensed technology, (ii) purchase of gaming cabinets in which to house redemption games employing the licensed technology, (iii) purchase of materials to convert the redemption games into video lottery terminals and/or Class III gaming machines (i.e., slot machines), and (iv) acquisition from Bally of other services on an hourly basis. The Company recognized an intangible asset representing it rights under the Agreement, which it is amortizing over five years.

10.	Convertible Note Payable

On May 20, 2004, the Company received $1,100,000 in a convertible debt investment from Pandora Select Partners, L.P. (“Pandora”). The note was payable in interest only, at 10% per annum, through August 20, 2004, and thereafter is payable in equal monthly installments over the next 15 months. The note is convertible by Pandora into common stock of Spectre at $2.50 per share, and allows Spectre, subject to certain conditions and limitations, to make monthly installment payments with its common stock at a price per share equal to 90% of the average closing bid price of the common stock over the 30 trading days immediately preceding the payment date. In connection with the financing, Spectre paid a 3% origination fee, issued a fully-vested five-year warrant for the purchase of 200,000 shares of Spectre’s common stock at $2.50 per share, and granted Pandora a security interest in the Company’s assets. The gross proceeds of $1,100,000 were allocated between the convertible note and the common stock warrants based on the relative fair values of the securities at the time of issuance. The common stock warrants were valued using the Black-Scholes pricing model. The resulting original issue discount, the fair value of the warrants and the beneficial conversion of the note into common stock as defined in EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, will be amortized over the life of the promissory note using the straight-line method, which approximates the interest method. The note is convertible by the holder any time in whole or in part upon written notice to the Company. Such conversion is limited to the extent the holder’s beneficial ownership interest would exceed 4.99% of outstanding common stock at conversion. In addition, Spectre agreed to file a registration statement which was declared effective on January 24, 2005. In connection with the financing, the Company also paid a finder’s fee to Blake Capital Advisors, LLC (“Blake”), a Minnesota limited liability company wholly owned by Wayne W. Mills, a greater-than-five-percent shareholder of the Company, of $50,000 and issued a fully-vested five-year warrant for the purchase of 50,000 shares of the Company’s common stock at $2.50 per share and a fully-vested five-year warrant for the purchase of 50,000 shares at $3.00 per share, and paid legal fees of $10,000. The fees and the value of the warrants were recorded as deferred financing costs and were amortized over the life of the convertible debt.

The allocation of the gross proceeds of the convertible note payable is summarized below as of December 31, 2005 and 2004:

	2005	2004
Convertible note payable, total borrowed	$1,100,000	$1,100,000
Value of 200,000 warrants allocated to additional paid in capital	(450,000)	(450,000)
Value of beneficial conversion of note payable allocated to additional paid in capital	(340,000)	(340,000)
Convertible note payable, net of original issue discount	310,000	310,000
Amortization of original issue discount	790,000	324,212
Principal payments on convertible note	(1,100,000)	(280,078)
Convertible note payable, net at December 31,	$0	$354,134

11.	Short-term Debt

On September 10, 2004, the Company issued two $750,000 10% promissory notes. One note was issued to Pandora Select Partners, L.P. (“Pandora”) and the other note was issued to Whitebox Intermarket Partners, L.P. (“Whitebox”). The notes are payable interest only through March 10, 2005, at which time the principal is due. In connection with the financing, Spectre paid a 3% origination fee, issued five-year warrants for the purchase of 50,000 shares of Spectre’s common stock at $3.00 per share to both Pandora and Whitebox, and granted Pandora and Whitebox security interests in the Company’s assets. The gross proceeds of $1,500,000 were allocated between the notes and the common stock warrants based on the relative fair values of the securities at the time of issuance. The common stock warrants were valued using the Black-Scholes pricing model. The resulting original issue discount and the fair value of the warrants will be amortized over the life of the promissory note using the straight-line method, which approximates the interest method. In addition, Spectre agreed to file a registration with the SEC, which was declared effective on January 24, 2005.

On March 10, 2005, the Company signed amendments to the two $750,000 secured promissory notes issued to Pandora and Whitebox. The amendments extend the due date of the notes to June 10, 2005, which date was further extended by the Company to September 10, 2005. As part of the amendments the Company agreed to maintain assets whose value equals or exceeds the principal interest amounts then owned under the notes. For purposes of valuing the assets for compliance under this provision, the Company’s cash shall be valued at 100%, the Company’s accounts receivable shall be valued at 80% and the Company’s inventory and fixed assets shall be valued at 50% of their respective book values. As consideration for the amendments, the Company paid Pandora and Whitebox each $18,750 and amortized the expense over the first and second extension periods, respectively. On September 28, 2005 the Company entered into Forbearance and Extension Agreements with both Pandora and Whitebox extending the maturity dates of the two notes until September 30, 2006. Pursuant to the agreements, beginning October 10, 2005 and on the 10th day of each month thereafter, the Company is required to pay the accrued interest on the notes.

The allocation of the gross proceeds of the short-term debt is summarized below as of December 31, 2005 and 2004:
	2005	2004
Short-term debt, total borrowed	$1,500,000	$1,500,000
Value of 100,000 warrants allocated to additional paid in capital	(325,000)	(325,000)
Short-term debt, net of original issue discount	1,175,000	1,175,000
Amortization of original issue discount	325,000	198,611
Total short-term debt, net	$1,500,000	$1,373,611

Between September 30, 2005 and October 17, 2005, the Company issued nine unsecured short-term promissory notes to nine separate investors in exchange for a total of $1,030,000. All of the promissory notes accrued interest at the rate of 6% per annum, and became due and payable in full on October 21, 2005. The promissory notes (including accrued interest) were convertible, at the option of the noteholders and subject to certain conditions, into shares of the Company Series B Preferred Stock on or prior to their maturity date. One of the investors is D. Bradly Olah, the Company's President, and another investor is a corporation that is affiliated with Russell C. Mix, the Company's Chief Executive Officer.

In connection with the financing, the Company issued to the investors five-year warrants to purchase an aggregate of 2,060,000 shares of the Company's common stock for one dollar per share. The proceeds of $1,030,000 were allocated between the short-term notes and the warrants based on the relative fair market values of the securities at the time of issuance. The warrants were valued using the Black Scholes pricing model. The resulting original issue discount is being amortized over the life of the short-term notes using the straight-line method, which approximates the interest method. The beneficial conversion of the promissory notes into the Company’s common stock was valued using the Black Scholes pricing model, and determined to be zero. The warrants contain customary provisions for adjustment to the exercise price in the event of stock splits, combinations and dividends, and include cashless-exercise provisions. The warrants also contain anti-dilution adjustments to the exercise price and number of common shares issuable upon exercise in the event of certain dilutive issuances of equity securities.

On October 27, 2005, all of the unsecured short-term convertible promissory notes, totaling $1,030,000, were converted into an aggregate of 1,030 shares of the Company’s Series B Preferred Stock (see Note 5).

The allocation of the gross proceeds of the short-term debt is summarized below as of December 31, 2005:

Short-term debt, total borrowed	$1,030,000
Value of 1,760,000 warrants allocated to additional paid in capital	(1,030,000)
Short-term debt, net of original issue discount	0
Amortization of original issue discount	1,030,000
Short-term debt converted to preferred stock	(1,030,000)
Convertible note payable, net	$0

12.	Bank Promissory Note

On June 21, 2005, the Company issued a $1.5 million unsecured promissory note to Crown Bank of Edina, Minnesota. The note was due on August 31, 2005 and bore interest at 1% above prime and was paid in full in October 2005. In connection with this loan the Company paid a two percent origination fee, which was amortized from June 21, 2005 until August 31, 2005. The loan was guaranteed by two persons, Ronald E. Eibensteiner (the Company’s former Chairman and Chief Executive Officer) and D. Bradly Olah, who became our President on August 2, 2005. In exchange for their guarantees, the Company issued each of the foregoing guarantors five-year warrants to purchase 150,000 shares of the Company’s common stock at the price of $2.20, the closing price of the common stock on the date of issuance. The warrants were valued at $578,064 using the Black Scholes pricing model and the value of the warrants was amortized from June 21, 2005 until August 31, 2005 (see note 14). On September 29, 2005 the Company entered into a Forbearance and Extension Agreement with Crown Bank of Edina, Minnesota extending the due date of the $1.5 million unsecured promissory until October 31, 2005.

On October 28, 2005, the Company paid in full the balance of the unsecured promissory note to Crown Bank with proceeds received from the Series B Variable Rate Convertible Preferred offering.

13.	License Agreement

On June 30, 2004, the Company signed a three-year non-exclusive license agreement (“License Agreement”) with Bally Gaming Inc. (“Bally”). The License Agreement calls for the Company to purchase up to 3,000 game cabinets from Bally over the term of the License Agreement. Nevertheless, if the Company has purchased at least 70% of its Class II cabinet purchases from Bally during the term, Bally shall waive the 3,000 game cabinet purchase minimum. In addition, the Company was obligated to purchase at least 100 game cabinets from Bally, and incur certain minimum license-fee charges of $187,500, by June 30, 2004. As of December 31, 2005, the Company had not taken delivery of any of the products that include the license fee charges and therefore the minimum license fee paid is included in prepaid expenses at December 31, 2005 and December 31, 2004. Upon receipt of the machines that include the license fees and the placement of the machines, through a participation agreement, into service, the Company will begin amortizing the licenses over the three-year estimated useful life of the machines. In an August 12, 2005 letter agreement, Bally agreed to allow the prepaid license to be applied to Class III cabinet purchases. In connection with the termination, Bally agreed to allow the prepaid license fees of $187,500 to be applied to future Class III title purchases. The Company is in discussions with Bally to allow these fees to be applied against future AWP royalty fees due Bally.

14.	Related Party Transactions

The Company incurred expenses from corporations, owned by a former director of the Company and employing another former director and former officer of the Company, for rent and consulting services of approximately $149,000 and $102,000 during the years ended December 31, 2005 and 2004, respectively.

The Company incurred expenses from a corporation, partially owned by the CEO and director of the Company, for consulting services and expense reimbursements of approximately $214,000 and $81,000 during the years ended December 31, 2005 and 2004, respectively. The Company’s CEO also serves as a director of the corporation.

In February 2004, the Company entered into a consulting agreement with D. Bradly Olah, then a greater-than-five-percent shareholder of the Company. Pursuant to the consulting agreement, Mr. Olah received $12,500 per month for four months (ending as of May 31, 2004) in exchange for general consulting services. On June 1, 2004, the Company entered into a new consulting agreement with Mr. Olah providing for payments of $12,500 per month for a two-year term. In connection with the new consulting agreement, Mr. Olah received options to purchase up to 300,000 shares of the Company’s common stock at an exercise price of $2.15 per share (the fair value of the stock on the date of grant). Beginning on June 15, 2005, the option vests in 100,000-share increments on each June 15 through 2007, and has a five-year term during which the options must be exercised or forfeited. The options were measured on the date performance was complete; until then variable plan accounting was applied using the Black-Scholes pricing model. The options had a value of $640,954 at June 30, 2005, of which $260,519 had been charged to expense through June 30, 2005. Effective as of August 2, 2005, the Company’s board of directors elected D. Bradly Olah as its President to replace Russell Mix, who continues to serve as the Company’s Chief Executive Officer. The Consulting Agreement with Mr. Olah was terminated as a result of his appointment as President. For his services as President, the Company will compensate Mr. Olah with an annual salary in the amount of $150,000 and, has granted Mr. Olah a ten-year non-qualified option to purchase up to 500,000 shares of common stock at a per-share price of $2.55 (which was greater then the fair value of the stock on the date of grant). The option will vest ratably over three years in installments of 166,666, 166,666 and 166,668 shares on August 2, 2006, 2007 and 2008, respectively. Additionally, the Company and Mr. Olah have entered into a letter agreement amending an option agreement dated June 1, 2004 which the parties entered into in connection with the Consulting Agreement. Under the letter agreement, the parties agreed to (i) cease the vesting of 200,000 unvested shares subject to the 2004 Option Agreement; and (ii) extend the term during which the vested options subject to the 2004 Option Agreement may be exercised through July 26, 2010 (subject to early termination in the event Mr. Olah ceases to serve as an employee of or consultant to the Company). The Company evaluated the accounting treatment of the options according to Emerging Issues Task Force 00-23 (EITF 00-23), "Issues related to the Accounting for Stock Compensation under APB Opinion No. 25, and FASB Interpretation No. 44". Due to the modified stock options being fully-vested at the time of the modification, there was no additional compensation expense recognized related to the modification.

In connection with the convertible debt financing from Pandora, the Company paid $50,000 and issued two fully-vested three-year warrants to Blake Advisors, LLC, a Minnesota limited liability company wholly owned by Wayne W. Mills, a greater-than-five-percent shareholder of the Company. The warrants were issued in exchange for financial-advisory services rendered by Blake. One warrant grants Blake the right to obtain up to 50,000 shares of the Company’s common stock at an exercise price of $2.50 per share, and the second warrant grants Blake the right to obtain up to 50,000 shares of the Company’s common stock at an exercise price of $3.00 per share. The warrants were valued at $225,000 using the Black-Scholes pricing model and will be expensed using the straight-line method over the term of the promissory note. The Company has recorded expense of $132,660 and $92,340 for the years ended December 31, 2005 and 2004 respectively.

On December 9, 2005, the Company issued a fully vested, five year warrant to purchase 100,000 shares at $2.00 per share to Blake for services rendered in connection with Company financings. The Company recorded an expense of $180,464 in 2005 related to the issuance of the warrant.

On June 21, 2005 the Company secured a $1.5 million loan from Crown Bank of Edina, Minnesota. In connection with this loan the Company paid a two percent origination fee, which was amortized from June 21, 2005 until August 31, 2005. The loan was guaranteed by two persons, Ronald E. Eibensteiner (the Company’s former Chairman and Chief Executive Officer) and D. Bradly Olah, who became our President on August 2, 2005. In exchange for their guarantees, the Company issued each of the foregoing guarantors five-year warrants to purchase 150,000 shares of the Company’s common stock at the price of $2.20, the closing price of the common stock on the date of issuance. The warrants were valued at $578,064 using the Black Scholes pricing model and were amortized and recorded as an expense from June 21, 2005 until August 31, 2005.

15.	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences principally relate to net operating loss carryforwards and depreciation.

As a result of various equity offerings that occurred previous to 2005, the Company experienced a change in ownership prior to 2005 under the net operating loss limitation rules. In the first quarter of 2006, the Company calculated a preliminary estimate of the net operating carryforward based upon the change of ownership. The net operating loss carryforward of approximately $11,070,000 at December 31, 2005 is based upon this preliminary calculation. The Company’s estimate at December 31, 2005 of the net operating loss and research and development credit carryforwards are significantly lower than previously reported because the Company had not previously calculated an estimate since it experienced a change in control. The new estimate did not result in any change to the Company’s financial statements as a full valuation allowance was provided for against the net deferred tax asset at December 31, 2005 and 2004.

The Company has recorded a full valuation allowance against the net deferred tax asset due to the uncertainty of realizing the related benefits as disclosed above as follows at December 31:

	2005	2004
Deferred income tax assets:
Net operating loss carryforwards	$4,496,000	$7,751,000
Options and warrants issued for services	459,000	175,000
Impairment of inventory and fixed assets	918,000	—
Research and development credit carryforwards	—	101,000
Less: valuation allowance	(5,873,000)	(8,027,000)
Net deferred income tax assets	$—	$—

The change in the valuation allowance was $(2,154,000) and $1,960,000 for the years ended December 31, 2005 and 2004, respectively.

Income tax computed at the U.S. federal statutory rate reconciled to the effective tax rate is as follows for the years ended December 31:

	2005	2004
Federal statutory tax rate benefits	(34.0)%	(34.0)%
State tax, net of federal benefit	(6.5)%	(6.5)%
Change in valuation allowance	40.5%	40.5%
Effective tax rate	0.0%	0.0%

16.	Commitments

The Company leased office space on a month-to-month basis from a company owned by the Company’s former chairman at a rate of $3,000 per month and since September 2004 at a rate of $1,500 per month. The Company discontinued leasing this space effective December 31, 2005.

The Company leases office and warehouse facilities in El Cajon, CA pursuant to terms of a non-cancelable operating lease, as amended, that expires in May 2006. Under the terms of the lease, the Company is required to pay a portion of the lessor’s operating costs.

The Company leases space located in, Roseville, California, and pays $4,122 per month through August 31, 2006, $4,228 per month through August 31, 2007 and $4,334 per month through August 31, 2008, at which time the lease will expire. This facility houses the Company’s research and development operations.

Finally, the Company signed a leases office and warehouse space located in Minneapolis, Minnesota which serves as the Company’s headquarters. The Company will begin paying $2,980 per month from March 1, 2006 through December 31, 2007, and approximately $3,080 per month for the remaining term, ending December 31, 2008.

The Company leases equipment pursuant to terms of a non-cancelable operating lease that expires in September 2009.

Rent expense, excluding operating expenses, was $141,835 and $81,825 for the years ended December 31, 2005 and 2004, respectively.

Scheduled minimum lease payments for the next five years are approximately as follows:

Year ending December 31,

2006	$119,305
2007	92,073
2008	69,169
2009	1,249
Totals	$281,796

The Company has entered into various employment agreements with certain executives of the Company, which provide for severance payments subject to certain conditions and events.

On June 30, 2004, the Company signed a three-year non-exclusive license agreement (“License Agreement”) with Bally Gaming Inc. (“Bally”). The License Agreement calls for the Company to purchase up to 3,000 game cabinets from Bally over the term of the Agreement. Nevertheless, if the Company has purchased at least 70% of its Class II cabinet purchases from Bally during the term, Bally shall waive the 3,000 game cabinet purchase minimum. The agreement was subsequently terminated on August 12, 2005.

On September 23, 2005, the Company signed a non-binding term sheet with PDS Gaming for a $20 million credit facility to finance its AWP gaming equipment. The term sheet is not a definitive agreement. As currently contemplated, terms of the facility will provide that the Company may make draws in increments of a minimum of $650,000 up to $10 million. Each loan under the facility will be amortized over 36 months with interest at 13% and will be subject to the Company meeting certain financial covenants and other conditions. A 1% fee will be required to be paid at closing of the facility and a 4% fee will be required on each draw. The Company is required to pay the expenses of the lender and paid an expense advance of $22,500 in September 2005. As of March 21, 2006, the Company had not closed on the credit facility.

17.	Significant Customers

Revenues from three customers was 72.3 % of total revenues in 2005.

18.	Subsequent Events

In February, 2006 D. Bradly Olah, President and a director of the Company, converted 250 share of Series B Preferred stock held by him into 156,250 shares of common stock.

On March 21, 2006, the Company signed a non-binding term sheet with PDS Gaming Corporation for a bridge loan in the amount of $1,500,000. The proceeds will be used to fund a down payment on a 2,000 AWP machine order from its supplier. The loan provides for interest at 18% and will have a term of the longer of four months or the delivery of 750 machines. The Company anticipates closing on the loan in late March or April 2006.

Spectre Gaming, Inc.
Balance Sheets

	As of September 30, 2006	As of December 31, 2005
ASSETS	Unaudited	Audited
CURRENT ASSETS:
Cash and cash equivalents	$1,452,830	$1,656,831
Accounts Receivable	43,679	—
Other receivables	1,875	9,722
Inventory	2,282,298	300,009
Deposits	10,939	20,050
Current assets of discontinued operations	138,203	536,217
Prepaid expenses	371,065	57,566
Total current assets:	4,300,889	2,580,395

Property, equipment and leasehold improvements, net	160,541	66,231
Leased equipment, net	4,221,520	109,629
Long-term technology and distribution rights, net	—	4,397,849
Prepaid license fees	—	187,500
Debt issuance costs	877,344	—
Prepaid redemption product licenses	1,132,600	—
Video redemption game licenses	213,333	—
Other assets of discontinued operations	—	163,500
Other assets	11,436	11,436
Total Assets:	$10,917,663	$7,516,540

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current portion of long-term debt	$1,477,953	$1,500,000
Short-term debt, net	1,500,000	1,500,000
Accounts payable	331,338	69,635
Accrued expenses	544,562	467,870
Liabilities of discontinued operations	—	303,228
Total current liabilities:	3,853,853	3,840,733
Long-term debt, less current portion	4,732,606	750,000
Debentures payable	3,673,178	-
Total liabilities	12,259,637	4,590,733

SHAREHOLDERS’ EQUITY (DEFICIT)
Capital stock, par value $.01 per share, 100,000,000 shares authorized:
Series A Convertible Preferred Stock, par value $.01 per share:
Authorized shares -- 466,666;
Issued and outstanding shares: 43,334 shares at September 30, 2006 and December 31, 2005 ($65,001 liquidation preference)	433	433
Series B Variable Rate Convertible Preferred Stock, par value $.01 per share: Authorized shares -- 30,000; Issued and outstanding shares: 3,375 and 7,420 shares at September 30, 2006, and December 31, 2005, respectively ($3,375,000 and $7,420,000 liquidation preference at September 30, 2006 and December 31, 2005, respectively)	34	74
Common stock, par value $.01 per share: Authorized shares - 99,503,334;
Issued shares, 14,793,024 and 13,520,439 at September 30, 2006 and December 31, 2005, respectively; outstanding shares 14,693,024 and 13,520,439 at September 30, 2006 and December 31, 2005, respectively	146,930	135,204
Additional paid-in capital	43,053,614	37,208,067
Accumulated deficit	(44,474,701)	(34,253,490)
Deferred equity compensation	(68,284)	(164,481)
Total shareholders’ equity (deficit):	(1,341,974)	2,925,807
Total liabilities and shareholders’ equity (deficit):	$10,917,663	$7,516,540

See accompanying notes to financial statements.

Spectre Gaming, Inc.
Statements of Operations (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005

Revenue	$67,036	$—	$67,036	$—

Cost of revenue	411,008	—	411,008	—
Gross profit (loss)	(343,972)	—	(343,972)	—

OPERATING EXPENSES:
Research and development	250,965	368,200	1,365,888	573,483
Sales and marketing	49,475	—	182,282	—
General and administrative	1,346,688	382,616	2,629,501	1,272,394
Impairment of long-term technology and distribution rights and prepaid license fees	—	—	1,707,582	—
Total operating expenses	1,647,128	750,816	5,885,253	1,845,877

Operating loss	(1,991,100)	(750,816)	(6,229,225)	(1,845,877)

OTHER INCOME (EXPENSE):
Interest income	13,424	1,851	27,196	15,425
Interest expense	(1,272,811)	(936,353)	(1,866,607)	(1,721,299)
Debt extinguishment	(373,042)	—	(1,477,220)	-

Loss from continuing operations	(3,623,529)	(1,685,318)	(9,545,856)	(3,551,751)

Loss from discontinued operations	(12,933)	(1,127,420)	(212,735)	(2,371,423)

Net loss	(3,636,462)	(2,812,738)	(9,758,591)	(5,923,174)

Preferred Stock Dividend	138,210	—	462,620	-
Net loss attributable to common shareholders	$(3,774,672)	$(2,812,738)	$(10,221,211)	$(5,923,174)

NET LOSS PER COMMON SHARE BASIC AND DILUTED:
Loss from continuing operations	$(0.26)	$(0.13)	$(0.69)	$(0.27)
Loss from discontinued operations	(0.00)	(0.08)	(0.02)	(0.18)
Net loss	(0.26)	(0.21)	(0.70)	(0.45)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	(0.27)	(0.21)	(0.74)	(0.45)

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic and diluted	14,134,926	13,404,701	13,861,597	13,213,178

See accompanying notes to financial statements.

Spectre Gaming, Inc.
Statements of Cash Flows (Unaudited)

	For the nine months ended September 30,
	2006	2005
Operating activities
Net loss	$(9,758,591)	$(5,923,174)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	199,529	189,694
Impairment of gaming equipment in inventory	95,810	530,527
Impairment of leased gaming equipment	—	281,459
Impairment of long-term technology and distribution rights	1,707,582	—
Stock options and warrants issued for services	73,540	457,819
Stock based compensation expense	1,190,415	—
Loss on sale of property and equipment	12,543	—
Amortization of original issue discount	1,347,302	521,388
Amortization of debt issuance costs	77,075	861,512
Amortization of long-term technology and distribution rights	416,665	352,151
Debt extinguishment	1,477,220	—
Changes in operating assets and liabilities:
Accounts receivable	(43,679)	(14,994)
Other receivables	10,343	(76,561)
Inventory	(3,389,388)	(116,628)
Prepaid redemption product licenses	(2,100,000)	—
Deposits	20,944	15,319
Prepaid expenses	(305,287)	(30,082)
Accounts payable and accrued expenses	87,989	(242,893)
Net cash used in operating activities:	(8,879,988)	(3,194,463)

Investing activities
Net proceeds from sale of property and equipment	25,365	—
Purchases of property, equipment and leasehold improvements	(162,928)	(87,532)
Purchase of video redemption game licenses	(80,000)	—
Technology and distribution rights	—	(1,000,000)
Net cash used in investing activities:	(217,563)	(1,087,532)

Financing activities
Debt financing costs	(448,714)	(105,000)
Exercise of stock options	3,975	—
Proceeds from sale of convertible debenture, net of issuance costs	3,954,915	—
Proceeds from short-term debt	1,230,000	2,380,000
Proceeds from long-term debt	5,117,947	—
Payments on notes payable	(663,916)	(246,697)
Preferred stock dividend	(260,657)	—
Issuance costs from sale of preferred stock	(40,000)	—
Net cash used by financing activities:	8,893,550	2,028,303
Decrease in cash and cash equivalents	(204,001)	(2,253,692)
Cash and cash equivalents at beginning of year	1,656,831	2,431,280
Cash and cash equivalents at end of period:	$1,452,830	$177,588

Supplemental cash flow information
Cash paid for interest	$392,046	$318,354
Non-cash Investing and Financing Activities:
Common stock issued for payment on convertible notes payable	—	342,136
Warrants issued for services relating to debt issuance	—	578,064
Conversion of Series B convertible preferred stock to common stock	1,030,000	—
Conversion of Series B convertible preferred stock to convertible debentures	3,015,150	—
Conversion of preferred dividends to convertible debentures	55,661	—
Inventory transferred to leased AWP equipment, net of reserve	3,166,778	523,775
Note payable in exchange for inventory	1,463,050	—
Redemption product licenses transferred to leased AWP equipment	967,400	—
Accrued payable in exchange for long-term technology and distribution rights	—	812,567
Unsecured promissory note in exchange for long-term technology and distribution rights	—	3,000,000
Preferred stock dividends accrued	166,491	—
Conversion of preferred dividends to common stock	140,236	—
Conversion of preferred dividends to convertible debentures	55,661	—
Issuance of warrants in connection with short-term and long-term debt	5,026,636	880,000
Accrued expenses in exchange video redemption game licenses	160,000	—
Conversion of short-term debt to convertible debentures	730,000	—
Conversion of accrued interest on short-term debt to convertible debentures	7,784	—

See accompanying notes to financial statements.

Spectre Gaming, Inc.
Notes to Financial Statements
September 30, 2006 and 2005
(unaudited)

Note 1. Business Description.

Spectre Gaming, Inc. (the “Company” or “Spectre,” “we,” “us” or “ours”) was incorporated in Minnesota in June 1990 under the name MarketLink, Inc. At that time, the Company provided telecommunications-based business-intelligence services to client end users. In January 1997, the Company changed its name to OneLink Communications, Inc., and later in June 2000, changed its name to OneLink, Inc. In July 2002, the Company ceased operating its telecommunications-based business, and in December 2002 sold substantially all of its assets. In September 2003, the Company adopted a new business plan focused on providing interactive electronic games to the Native American and charitable gaming markets, and in January 2004 changed its name to Spectre Gaming, Inc. In early 2005, the Company began placing its gaming machines on casino floors.

In May 2005, the Company began the development of casino-style redemption or amusement-with-prize (AWP) games. The Company has begun the deployment of AWP games and plans to distribute the games to operators at various retail, commercial and entertainment venues in the United States which allow for such devices. In December 2005, the Company made the decision to focus its efforts exclusively in the AWP market.

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern. The Company had net losses for the three and nine months ended September 30, 2006 and the year ended December 31, 2005, and had an accumulated deficit at September 30, 2006. Currently, the Company believes it has cash sufficient to fund operations through at least November 2006. The Company is engaged in efforts to secure financing for its operations, and believes that it will secure such financing. Nevertheless, the Company may not be able to secure financing, if at all, on terms favorable or acceptable to the Company. In the absence of additional financing, the Company would likely be forced to consider a variety of strategic alternatives, including but not limited to liquidating some or all of the Company’s assets or discontinuing operations. Moreover, even if financing is obtained, the Company expects that its ability to continue operations in the future will be materially dependent on its ability to generate or raise sufficient additional working capital. The financial statements do not include any adjustments that might result from the outcome of this condition.

Note 2. Summary of Significant Accounting Policies.

Interim Financial Information. The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the U. S. Securities and Exchange Commission (the “SEC”) for interim financial information. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. Operating results for the three and nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. The accompanying financial statements and related notes should be read in conjunction with the Company’s audited financial statements, and notes thereto, for the fiscal year ended December 31, 2005, contained in its Annual Report on Form 10-KSB/A for the year ended December 31, 2005.

The financial information furnished herein reflects, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of the interim periods presented.

Discontinued Operations. In December 2005, the Company made the decision to exit the markets for its Class II and Class III gaming equipment. Shortly thereafter, the Company began efforts to close its facilities in Tulsa, Oklahoma and El Cajon, California, terminate its employees and dispose of its remaining inventory and fixed assets relating to those markets. In accordance with appropriate accounting rules, the Company has reclassified its previously reported financial results to exclude the results of the discontinued operations and these results are presented on a historical basis as a separate line item in the Company’s statement of operations and balance sheets entitled “Discontinued Operations.” All of the financial information in the financial statements and notes to the financial statements has been revised to reflect the results of continuing operations.

Based on discussions with potential buyers, industry operators, sales efforts and limited sales results, the Company determined that the assets of discontinued operations were impaired. The Company recognized impairment charges in 2005 of $1,361,594 on its gaming equipment in inventory, and $907,058 on its previously leased gaming equipment and other fixed assets. During the nine-month period ended September 30, 2006, the Company recorded an additional impairment charge of $95,810 on its gaming equipment in inventory. The remaining assets of discontinued operations are classified as “Current assets of discontinued operations” and “Other assets of discontinued operations” on the balance sheet. Since the remaining value of those assets was estimated based on limited actual sales data and management’s best estimate, the Company cannot ensure that it will realize the remaining carrying value of those assets upon their disposition.

In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) 144, the Company has not included the results of operations of its Class II and Class III business in the results from continuing operations. The results of operations for this business have been reflected as discontinued operations. The loss from discontinued operations for the three and nine months ended September 30, 2006 and 2005, respectively, consist of the following:

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005

REVENUE:
Revenue	$—	$150,983	$4,710	$399,867

Cost of revenues	—	94,961	111,164	270,051
Gross profit	—	56,022	(106,454)	129,816

OPERATING EXPENSES:
Research and development	—	47,694	—	149,592
Sales and marketing	—	139,453	18,462	973,263
General and administrative	11,466	214,310	75,276	596,398
Impairment of gaming equipment in inventory	—	500,527	—	500,527
Impairment of leased gaming equipment	—	281,459	—	281,459
Total Operating Expenses:	11,466	1,183,443	93,738	2,501,239
Operating loss:	(11,466)	(1,127,420)	(200,192)	(2,371,423)

Loss on sale of equipment	(1,467)	—	(12,543)	—
Net loss from discontinued operations	$(12,933)	$(1,127,420)	$(212,735)	$(2,371,423)

Operating expenses included in discontinued operations are those costs which directly relate to Class II and Class III operations that will not be incurred in connection with continuing operations.

Revenue Recognition. The Company derives its revenues primarily in two ways: through fixed-rate leasing, and participation arrangements with its customers. Under both arrangements, the Company retains ownership of the equipment installed at a customer site and under the participation arrangements receives revenue based on a percentage of the hold per day generated by each gaming system, which is generally considered both realizable and earned at the end of each gaming day. The Company accounts for both types of agreements as operating leases.

In December 2003, the SEC issued Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” SAB No. 104 sets forth the SEC staff’s position regarding the point at which it is appropriate for a registrant to recognize revenue. The staff believes that revenue is realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the seller’s price to the buyer is fixed or determinable, and collectibility is reasonably assured. The Company used the above criteria to determine whether revenue could be recognized, and is recognizing revenue in accordance with SAB 104.

Cash and Cash Equivalents. The Company includes as cash and cash equivalents highly liquid, short-term investments with maturity of three months or less when purchased, which are readily convertible into known amounts of cash. The Company maintains its cash in high quality financial institutions. The balances, at times, may exceed federally insured limits.

Accounts Receivable. The Company reviews customers’ credit history before extending unsecured credit and establishes an allowance for uncollectible accounts based upon factors surrounding the credit risk of specific customers and other information. Accounts receivable over 30 days are considered past due. The Company does not accrue interest on past due accounts receivable. Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and specific circumstances of the customer. No allowance was considered necessary at September 30, 2006 and December 31, 2005, respectively.

The Company extended unsecured credit to customers in the normal course of business.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions affecting the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Inventory. Inventory, which consists principally of amusement with prize products and related materials, is stated at the lower of cost (determined on the specific identification method) or market. At September 30, 2006, the Company had $282,942 of finished goods inventory and $1,999,356 of parts. At December 31, 2005, the Company had $120,516 of finished goods inventory and $179,493 of spare parts and game cabinets.

Prepaid License Fees. Prepaid license fees were originally related to licenses associated with the themes of certain gaming machines which were to be licensed from Bally Gaming, Inc. Effective March 29, 2006, the Company entered into an agreement with Bally to apply these prepaid license fees to future royalty payments, relating to AWP, which were to become due in 2007 and 2008 under the Redemption Technology and Supply Agreement between the Company and Bally, dated May 24, 2005 (as amended). Effective June 28, 2006, the Company entered into a Termination and Settlement Agreement with Bally which resulted in an impairment charge of $187,500 for the balance of the prepaid license fees (Note 7).

Debt Issuance Costs. The Company capitalizes the costs associated with obtaining debt financing and it amortizes the costs over the term of the debt on a straight-line basis which approximates the effective interest method. Amortization expense for the three and nine months ended September 30, 2006 was $77,075 and for the three and nine months ended September 30, 2005 was $613,154 and $861,512, respectively.

Prepaid Redemption Product Licenses. As of June 30, 2006, the Company had completed the purchase of 875 redemption technology licenses from Bally and recorded an asset for prepaid product licenses of $2,100,000. As the Company places its AWP machines that include Bally hardware, the cost of the license is added to the machine cost and depreciated over the life of the asset (Note 7). As of September 30, 2006, the Company has placed 445 AWP machines in service and has allocated $967,400 of license fees to those machines and transferred the value to leased equipment.

Video Redemption Game License. The Company has capitalized the cost of a video redemption game license, in the amount of $240,000, purchased from a third-party game-content provider and is amortizing that cost over the three-year term of the related agreement.

Deposits. Deposits primarily relate to deposits with utility companies and landlords, and deposits placed on corporate credit cards.

Leased Equipment and Property, Equipment and Leasehold Improvements. Leased equipment and property, and equipment and leasehold improvements are stated at cost. AWP machines placed with customers under participation arrangements are included in leased equipment. Depreciation of an asset is recognized on the straight-line basis over the asset’s estimated useful life ranging from three to five years. Leasehold improvements were amortized using the straight-line method over the shorter of the lease term or the estimated useful life. Maintenance, repairs and minor renewals are expensed when incurred. Sales and retirements of depreciable property were recorded by removing the related cost and accumulated depreciation from the accounts. Gains or losses on sales and retirements of property are reflected in the Company’s results of operations. Depreciation and amortization expense on leased equipment and property, equipment and leasehold improvements was $143,129 and $64,818 for the three months ended September 30, 2006 and 2005, respectively, and $199,529 and $189,694 for the nine months ended September 30, 2006 and 2005, respectively.

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its fair value, which considers the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs of disposal. In connection with the change to focus the business on the AWP market, the Company recorded an impairment of $907,058 for the year ended December 31, 2005. There was not an adjustment to the value of the long-lived assets during the nine months ended September 30, 2006 and 2005.

In the second quarter of 2006, the Company determined that it would convert the remaining Class III gaming machines for use in its AWP business. The Company began the conversions and expects that it will incur additional amounts to convert those machines to AWP.

Technology and Distribution Rights. The Company’s technology and distribution rights related to a $5,000,000 fee for redemption technology licensed from Bally Gaming, Inc. The technology and distribution rights were being amortized over the five-year term of the agreement. (Note 7).

Management reviewed the technology and distribution rights for impairment in accordance with FAS 144 whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There was not an adjustment to the value of the technology and distribution rights at December 31, 2005. Effective June 28, 2006, however, the Company entered into a Termination and Settlement Agreement with Bally. As a result, the Company has recorded an impairment charge of $1,520,082 for the unamortized balance of the technology and distribution rights asset, net of the note payable and other liabilities that will not be realized (Note 7).

Fair Value of Financial Instruments. The carrying amounts for all financial instruments approximate fair value. The carrying amounts for cash, accounts receivable, accounts payable, accrued expenses and short-term debt approximate fair value because of the short maturity of these instruments.

Research and Development Costs. Costs related to research, design and development of products are charged to research and development expense as incurred. Software development costs are capitalized beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. The Company uses the working model approach to determine technological feasibility. Generally, the Company’s products are released soon after technological feasibility has been established. As a result, the Company has not capitalized any internal software development costs, since such costs have not been significant and the products are released shortly after technological feasibility. Research and development expense for continuing operations was $250,965 and $368,199 for the three months ended September 30, 2006 and 2005, respectively, and $1,365,888 and $573,483 for the nine months ended September 30, 2006 and 2005, respectively.

Net Loss Per Common Share. Basic and diluted loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding for the reporting period. Dilutive common-equivalent shares have not been included in the computation of diluted net loss per share because their inclusion would be antidilutive. Antidilutive common-equivalent shares issuable based on future exercise of stock options, warrants, convertible debentures or convertible preferred stock totaling 48,322,454 and 6,149,972 shares as of September 30, 2006 and 2005, respectively, could potentially dilute basic loss per common share in subsequent years. All options and warrants outstanding were antidilutive for the three and nine months ended September 30, 2006 and 2005.

Employees

Stock-Based Compensation. On December 16, 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123(R), “Share-Based Payment,” which is a revision of SFAS No. 123 and supersedes Accounting Principles Board (“APB”) Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. For the Company, SFAS No. 123(R) is effective for all share-based awards granted on or after January 1, 2006. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No. 123. We implemented SFAS No. 123(R) on January 1, 2006 using the modified prospective method. The amount of expense recorded for the three and nine months ended September 30, 2006 was $662,224 and $1,190,414, respectively. Based on options and restricted stock grants outstanding at September 30, 2006, the Company estimates the expense to be $1,467,000 for the year ending December 31, 2006 with an estimated total amount of $2,210,000 from 2007 through 2010.

On September 12, 2006, the Company cancelled options for 1,550,000 shares held by certain officers and directors and reissued options for 1,900,000 shares at $0.88 per share to those same individuals. This cancellation and reissuance of stock options will result in additional expense of approximately $66,000 over the remaining vesting term of the stock options. In addition, in connection with a separation agreement entered into with the Company’s former CEO, the Company cancelled an option for 600,000 shares and issued a new fully vested option for 450,000 shares at $0.88. The Company accounted for these transactions as a modification of awards of equity instruments pursuant to SFAS No. 123(R) and has recognized additional compensation cost of $347,344 for the three and nine months ended September 30, 2006, for the change in fair values of the modified awards.

Prior to January 1, 2006, in accordance with APB Opinion No. 25 and related interpretations, the Company used the intrinsic value-based method for measuring stock-based compensation cost which measures compensation cost as the excess, if any, of the quoted market price of the Company’s common stock at the grant date over the amount the employee must pay for the stock. The Company’s general policy is to grant stock options and warrants at fair value at the date of grant. Options and warrants issued to employees are recorded at fair value, as required by SFAS No. 123 “Accounting for Stock Based Compensation,” using the Black-Scholes pricing model. The Company had adopted the disclosure only provision of SFAS No. 148, “Accounting for Stock Based Compensation.”

In prior years, we applied the intrinsic-value method prescribed in APB Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for the issuance of stock incentives to employees and directors. No compensation expense related to employees’ and directors’ stock incentives were recognized in the prior year financial statements, as all options granted under the stock incentive plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Had we applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock based employee compensation for the periods prior to fiscal year 2006, our net loss per share would have increased to the pro forma amounts indicated below:

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Net loss:
As reported	$(2,812,738)	$(5,923,174)
Pro forma	(3,086,601)	(6,641,343)

Basic and diluted net loss per common share
As reported	$(0.21)	$(0.45)
Pro forma	(0.23)	(0.50)

Stock-based compensation
As reported	$—	$—
Pro forma	273,863	718,169

The following significant assumptions were utilized to calculate the fair value information presented utilizing the Black-Scholes pricing model:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Risk Free interest rate	4.71%	4.17%	4.77%	3.96%
Expected life	4.0 years	4.0 years	4.0 years	4.3 years
Expected volatility	184%	162%	183%	148%
Expected dividends	0%	0%	0%	0%

The volatility factor is based on the Company’s historical stock price fluctuations for a period of approximately 2.75 years. This period is shorter than the expected life of the options but was deemed more relevant given the significant change in the Company’s business model and strategy. The Company has not issued and does not intend to issue, dividends; therefore, the dividend yield assumption is 0. The Company applied the risk-free interest rate based on the U. S. Treasury yield in effect at the time of the grant. The expected term of the option is based on the contractual period of the options granted. Based on the lack of history to calculate a forfeiture rate, the Company has not adjusted the calculated value of the options for the three and nine months ended September 30, 2006.

Non-employees

Through September 30, 2006, the Company has outstanding options and warrants to purchase 1,726,666 shares of the Company’s common stock to non-employees, mostly consultants, with exercise prices ranging from $0.75 per share to $2.50 per share and expiring at various times through June 2014. Pursuant to Emerging Issues Task Force (“EITF”) 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” the Company will value related to the options on the earlier of the date a performance commitment is met or the date the performance is complete and recognizes the estimated value of the awards over the service performance period. The Company recorded an expense of $1,508 and $78,986 for the three months ended September 30, 2006 and 2005, respectively, and an expense of $68,982 and $457,819 for the nine months ended September 30, 2006 and 2005, respectively, in accordance with EITF 96-18. During the nine months ended September 30, 2006, options for 175,000 shares of the Company’s common stock were cancelled.

Recent Accounting Pronouncements. The Financial Accounting Standards Board has published FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes,” to address the noncomparability in reporting tax assets and liabilities resulting from a lack of specific guidance in FASB SFAS No. 109, “Accounting for Income Taxes,” on the uncertainty in income taxes recognized in an enterprise’s financial statements. Specifically, FIN No. 48 prescribes (a) a consistent recognition threshold and (b) a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides related guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 will apply to fiscal years beginning after December 15, 2006, with earlier adoption permitted. The Company does not expect FIN No. 48 to have a material effect on its financial statements.

In September 2006, the FASB has issued SFAS No. 157, “Fair Value Measurements,” to eliminate the diversity in practice that exists due to the different definitions of fair value and the limited guidance for applying those definitions in GAAP that are dispersed among the many accounting pronouncements that require fair value measurements. SFAS No. 157 retains the exchange price notion in earlier definitions of fair value, but clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or liability in the principal or most advantageous market for the asset or liability. Moreover, SFAS No. 157 states that the transaction is hypothetical at the measurement date, considered from the perspective of the market participant who holds the asset or liability. Consequently, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price).

SFAS No. 157 also stipulates that, as a market-based measurement, fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability, and establishes a fair value hierarchy that distinguishes between (a) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (b) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Finally, SFAS No. 157 expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition.

SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, although earlier application is encouraged. Additionally, prospective application of the provisions of SFAS No. 157 is required as of the beginning of the fiscal year in which it is initially applied, except when certain circumstances require retrospective application. The Company is currently evaluating the effect of adopting SFAS No. 157 on its financial statements.

Note 3. Shareholder’s Equity (Deficit)

Common Stock

During the nine-month period ended September 30, 2006, the Company issued 127,487 shares of its common stock as payment of dividends in lieu of cash to owners of its Series B Variable Rate Convertible Preferred Stock.

During the nine-month period ended September 30, 2006, the Company issued 75,000 shares of its common stock to replace a stock option, in satisfaction of a contractual obligation, noted in the terms of a consulting agreement issued in 2005. The value of the stock option was expensed in the year ended December 31, 2005. Based on accounting guidance from FAS 123(R) related to modifications of stock options, no additional expense was recorded since the fair value after modifications was less then the value immediately prior to the modification.

Preferred Stock

The Company has outstanding Series A Convertible Preferred Stock that has voting rights identical to common stock. In the event of liquidation, the holders of Series A Preferred Stock are entitled to receive a liquidation preference as provided in the Series A Convertible Preferred Stock Certificate of Designation on file with the Minnesota Secretary of State. Although no dividends are required with respect to the Series A Preferred Stock, the Certificate of Designation provides that no dividend shall be paid on any shares of common stock unless comparable dividends are paid on the Series A Preferred Stock.

The holders of Series A Convertible Preferred Stock may convert all or a portion of such shares into shares of the Company’s common stock in the manner set forth in the Series A Convertible Preferred Stock Certificate of Designation. After adjustment pursuant to the terms of the Certificate of Designation, each share of Series A Convertible Preferred Stock currently converts into 2.257 shares of the Company’s common stock.

During 2005, holders of 163,333 shares of Series A Convertible Preferred Stock converted their preferred shares into 368,617 shares of common stock. At September 30, 2006 and December 31, 2005, there were outstanding 43,334 shares of Series A Convertible Preferred Stock (with a related liquidation preference of $65,001) which were convertible into an aggregate of 97,799 shares of the Company’s common stock.

On October 27, 2005, the Company sold an aggregate of 7,420 shares of Series B Variable Rate Convertible Preferred Stock, together with five-year warrants to purchase an aggregate of 4,637,500 shares of common stock at $1.84 per share, solely to accredited investors in a private placement exempt from the registration requirements of the Securities Act of 1933. In the event of liquidation, the holders of Series B Variable Rate Convertible Preferred Stock are entitled to receive a liquidation preference as provided in the Series B Variable Rate Convertible Preferred Stock Certificate of Designation on file with the Minnesota Secretary of State.

The Company is obligated to pay dividends on the Series B Variable Rate Convertible Preferred Stock on a quarterly basis, based on a per annum rate equal to the 6-month LIBOR on the day before the quarterly interest period, plus four percent. Under certain circumstances specified in the Certificate of Designation, the Company may pay the dividends with its common stock.

The holders of Series B Variable Rate Convertible Preferred Stock may convert all or a portion of such shares into shares of the Company’s common stock in the manner set forth in the Certificate of Designation. After adjustment pursuant to the terms of the Certificate of Designation, outstanding shares of Series B Variable Rate Convertible Preferred Stock are currently convertible into common stock at a conversion price of $1.00 per share.

Of the 7,420 shares of Series B Variable Rate Convertible Preferred Stock sold, subscriptions for an aggregate of 1,230 shares were accepted, in lieu of cash, upon conversion of $1,230,000 in aggregate principal amount of nine unsecured short-term promissory notes issued by the Company. Sales of the Series B Variable Rate Convertible Preferred Stock and warrants raised an aggregate of $7,420,000 in gross proceeds (which figure includes the conversion of $1,230,000 of principal amount of loans made to the Company) less approximately $615,000 in sales commissions payable in cash. In addition to cash compensation, selling agents received five-year warrants to purchase an aggregate of 695,624 shares of the Company’s common stock at an exercise price of $1.84 per share.

The Company has determined that, using the Black-Scholes pricing model, the value of the 4,637,500 warrants issued with the Series B Variable Rate Convertible Preferred Stock exceeds the value of the preferred stock. Therefore, pursuant to EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the Company recognized a deemed dividend in the embedded conversion feature of the preferred stock of $3,412,860 for the year ended December 31, 2005.

In connection with the Series B Variable Rate Convertible Preferred Stock offering, the Company agreed to reserve $75,000 of the gross proceeds to make regularly scheduled interest payments on the Pandora Select Partners, L.P. and Whitebox Intermarket Partners, L.P. notes payable (see note 11). In addition, the Company agreed to sell its Class II and Class III gaming machines to an unaffiliated person on or before March 31, 2006. The Company was unable to dispose of the machines on or before March 31, 2006, which did not have an effect on the financial statements. As of the second quarter of 2006, the Company was no longer trying to dispose of the machines but was instead converting the machines for use in the AWP market (Note 2).

If a purchaser of the Series B Variable Rate Convertible Preferred Stock still owns such stock on the 36-month anniversary of the closing date (i.e., October 27, 2008), the Company is obligated to issue such purchaser additional warrants to purchase up to a number of shares of common stock equal to 100% of the stated value of the Series B Variable Rate Convertible Preferred Stock then held by such purchaser divided by the lesser of then applicable conversion price or the average of the closing prices for the five trading days immediately prior to the additional warrant issuance date. The exercise price of any such warrants will be equal to the least of (i) the then applicable conversion price, (ii) the then applicable exercise price of any warrants held by such purchaser or (iii) 50% of the average of the closing prices for the five trading days immediately prior to the additional warrant issuance date, subject to adjustment therein (Note 2).

On August 18, 2006, owners of 3,015.15 shares of Series B Variable Rate Convertible Preferred Stock exchanged their preferred shares (together with related accrued dividends of $55,661) for an aggregate of $3,070,811 of the Company’s newly issued Variable Rate Convertible Debentures (Note 4).

During the three and nine-month period ended September 30, 2006, owners of an additional 780 and 1,030 shares, respectively, of Series B Variable Rate Convertible Preferred Stock converted those shares into an aggregate of 780,000 and 936,250 shares of common stock, respectively.

Note 4. Convertible Debt Financing

On August 18, 2006, the Company offered and sold an aggregate of $8,242,549 in Variable Rate Convertible Debentures (“Debentures”), together with warrants to purchase an aggregate of 10,343,474 shares of the Company’s common stock, solely to accredited investors in a private placement exempt from registration under the Securities Act of 1933. Interest only payments on the Debentures are due on a quarterly basis beginning January 1, 2007 and is based on a per annum rate equal to the 6-month LIBOR on the day before the quarterly interest period, plus four percent. The principal balance of the Debentures are due February 18, 2009.

In connection with the financing, the Company entered into a Securities Purchase Agreement with purchasers of the securities pursuant to which Debentures were offered and sold in exchange for cash subscriptions, the surrender and cancellation of certain bridge promissory notes, and the surrender and cancellation of certain shares of Series B Variable Rate Convertible Preferred Stock. The Debentures are convertible, immediately, into common stock at a conversion price of $1.00 per share, subject to adjustment. In the transaction, the Company received gross cash subscriptions aggregating $4,433,953, surrendered bridge promissory notes (plus accrued interest thereon) aggregating $737,784 (Note 5), and surrendered Series B Variable Rate Convertible Preferred Stock aggregating $3,070,811 in stated value (plus accrued dividends thereon) (Note 3).

As indicated above, the Company delivered five-year warrants to purchase an aggregate of 10,343,474 shares of the Company’s common stock at $1.10 per share to purchasers of the Debentures. The warrants contain customary provisions for adjustment to the exercise price in the event of stock splits, combinations and dividends, and include certain cashless-exercise provisions. The warrants also contain anti-dilution adjustments to the exercise price and number of common shares issuable upon exercise in the event of certain dilutive issuances of equity securities.

In connection with the financing, the Company entered into a Registration Rights Agreement with the purchasers of the securities, pursuant to which the Company agreed to file with the SEC a registration statement, covering the resale of shares of common stock underlying the Debentures and warrants, within 45 days of the closing and use its best efforts to obtain effectiveness of the registration statement thereafter. The Company filed the registration statement on October 2, 2006, but it has not yet been declared effective.

The gross proceeds were allocated based upon the relative fair value of the Debentures, warrants and the debenture conversion feature. The warrants were valued using the Black-Scholes pricing model. The allocation of the gross proceeds of the Debentures is summarized below as of September 30, 2006:

Debentures payable	$8,242,548
Value of warrants allocated to additional paid in capital	(2,508,366)
Value of beneficial conversion option allocated to paid in capital	(2,301,497)
Short-term debt, net of original issue discount	3,432,685
Amortization of original issue discount	240,493
Sub-total short-term debt, net	$3,673,178

The sale of the Debentures with a conversion price of $1.00 triggered certain antidilution and repricing provisions with respect to 4,154.85 then outstanding shares of Series B Variable Rate Convertible Preferred Stock (Note 3) convertible into 2,596,781 common shares at $1.60 per share, and then outstanding warrants to purchase 10,053,125 common shares at various prices. After the transaction, the then outstanding shares of Series B Variable Rate Convertible Preferred Stock were convertible into 4,154,850 common shares at $1.00 per share, and the warrants became exercisable for 18,345,750 common shares at $1.00 per share.

Note 5. Short-term Debt

On September 10, 2004, the Company issued two $750,000 promissory notes bearing interest at the rate of 10% per annum. One note was issued to Pandora Select Partners, L.P. and the other note was issued to Whitebox Intermarket Partners, L.P. The notes were payable in interest only through March 10, 2005, at which time principal was due. In connection with this financing, the Company paid a three percent origination fee, issued five-year warrants for the purchase of 50,000 shares of common stock at $3.00 per share to both Pandora and Whitebox, and granted Pandora and Whitebox a security interest in substantially all of the Company’s assets. The warrants contain provisions that provide for the exercise price to be adjusted downward if the Company issues additional common stock or common stock equivalents with a lower exercise price. The gross proceeds of $1,500,000 were allocated between the notes and the common stock warrants based on the relative fair values of the securities at the time of issuance. The common stock warrants were valued using the Black-Scholes pricing model. The resulting original issue discount and the fair value of the warrants was amortized over the life of the promissory notes using the straight-line method, which approximates the interest method. The value of the warrants was fully expensed during the year ended December 31, 2005. In connection with the financing, the Company agreed to file with the SEC a registration statement by February 1, 2005, covering the issuance or resale of the shares of common stock underlying the warrants issued to Pandora and Whitebox. The Company filed the registration statement on November 30, 2004, and the registration statement was declared effective on January 24, 2005.

On March 10, 2005, the Company signed amendments to the two $750,000 secured promissory notes issued to Pandora and Whitebox, extending the due date of the notes to June 10, 2005. The Company subsequently elected to further extend the due dates to September 10, 2005, pursuant to an option contained in the May 10, 2005 amendments. As part of these amendments, the Company agreed to maintain assets whose value equals or exceeds the principal and interest amounts then owned under the notes. For purposes of valuing the assets for compliance under this provision, the Company’s cash is valued at 100%, the Company’s accounts receivable is valued at 80% and the Company’s inventory and fixed assets are valued at 50% of their respective book values. As consideration for the amendments, the Company paid Pandora and Whitebox each $18,750 and amortized the expense over the first extension period. In June 2005, the Company elected to extend the notes to September 10, 2005, and paid Pandora and Whitebox each $18,750 and amortized the expense over the second extension period. On September 28, 2005, the Company entered into Forbearance and Extension Agreements with both Pandora and Whitebox extending the maturity dates of the two notes until September 30, 2006. Pursuant to these agreements, beginning October 10, 2005 and on the tenth day of each month thereafter, the Company is required to pay the accrued interest on the notes.

On May 12, 2006 the Whitebox and Pandora notes were assumed by Rockmore Investment Master Trust Ltd. and Parklane Associates LLC, respectively.  In connection with the note transfer, on May 25, 2006, the Company issued a five-year warrant to purchase up to 500,000 shares of common stock at a per-share price of $1.84 to each of Rockmore and Parklane. The 1,000,000 warrants were issued in consideration for the agreement of such entities to subordinate the Company’s obligations under the acquired notes to the Company’s obligations under the Master Loan Agreement entered into with PDS Gaming Corporation (Note 6).  The Company determined the issuance of warrants in exchange for the subordination should be treated as a modification of debt. In accordance with EITF 96-19, “Debtor’s Accounting for a Modification of Exchange of Debt Instruments,” the Company accounted for the fair value of the warrants, using the Black-Scholes pricing model, as debt extinguishment and recorded an expense of $1,104,178 for the nine months ended September 30, 2006.

Effective July 28, 2006, the note acquired by Rockmore was further modified by extending the due date of that note until September 30, 2007. In connection with the note extension, the Company issued Rockmore a five-year warrant to purchase up to 410,000 shares of common stock at a per-share price of $1.84.  The Company determined the issuance of warrants in exchange for the subordination should be treated as a modification of debt. In accordance with EITF 96-19, “Debtor’s Accounting for a Modification of Exchange of Debt Instruments,” the Company accounted for the warrants at fair value using the Black-Scholes pricing model, as debt extinguishment and recorded an expense of $373,042 for the three months ended September 30, 2006.

As of September 30, 2006 the Company had not made the payment due Parklane under the note it acquired from Pandora. Nevertheless, on November 3, 2006, the Company paid $375,000 of the amount due on the Parklane note and entered into a Forbearance and Extension Agreement with Parklane and Pandora, providing for (i) the remaining principal to be due on December 31, 2006, and (ii) an increased interest of 15% per annum for the remaining term.

On May 5, 2006, the Company borrowed an aggregate of $300,000 and issued three short-term $100,000 promissory notes and on May 9, 2006, borrowed an additional $300,000 and issued two short-term $150,000 promissory notes. The promissory notes were originally fully due and payable on July 31, 2006 and bore interest through such date at the per annum rate of prime plus one. As inducement to loan funds to the Company, the Company issued the lenders five-year warrants to purchase up to 1,200,000 shares of common stock at the purchase price of $1.84 per share, subject to adjustment. One of the lenders in the May 9, 2006 transaction was D. Bradly Olah, the Company’s President. Mr. Olah loaned the Company $150,000 in exchange for apromissory note for that principal amount. The terms granted to Mr. Olah in the promissory note and warrant issued to him were the same terms as those granted to other lenders.

The promissory notes issued for these short-term borrowings provide the lenders with the right to convert their notes into: (i) Company securities issued in any private offering of equity securities of the Company (or its successor or parent) consummated prior to the July 31, 2006 maturity date, upon the terms and conditions of such offering, and at a conversion price equal to the purchase price paid by such investors in such offering; and/or (ii) common stock of the Company, at a conversion price equal initially to $1.84 per share, subject to adjustment. The warrants issued to the lenders in connection with the short-term borrowings contain provisions for the adjustment of their $1.84 per-share purchase price that are substantially similar to those contained in the promissory notes and described above.

Both the promissory notes and warrants granted the lenders piggyback registration rights in the event the Company or any of its security holders offers any Company securities.

The common stock warrants were valued using the Black-Scholes pricing model. The calculated value of the warrants and beneficial conversion feature were $190,760 and $272,281, respectively. The resulting original issue discount and the fair value of the warrants were amortized over the life of the promissory notes using the straight-line method, which approximates the interest method.

The due date of each of the notes was extended until August 21, 2006. On August 18, 2006, one of the notes, in the principal amount of $100,000, was exchanged for $100,000 of the Company’s newly issued Variable Rate Convertible Debentures (Note 4). On the same date, the remaining notes, plus accrued interest, were paid in full. As a result of the Debenture financing, the exercise price of the warrants issued to the short-term lenders adjusted to $1.00 per share.

On July 7, 2006, the Company issued a secured short-term promissory note to Rockmore Investment Master Fund, Ltd. in exchange for $630,000. Proceeds from the financing were to be used for general working capital purposes. The promissory note accrued interest at the rate of 11% per annum, and all principal and interest under the note was to be due on August 7, 2006 (or such earlier date as the Company may consummate the sale of securities aggregating at least $630,000). The promissory note (including accrued interest) was convertible, at the option of the noteholder, into any Company securities sold in a subsequent offering during such time as the note is outstanding. The promissory note was secured under the provisions of a Security Agreement pursuant to which the Company granted Rockmore a security interest in substantially all of the Company’s assets, subject to (i) existing indebtedness and liens and (ii) certain future indebtedness and associated liens incurred in purchase-money financing. The note was subsequently extended until August 21, 2006.

In connection with the financing, the Company issued to Rockmore a five-year warrant to purchase up to 1,260,000 shares of the Company’s common stock at the per-share purchase price of $1.84. The warrants contain customary provisions for adjustment to the exercise price in the event of stock splits, combinations and dividends, and include cashless-exercise provisions. The warrants also contain anti-dilution adjustments to the exercise price and number of common shares issuable upon exercise in the event of certain dilutive issuances of equity securities. The common stock warrants were valued using the Black-Scholes pricing model. The calculated value of the warrants exceeded the promissory notes balances and the original issue discount was limited to the note balances. The resulting calculated fair value of the warrants were amortized over the life of the promissory note using the straight-line method, which approximates the interest method.

On August 18, 2006, the Rockmore note, in the principal amount of $630,000 plus accrued interest of $7,784, was exchanged for $637,784 of the Company’s newly issued Variable Rate Convertible Debentures (Note 4). As a result of the Debenture financing, the exercise price of the warrants issued to Rockmore in connection with the short-term note adjusted to $1.00 per share.

Total short-term debt outstanding at September 30, 2006 was $1,500,000.

Note 6. Equipment Financing

On May 25, 2006, the Company entered into a Master Loan Agreement with PDS Gaming Corporation, a Minnesota corporation, providing for purchase-money amusement-with-prize machine financing in an amount aggregating up to $20 million. Under the Master Loan Agreement, the Company has the right to request advances, from time to time, in amounts not to exceed $10 million or to be less than $650,000. Advance requests are subject to certain funding contingencies set forth in the agreement, and the discretion of PDS Gaming. On May 25, 2006, PDS Gaming advanced $1,464,104 to Spectre under the Master Loan Agreement. The Master Loan Agreement provides for interest on advanced funds in an amount equal to 13% per annum. Upon each advance under the Master Loan Agreement, the Company will deliver a promissory note in agreed form to PDS Gaming, providing for payments of interest first, and then principal, over a 36-month period. Promissory notes may not be prepaid for a period of 12 months after their issuance.

In connection with entering into the Master Loan Agreement, the Company issued PDS Gaming a five-year warrant to purchase 200,000 common shares at $1.84 per share. The Company valued the warrant at $220,290 using the Black-Scholes pricing model. The resulting fair value of the warrant was treated as original issue discount and will be amortized over the life of the promissory notes using the straight-line method, which approximates the interest method.

On June 28, 2006 the Company entered into a Master Loan Agreement which replaced the May 25, 2006 agreement. In addition, the Company entered into two new promissory notes in the amounts of $3,182,854 and $1,910,000. The promissory note dated May 25, 2006 was cancelled, with the proceeds being rolled into the $3,182,854 promissory note. Both notes bear interest at a rate of 13% per annum, have 48-month terms and may not be prepaid for a period of 12 months after their issuance. Proceeds of the notes are to fund the purchase of 875 redemption product licenses form Bally Gaming, Inc. (Note 7) and purchase AWP equipment.

On July 25, 2006, the Company entered into a financing transaction for the purchase of inventory. Total indebtedness equaled $1,463,000 and provides for interest at 14.5% per annum, and payments computed on a 36-month amortization but with a balloon payment due after 24 months (i.e., on July 25, 2008).

The allocation of the gross proceeds of the long-term debt, less repayments made, is summarized below as of September 30, 2006:

Long-term debt, net of repayments	$6,392,377
Value of 200,000 warrants allocated to additional paid in capital	(220,290)
Long-term debt, net of original issue discount	6,172,087
Amortization of original issue discount	13,768
Long-term debt	6,185,855
Current portion of long-term debt	(1,477,953)
Long-term debt, net	4,707,902
Other long-term debt	24,704
Total long-term debt, net	$4,732,606

Note 7. Redemption Technology and Supply Agreement

On May 24, 2005, the Company entered into a Redemption Technology and Supply Agreement with Bally Gaming, Inc., a Nevada corporation.

Under the Redemption Technology and Supply Agreement, Bally granted to the Company: (i) an exclusive license to market and distribute redemption games using equipment containing certain proprietary technology of Bally; (ii) an exclusive license to utilize the technology to develop redemption games and gaming systems; and (iii) a non-exclusive license to use the technology for purposes ancillary to the foregoing. In addition to obtaining the foregoing licenses, the agreement provided the Company with the right to exclusively license Bally-owned game themes for use with the Company’s redemption games and systems.

The Redemption Technology and Supply Agreement was subsequently amended on multiple occasions, which amendments altered the terms and financial commitments due Bally by the Company.

Effective on June 28, 2006, the Company entered into a Termination and Settlement Agreement with Bally, pursuant to which the parties terminated their respective obligations under the Redemption Technology and Supply Agreement, including but not limited to the elimination of the Company’s obligation to purchase 1,825 gaming cabinets and pay royalties to Bally. Under the Termination and Settlement Agreement, the parties also agreed to (i) the mutual release of all claims between the parties, (ii) Bally’s forgiveness of an aggregate of $2,250,000 of outstanding principal, together with accrued but unpaid interest, under a promissory note dated September 5, 2005, originally delivered by the Company in favor of Bally in connection with the Redemption Technology and Supply Agreement, and the return and cancellation of such promissory note, (iii) the Company’s return to Bally of all “Enabling Technology,” as defined in the Redemption Technology and Supply Agreement (with certain limited exceptions), and (iv) the parties’ entry into a Technology Agreement (described below) governing the Company’s future use of certain technology licensed from Bally.

As a result of entering into the Termination and Settlement Agreement with Bally, the Company recorded an impairment charge of $1,707,582 for the unamortized balance of the long-term technology and distribution asset of $3,981,184 and prepaid license fees of $187,500. Offsetting these charges was the forgiveness of the balance of the note due Bally of $2,250,000 plus accrued interest and other accrued liabilities due to Bally.

Effective on June 28, 2006, and simultaneously with the above-described Termination and Settlement Agreement, the Company entered into a Technology Agreement that governs the Company’s use of intellectual property of Bally and certain related matters. In particular, the Technology Agreement provides that (i) Bally grants the Company a perpetual non-exclusive license to use certain proprietary technology of Bally in connection with up to a maximum of 875 “redemption product licenses,” (ii) “redemption product licenses” may be used with respect to any new or used gaming cabinet manufactured by Bally that will be used as AWP or redemption gaming machines, (iii) the Company purchased from Bally 175 gaming cabinets as of June 28, 2006, at a price of $8,250 per cabinet, (iv) the Company purchased from Bally 500 redemption product licenses as of June 28, 2006, at a per-license cost of $3,000, and (v) the Company will order from Bally 375 additional redemption product licenses on or prior to July 10, 2006 for an aggregate of $600,000.

As of June 30, 2006, the Company had completed the purchase of the 175 game cabinets and recorded $1,443,750 of inventory and the 875 redemption technology licenses from Bally and has recorded an asset for prepaid product licenses of $2,100,000. As the Company places its AWP machines that include Bally hardware, it will add the cost of a license to the machine cost and depreciate it over the life of the asset. The Company paid the amounts due Bally with proceeds from the notes payable to PDS Gaming Corporation (Note 6).

Note 8. Related Party Transactions

The Company incurred expenses from a corporation, owned by a former director of the Company and employing another former director and officer of the Company, for rent and consulting services of approximately $0 and $21,000 during the three months ended September 30, 2006 and 2005, respectively, and $11,000 and $76,000 during the nine months ended September 30, 2006 and 2005, respectively.

The Company incurred expenses from a corporation, partially owned by the former CEO and a director of the Company, for consulting services and expense reimbursements of approximately $0 and $94,000 during the three months ended September 30, 2006 and 2005, respectively, and $0 and $272,000 during the nine months ended September 30, 2006 and 2005, respectively. The Company’s former CEO also serves as a director of the corporation.

On May 9, 2006, D. Bradly Olah, the Company’s President and CEO, loaned the Company $150,000 and was issued a convertible promissory note and a warrant to purchase 300,000 shares of common stock for $1.84. The terms granted to Mr. Olah in the promissory note and warrant issued to him for the loan were the same terms as those granted to other lenders. (Note 5)

Effective August 2, 2006, the Company entered into an Equipment Revenue Share Agreement with Florida Arcade Corporation, an entity which is owned in part by a former director and a greater-than-five-percent shareholder of the Company.

Note 9. Significant Customers

Revenues from five customers accounted for 100% of total revenues during the three and nine months ended September 30, 2006. Revenues to two customer accounted for 77% of total revenues of discontinued operations during the three months ended September 30, 2005, and revenues to three customers accounted for 72% of total revenues of discontinued operations during the nine months ended September 30, 2005.

PROSPECTUS

_____________, 2007

SPECTRE GAMING, INC.

4,196,275 shares of common stock

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Minnesota law permits a company to indemnify its directors and officers, except for any act of dishonesty. The Company has provided in its bylaws for the indemnification of officers and directors to the fullest extent possible under Minnesota law against expenses (including attorney’s fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of ours. In addition, the Company has the power, to the maximum extent and in the manner permitted by Minnesota Business Corporation Act, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of Spectre Gaming, Inc.

The Company’s articles of incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of the Minnesota Business Corporation Act.

Insofar as indemnification for liabilities arising under the Securities Act pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The registrant estimates that expenses payable by the registrant is connection with the offering described in this registration statement will be as follows:

SEC registration fee	$4,115
Legal fees and expenses	40,000
Accounting fees and expenses	7,000
Financial printing and engraving expense	2,500
Miscellaneous	2,000
Total	$55,615

Item 26. Recent Sales of Unregistered Securities

In September 2003, the Company sold 4,541,333 shares of common stock (on a post-reverse-split basis) to accredited investors, the proceeds of which totaled $272,480. Of this sum, $130,480 was received in cash, $42,000 was a conversion of loans payable to related parties, $100,000 was received as stock subscriptions receivable. Shares were sold at the per-share price of $0.06 on a post-reverse-split basis (the Company’s one-for-three reverse stock split occurred on December 2, 2003). The shares were issued in a private placement under Rule 506 and Section 4(2) of the Securities Act.

During 2003, the Company issued five-year warrants to a consultant to purchase an aggregate of 16,666 shares of common stock at a purchase price of $0.75 per share. The warrants were issued in a private placement under Section 4(2) of the Securities Act.

During 2003, the Company issued options under the 1999 Plan for an aggregate of 199,999 shares of common stock at purchase prices ranging from $0.15 to $0.75 per share. The options were issued to two members of the Company’s board of directors, in private placements under Section 4(2) of the Securities Act.

During 2004, the Company issued options for an aggregate of 1,181,667 shares of common stock at purchase prices ranging from $0.75 to $3.50 per share. These options were issued to employees and Company directors. Options relating to 225,000 of these shares were issued under the 2004 Plan. These securities were issued in private placements under Section 4(2) of the Securities Act.

During 2004, the Company issued options for an aggregate of 1,065,000 shares of common stock at purchases prices ranging from $2.00 to $3.30. The options were issued to outside consultants of the Company in private placements made under Section 4(2) of the Securities Act.

On March 4, 2004, the Company issued 800,000 unregistered and restricted shares of common stock to MET Games, Inc., an Oklahoma corporation, in connection with a software development agreement and the Company’s acquisition of software for a proprietary Linux-based operating system for a server-based gaming system. The shares were issued in a private placement under Section 4(2) of the Securities Act.

The Company sold a total of 1,796,829 shares of its common stock at a per-share price of $0.75 (i.e., raising a gross total of $1,347,626) in March 2004. Sales of common stock in that transaction were made solely to accredited investors. The Company used an agent for a portion of these sales and as a fee issued the agent five-year warrants to purchase up to 83,400 shares of the Company’s common stock for a purchase price of $0.75 per share. Shares were issued in a private placement made under Section 4(2) and Rule 506 of the Securities Act.

On May 20, 2004, the Company issued a $1,100,000 convertible promissory note to Pandora Select Partners, L.P., a British Virgin Islands limited partnership. In connection with this financing, Spectre issued Pandora Select Partners a five-year warrant for the purchase of 200,000 shares of common stock at $2.50 per share. The securities sold in this transaction were issued in a private placement made under Section 4(2) and Rule 506 of the Securities Act.

In connection with the May 20, 2004 convertible-debt investment by Pandora, the Company issued to Blake Advisors, LLC, a Minnesota limited liability company, a three-year warrant for the purchase of 50,000 shares of common stock at $2.50 per share, and a three-year warrant for the purchase of 50,000 shares at $3.00 per share. The warrants were issued for financial-advisory and finders services rendered. The securities were issued in a private placement made under Section 4(2) and Rule 506 of the Securities Act.

On June 1, 2004, the Company entered into a consulting agreement providing for the issuance of five-year options to purchase up to 300,000 shares of the Company’s common stock at an exercise price of $2.15 per share. The options were issued in a private placement under Section 4(2) of the Securities Act.

On June 16, 2004, Spectre issued 200,000 shares of its common stock to Games of Chance, Inc. in connection with a distribution agreement. The shares were issued in a private placement pursuant to Section 4(2) of the Securities Act.

On September 10, 2004, the Company issued two $750,000 promissory notes to each of Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P., a British Virgin Islands limited partnership. In connection with this financing, Spectre issued five-year warrants for the purchase of 50,000 shares of common stock at $3.00 per share to each of Pandora and Whitebox. The securities sold in this transaction were issued in a private placement made under Section 4(2) and Rule 506 of the Securities Act.

On November 24, 2004, the Company closed on a private placement of 1,811,429 units made solely to accredited investors, each consisting of one share of common stock and a five-year warrant to purchase one additional share of common stock at a purchase price of $3.75 per share. The per-unit price was $2.50. In connection with that transaction, the Company issued placement agents five-year warrants to purchase up to 181,143 units for a purchase price of $2.50 per unit. The securities were sold in a private placement made under Section 4(2) and Rule 506 of the Securities Act.

On December 14, 2004, the Company issued options to two employees to purchase an aggregate of 57,500 shares of common stock at a per-share price of $2.50. The options were issued under the 2004 Plan, and in a private placement made under Section 4(2) of the Securities Act.

On January 14, 2005, the Company issued 70,000 shares of common stock in connection with a transaction in which the Company acquired certain assets. These securities were issued in a private placement made under Section 4(2) of the Securities Act.

During 2005, the Company has issued options under the 2004 Plan for an aggregate of 735,000 shares of common stock at purchase prices ranging from $1.83 to $2.45 per share. The options were issued to two members of the Company’s board of directors, two employees, and two outside consultants, in private placements under Section 4(2) of the Securities Act.

In the months February through November 2005, the Company issued an aggregate of 84,123 shares of common stock to Pandora Select Partners in satisfaction of principal and interest payments due under the promissory note issued in the May 20, 2004 debt financing (see above), in private placements under Section 4(2) of the Securities Act and Regulation 506 thereunder.

On June 21, 2005, the Company issued five-year warrants to purchase an aggregate of 300,000 shares of the Company’s common stock at the price of $2.20, to two individuals who provided personal guarantees in connection with a $1.5 million loan made to the Company by Crown Bank, of Edina, Minnesota. These warrants were issued in a private placement under Section 4(2) of the Securities Act and Regulation 506 thereunder.

Between September 30 and October 24, 2005, the Company issued nine unsecured short-term 6% promissory notes to nine separate investors in exchange for a total of $1,030,000. The promissory notes (including accrued interest) were convertible, at the option of the noteholders and subject to certain conditions, into shares of the Company Series B Variable Rate Convertible Preferred Stock. All of these notes were converted into shares of Series B Variable Rate Convertible Preferred Stock on October 27, 2005. In connection with this financing, the Company issued to the lender-investors five-year warrants to purchase an aggregate of 2,060,000 shares of common stock for $1.00 per share. The promissory notes and warrants were issued in private placements under Section 4(2) of the Securities Act and Regulation 506 thereunder.

On October 27, 2005, the Company offered and sold an aggregate of 7,420 shares of Series B Variable Rate Convertible Preferred Stock, together with five-year warrants to purchase an aggregate of 4,637,500 shares of common stock at an exercise price of $1.84 per share. In addition, the Company issued five-year warrants to two placement agents, giving them the right to purchase an aggregate of 695,624 shares of common stock at an exercise price of $1.84 per share. Of the 7,420 shares of Series B Variable Rate Convertible Preferred Stock offered and sold, subscriptions for an aggregate of 1,230 preferred shares were accepted, in lieu of cash, upon conversion of $1,230,000 of the principal amounts of nine unsecured short-term promissory notes made to the Company, including the $1,030,000 of short-term promissory notes described in the preceding paragraph. The Company made offers and sales of the Series B Variable Rate Convertible Preferred Stock and accompanying warrants (including warrants issued to placement agents) in a private placement under Section 4(2) of the Securities Act and Regulation 506 thereunder.

On May 5 and May 9, 2006, the Company borrowed an aggregate of $600,000 from accredited investors and issued convertible promissory notes in that principal amount in exchange therefor. The promissory notes are fully due and payable on July 31, 2006 and bear interest through such date at the per annum rate of prime plus one. In connection with that transaction, the Company issued the lenders five-year warrants to purchase an aggregate of up to 1,200,000 shares of common stock at the purchase price of $1.84 per share. The promissory notes provide the lenders with the right to convert their notes into: (i) Company securities issued in any private offering of equity securities of the Company (or its successor or parent) consummated prior to the July 31, 2006 maturity date, upon the terms and conditions of such offering, and at a conversion price equal to the purchase price paid by such investors in such offering; and/or (ii) common stock of the Company, at a conversion price equal initially to $1.84 per share, subject to adjustment. For these transactions, the Company relied on Section 4(2) of the Securities Act, including Rule 506 promulgated thereunder, based on the fact that there were only five investors, all of whom, either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and all such investors were “accredited investors” as defined in rules promulgated under the Securities Act.

On May 25, 2006, the Company issued five-year warrant to purchase up to 500,000 shares of common stock at a per-share price of $1.84 to each of Parklane Associates, LLC, a Minnesota limited liability company, and Rockmore Investment Master Fund, Ltd. in consideration of their agreement to subordinate certain acquired promissory notes to another lender. In addition, the Company issued a similar warrant to purchase up to 200,000 shares of common stock to PDS Gaming Corporation in connection with a June 29, 2006 Master Loan Agreement. For these transactions, the Company relied on Section 4(2) of the Securities Act, including Rule 506 promulgated thereunder, based on the fact that all warrant recipients, either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and all such investors were “accredited investors” as defined in rules promulgated under the Securities Act.

In June 2006, the Company issued 75,000 common shares to Crosslink Financial Communications, Inc., in consideration of consulting services rendered pursuant to a consulting agreement. For this transaction, the Company relied on Section 4(2) of the Securities Act.

In July 2006, the Company issued a five-year warrant to Rockmore Investment Master Fund, Ltd. to purchase up to 1,260,000 shares of common stock at a per-share price of $1.84, in connection with a short-term financing. For this transaction, the Company relied on Section 4(2) of the Securities Act, including Rule 506 promulgated thereunder, based on the fact that the warrant recipient represented to the Company that it had knowledge and experience in financial and business matters such that it was capable of evaluating the risks of the investment, and such investor was an “accredited investors” as defined in rules promulgated under the Securities Act.

In August 2006, the Company issued a warrant to purchase up to 410,000 shares at a per-share price of $1.84 in consideration of an agreement by the holder of the outstanding secured promissory note originally issued to Whitebox Intermarket Partners (see above) to extend the maturity date of such promissory note from September 30, 2006 to September 30, 2007. For this transaction, the Company relied on Section 4(2) of the Securities Act, including Rule 506 promulgated thereunder, based on the fact that the warrant recipient represented to the Company that it had knowledge and experience in financial and business matters such that it was capable of evaluating the risks of the investment, and such investor was an “accredited investors” as defined in rules promulgated under the Securities Act.

On August 18, 2006, the Company offered and sold an aggregate of $8,242,549 in Debentures, together with warrants to purchase an aggregate of 10,343,474 shares of the Company’s common stock at a per-share price of $1.10, solely to accredited investors. For this transaction, the Company relied on Section 4(2) of the Securities Act, including Rule 506 promulgated thereunder, based on the fact that all investors, either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and all such investors were “accredited investors” as defined in rules promulgated under the Securities Act.

On September 12, 2006, the Company cancelled then-outstanding common stock purchase options aggregating 1,550,000 shares of common stock. The cancelled options included common stock purchase options held by executive officers (including Messrs. Greer and Olah) and directors (including Messrs. Kenneth Brimmer, Namon Witcher and Robert Bonev) aggregating 1,400,000 shares of common stock. On the same date, the Company issued common stock purchase options to Company officers, directors and employees aggregating 2,032,500 shares. All options were granted with a purchase price of $0.88 per share, the fair value of the common stock on September 12, 2006. Of the new grants, options for 482,500 shares were granted pursuant to the 2006 Stock Incentive Plan (all of which have a five-year term) and the remaining options were granted pursuant to the Company’s 2004 Stock Option Plan (all of which have terms ranging from approximately four years to approximately nine years). Also on September 12, 2006, and in connection with the adoption of a new director-compensation policy, the Company issued 25,000 shares of restricted and unregistered common stock to each of the Company’s directors on September 12, 2006, which grant will represent the annual grant to directors for fiscal 2006. The restricted stock grants vest ratably over a three-year period. For these issuances, the Company relied on the exemption from registration under Section 4(2) of the Securities Act.

In December 2006, the Company offered and sold one-year unsecured promissory notes, in aggregate principal amount of $225,000. The promissory notes accrue interest at a per annum rate of 55%, and the interest is payable, in advance, through the issuance of common stock valued at $1.10 per share. In January 2007, the Company offered and sold identical promissory notes in the aggregate principal amount of $401,500. In connection therewith, the Company has issued an aggregate of 313,250 shares of common stock in satisfaction of interest payable pursuant to the promissory notes. No securities offered and sold in the offering were registered under the Securities Act of 1933, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. For the offer and sale of the promissory notes, the Company relied on Rule 506 under the Securities Act of 1933 based on the fact that all investors, either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of investing, and all such investors were “accredited investors” as defined in rules promulgated under the Securities Act of 1933.

Item 27. Exhibits

Number	Description
3.1	Articles of Incorporation (incorporated by reference to the registrant’s registration Statement on Form SB-2 (File No. 33-90084C) filed on March 7, 1995).

3.2	Bylaws (incorporated by reference to the registrant’s registration statement on Form SB-2 (File No. 33-90084C) filed on March 7, 1995).

3.3	Amendment of Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.3 to the registrant’s annual report on Form 10-KSB for the year ended December 31, 2003).

3.4	Articles of Merger (incorporated by reference to Exhibit 3.4 to the registrant’s annual report on Form 10-KSB for the year ended December 31, 2003).

3.5
Articles of Amendment to Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed on September 16, 2004).

3.6	Certificate of Designation for Series A Preferred Stock (incorporated by reference to Exhibit 4.1 to the registrant’s annual report on Form 10-KSB filed on September 13, 2002).

3.7
Certificate of Designation for Series B Variable Rate Convertible Preferred Stock, as amended (incorporated by reference to Exhibits 3.1, 3.2 and 3.3 to the Company’s current report on Form 8-K filed on October 28, 2005).

4.1
Promissory Note in favor of Whitebox Intermarket Partners, L.P., dated September 10, 2004 (incorporated by reference to Exhibit 10.5 to the registrant's current report on Form 8-K filed on September 16, 2004).

4.2
Amendment to Promissory Note between the registrant and Whitebox Intermarket Partners, L.P., dated May 10, 2005 (incorporated by reference to Exhibit 10.10 to the registrant’s annual report on Form 10-KSB for the year ended December 31, 2004).

4.3	Form of Unsecured Term Promissory Note issued in December 2006 and January 2007 (filed herewith).

5.1	Legal Opinion of Maslon Edelman Borman & Brand, LLP (filed herewith).

10.1
Employment Agreement by and between Spectre Gaming, Inc. and Gary Watkins, dated March 4, 2004 (incorporated by reference to Exhibit 10.3 to the registrant’s quarterly report on Form 10-QSB for the quarter ended March 31, 2004).

10.2	Registration Rights Agreement with Pandora Select Partners, L.P., dated May 20, 2004 (incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on May 27, 2004).

10.3
Registration Rights Agreement with Pandora Select Partners, L.P. and Whitebox Intermarket Partners, L.P., dated September 10, 2004 (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed on September 16, 2004).

10.4
Promissory Note in favor of Whitebox Intermarket Partners, L.P., dated September 10, 2004 (incorporated by reference to Exhibit 10.5 to the registrant’s current report on Form 8-K filed on September 16, 2004).

10.5
Amendment to Promissory Note by and between Spectre Gaming, Inc. and Whitebox Intermarket Partners, L.P., dated May 10, 2005 (incorporated by reference to Exhibit 10.10 to the registrant’s annual report on Form 10-KSB for the year ended December 31, 2004).

10.6
Securities Purchase Agreement with purchasers of Series B Variable Rate Convertible Preferred Stock, dated October 27, 2005 (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K on October 28, 2005).

10.7
Form of Warrant to Purchase Common Stock (entered into with purchasers of Series B Variable Rate Convertible Preferred Stock, dated October 27, 2005 (incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K on October 28, 2005).

10.8
Registration Rights Agreement with purchasers of Series B Variable Rate Convertible Preferred Stock, dated October 27, 2005 (incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K on October 28, 2005).

10.9
Development and License Agreement with Global Gaming Group, Inc., dated May 15, 2006 (incorporated by reference to Exhibit 10.9 to the registrant’s registration statement on Form SB-2/A filed on January 18, 2007 (File No. 333-137751)).

10.10	Master Loan Agreement with PDS Gaming Corporation (incorporated by reference to Exhibit 10.18 to the registrant's registration statement on Form SB-2 filed on June 7, 2006 (File No. 333-130254)).

10.11	Security Agreement with PDS Gaming Corporation (incorporated by reference to Exhibit 10.19 to the registrant's registration statement on Form SB-2 filed on June 7, 2006 (File No. 333-130254)).

10.12	Termination and Settlement Agreement with Bally Gaming, Inc., dated June 30, 2006 (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on July 6, 2006).

10.13	Technology Agreement with Bally Gaming, Inc., dated June 30, 2006 (incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on July 6, 2006).

10.14
Form of Securities Purchase Agreement by and between the registrant and each purchaser Variable Rate Convertible Debentures, dated as of August 17, 2006 (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on August 21, 2006).

10.15
Form of Debenture issued to purchasers of Variable Rate Convertible Debentures, dated as of August 18, 2006 (incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on August 21, 2006).

10.16
Form of Common Stock Purchase Warrant issued to purchasers of Variable Rate Convertible Debentures, dated August 18, 2006 (incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on August 21, 2006).

10.17
Form of Registration Rights Agreement by and between the registrant and each purchaser of Variable Rate Convertible Debentures, dated August 17, 2006 (incorporated by reference to Exhibit 10.4 to the registrant’s current report on Form 8-K filed on August 21, 2006).

10.18	Separation and Release Agreement with Russell C. Mix, dated September 13, 2006 (incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on September 18, 2006).

10.19	Consulting Agreement with Russell C. Mix, dated September 13, 2006 (incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on September 18, 2006).

10.20	2004 Stock Option Plan (incorporated by reference to Exhibit 10.20 to the registrant’s registration statement on Form SB-2 filed on October 2, 2006 (File No. 333-137751)).

10.21	2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on September 18, 2006).

23.1	Consent of Virchow, Krause & Company, LLP (incorporated by reference to the registrant's registration statement on Form SB-2/A filed on February 8, 2007 (File No. 333-137751)).

23.2	Consent of Maslon Edelman Borman & Brand, LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 28. Undertakings

(a)    The undersigned registrant will:

(1)    File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    Include any additional or changed material information on the plan of distribution.

(2)    For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)    File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)    For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)    Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)    That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2/A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on February 12, 2007.

SPECTRE GAMING, INC.

By:	/s/ D. Bradly Olah
D. BRADLY OLAH Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed as of the 12th day of February, 2007, by the following persons in the capacities indicated.

Name	Title

/s/ D. Bradly Olah	Director, Chief Executive Officer and President
D. Bradly Olah	(principal executive officer)

/s/ Kevin M. Greer	Chief Financial Officer and Secretary
Kevin M. Greer	(principal financial and accounting officer)

/s/ Kenneth Brimmer*	Director
Kenneth Brimmer

/s/	Director
Russell C. Mix

/s/ Robert Bonev*	Director
Robert Bonev

/s/	Director
Namon Witcher

* Pursuant to power of attorney granted in the registrant’s registration statement on Form SB-2, filed on October 2, 2006 (333-137751).